The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-144996

SUBJECT TO COMPLETION, DATED NOVEMBER 26, 2007

Preliminary Prospectus Supplement
(To Prospectus dated September 28, 2007)

2,000,000 Shares

PENFORD CORPORATION

Common Stock

We are offering 2,000,000 shares of our common stock. Our common stock is quoted on the NASDAQ Global Market under the symbol “PENX.” The last reported sale price of our common stock on the NASDAQ Global Market on November 23, 2007 was $30.58 per share.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL

Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to Penford (Before Expenses)	$	$

Delivery of the shares of common stock is expected to be made on or about          , 2007. We have granted the underwriters an option for a period of 30 days to purchase an additional 300,000 shares of our common stock to cover overallotments.

Jefferies & Company

BMO Capital Markets

Prospectus Supplement dated          , 2007

in·no·va·tion
it's in our nature

PENFORD
CORPORATION

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus that we may provide to you. Neither we nor the underwriters have authorized any other person to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus or in any free writing prospectus that we may provide to you. We are offering to sell and are seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the date such information is presented regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of shares of our common stock. The second part is the accompanying prospectus, which gives more general information. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

We incorporate important information into this prospectus by reference. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions under “Where You Can Find More Information.”

You should read this prospectus supplement along with the accompanying prospectus carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the shares of common stock offered in this offering and may add, update or change information in the accompanying prospectus.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Penford,” “we,” “us,” “our,” or similar references mean Penford Corporation together with its subsidiaries.

ii

Prospectus Supplement Summary

The following summary highlights basic information about Penford and this offering. This summary does not contain all of the information you should consider before making a decision to invest in our common stock. You should review this entire prospectus supplement and the accompanying prospectus carefully, including the risks of investing in our common stock discussed in the “Risk Factors” section, our consolidated financial statements and notes thereto and the documents incorporated by reference.

Our Business

According to an industry study, Penford Corporation is the largest North American developer, manufacturer and marketer of carbohydrate-based specialty starches for multiple industrial and food applications. We have a history that dates back more than 100 years, and we have established leading market positions within the global starch industry based on a strong, widely recognized reputation for quality and service and an extensive array of customized products. Our strategically-located manufacturing facilities in the United States, Australia and New Zealand provide us with broad geographic coverage of our target markets.

We operate in three business segments, each using our carbohydrate chemistry expertise to develop starch-based ingredients for value-added applications in several markets that improve the quality and performance of our customers’ products, including papermaking and food products. The first two segments serve broad categories of end-users in industrial and food ingredients and are primarily serviced by our United States operations. The third segment consists of geographically separate operations in Australia and New Zealand. Our Australian and New Zealand operations are engaged primarily in the food ingredients business. We have extensive research and development capabilities, which enable us to understand the complex chemistry of carbohydrate-based materials and to develop applications to address our customers’ needs.

Our three business segments include:

–	Industrial Ingredients — North America, which generated approximately 54% of Penford’s revenue in fiscal 2007, is a leading supplier of chemically modified specialty starches to the paper, packaging and textile industries. Through a commitment to research and development, Industrial Ingredients develops customized product applications that help our customers realize improved manufacturing efficiencies and advancements in product performance. Industrial Ingredients has specialty processing capabilities for a variety of modified starches from renewable sources, including, for example, in the manufacture of coated and uncoated paper and paper packaging products. These starches are principally ethylated (chemically modified with ethylene oxide), oxidized (treated with sodium hypochlorite) and cationic (carrying a positive electrical charge). Ethylated and oxidized starches are used in coatings and as binders, providing strength and printability to fine white, magazine and catalog paper. Cationic and other liquid starches are generally used in the paper-forming process in paper production, providing strong bonding of paper fibers and other ingredients. Industrial Ingredients’ products are a cost-effective alternative to synthetic, petroleum-based ingredients.

–	Food Ingredients — North America, which generated approximately 17% of Penford’s revenue in fiscal 2007, develops and manufactures specialty starches and dextrins for the food manufacturing and food service industries. Food Ingredients leverages the inherent characteristics of potato, corn, tapioca and rice to help improve our customers’ product performance. Food Ingredients is the only North American manufacturer of modified food-grade potato starch. Food Ingredients’ specialty starches produced for food applications are used in coatings for products such as french fries sold in quick-service restaurants to provide crispness, improved taste and texture, and increased product life. Food-grade starch products are also used as moisture binders to reduce fat levels, modify texture and improve color and consistency in a variety of foods such as canned products, sauces, whole and processed meats, dry powdered mixes and other food and bakery products.

–	Australia/New Zealand Operations generated approximately 29% of Penford’s revenue in fiscal 2007, and we believe it is the sole domestic manufacturer of maize starch, high amylose starch and dextrin in Australia. Additionally, we believe Penford is the sole manufacturer of glucose in New Zealand. The Australia/New Zealand segment develops, manufactures and markets ingredient systems, including specialty starches and sweeteners for food and industrial applications. Our manufacturing capabilities allow us to manufacture products to customer specifications and to quickly respond to customers’ changing needs.

We are constructing a new ethanol plant at our Cedar Rapids, Iowa facility. We have obtained $45 million in capital financing to expand the facility to allow for up to 45 million gallons of ethanol production capacity per year with construction cost estimates maintained at $1.00 to $1.05 per gallon. We have signed contracts valued at $40 million for this project as of October 31, 2007. We already have much of the infrastructure within the Cedar Rapids plant to manufacture ethanol cost effectively, with sufficient grain handling, separation processes, electric utilities and logistic capabilities. The existing factory is centrally located near rail and ground transport arteries and the ethanol facility will occupy available space within the existing site footprint. Once complete, we expect this enhancement of our bio-refining capabilities will give us the ability to select from multiple output choices to capitalize on changing industry conditions and selling opportunities, and will allow us to direct production towards the most attractive strategic and financial opportunities.

The mailing address and telephone number of our principal executive offices are 7094 S. Revere Parkway, Centennial, Colorado 80112-3932 and (303) 649-1900. Our website is www.penx.com. Information contained on or accessible through our website is not a part of this prospectus supplement.

Our Industry

The global market for starches is estimated to be about 55 million metric tons sold in 2007, and includes native and modified starches sold in a variety of forms, as well as starch hydrolysates such as glucose, corn syrup solids, high fructose corn syrup and maltodextrins. Within this broad market, we focus on specialty starches for industrial and food applications in both dry and liquid product forms. Specialty starches are starches that have been chemically or physically modified to enhance their performance as a food or industrial ingredient. We design our specialty starches to provide measurable processing and finished product benefits to our industrial and food customers. Our industrial applications improve the manufacturing processing characteristics of paper-based products, resulting in reduced costs and increased production volumes, while enhancing the finished product’s strength and surface properties. In food applications, our specialty starches manage moisture, flavor dispersion, cohesion, adhesion and viscosity to contribute to the finished product’s appearance, taste, texture and increased shelf life. We believe that the current addressable markets for our industrial and food starches are approximately 6 million to 7 million metric tons in the aggregate, with a market value of between $3.3 billion and $3.9 billion.

Our Competitive Strengths

We believe that we enjoy a number of important competitive strengths that drive our success, differentiate us from our competitors and support our market positions, including:

A recognized leader in select, value-added segments of the modified specialty starch industry.  We provide advanced ingredient systems made from renewable, environmentally safe raw materials for a variety of value-added starch applications worldwide. We have over 100 years of experience manufacturing specialty starches for the industrial and food ingredient markets, with a widely recognized reputation for providing exceptional quality, technology and service. We have leading positions in the modified specialty starch markets in North America, Australia and New Zealand. Additionally, we have established sustainable entry positions in targeted end-markets that are growing rapidly as consumers demand more natural-based solutions from our customers. We believe our capability to extend our leading positions in existing markets to complementary opportunities by offering improved functionality and performance gives us an advantage over our competitors.

Ability to provide customized specialty starch solutions from a broad array of renewable, natural-based ingredients.  We manufacture specialty starches from a variety of renewable raw materials including corn, potatoes and wheat, and also formulate solutions with tapioca and rice starches. Our ability to provide natural, customized and cost-effective solutions from a broad array of substrates separates us from many competitors. We work closely with our customers to select the appropriate raw materials, or blends of raw materials, and then cooperatively develop customized formulations that are tailored to meet specific performance or processing needs. This approach enables us to be involved in the early stages of product development and promote proprietary applications that permit our customers’ products to perform better. Our value proposition emphasizes the benefits from using renewable source materials that offer superior performance, yield or cost when compared with alternative products, particularly synthetic ingredients derived from petrochemicals.

Significant value creation and ability to capitalize on changing industry trends through expanding output choices at our Cedar Rapids manufacturing facility.  We are expanding our Cedar Rapids, Iowa manufacturing site so that we have the capacity to produce up to 45 million gallons of ethanol per year. Our existing infrastructure required for grain handling, separation processes, utilities and logistic capabilities will permit us to “build out” the facility and manufacture ethanol cost-effectively. Once complete, we expect this enhancement of our bio-refining capabilities will give us the ability to select from multiple output choices to capitalize on changing industry conditions and selling opportunities, and will allow us to direct production towards the most attractive strategic and financial opportunities. Additionally, by improving production capacity and adding fermentation capability, we believe we will be better positioned to participate in emerging bio-processing trends and technologies that represent potential significant platforms for future growth for products across all of our end-markets.

Diverse, premier customer base in broad range of end-markets and geographies.  Over the past 100 years, we have established strong relationships with some of the largest companies in the industrial and food sectors. Our customers include some of the world’s largest paper and food manufacturers, and we believe our relationships have been built on our successful delivery of high quality, extremely functional applications that provide customers with sustainable advantages for their products. Sixteen of our twenty largest customers, representing about 50% of our sales in fiscal 2007, have retained that status for at least five years. Sales to this group of sixteen customers have increased by approximately 16% over the last five years. We supply modified industrial starches to five of the six largest North American producers of uncoated freesheet paper and two of the three largest North American manufacturers of coated freesheet paper. We also supply many of the leading food processors in the United States and all of the leading multi-national quick service restaurant chains in North America, as well as many in the casual dining sector. In Australia and New Zealand, we serve the five largest food manufacturers and two of the top five mining companies. Three of the twelve largest customers served by our Australia and New Zealand operations are based in Japan.

Ability to leverage capabilities and products across business segments and end-markets.  We are able to leverage our product offerings and production expertise to transfer learning, information and analytical services among our businesses while supporting customers worldwide. We have expanded biopolymers expertise and analytical services across all three business segments for use in papermaking, biodegradable packaging and companion pet treats. To lower costs and improve product performance, we have moved starch processing technology developed in Australia to the United States. Our pilot plant facility in Cedar Rapids has developed commercial applications in bioplastics and mining as well as functional and nutritional food ingredients. We believe this broad competence accelerates commercialization of new products in diverse markets, improves customer acceptance of standardized formulations across regions and reduces development costs.

Experienced and proven management team.  We are led by a highly experienced and committed management team that possesses substantial operational, technical and commercial experience. On average, each member of our senior management team has more than twenty years of experience within the food and chemical ingredients industry. In addition, we have a talented, experienced and dedicated mid-level management group across all of our business segments. Under our current Chief Executive Officer and Chief Financial Officer, we have grown total sales from $225.7 million in 2001 to $362.4 million in 2007, and operating income from $11.0 million in 2001 to $23.6 million in 2007. Our total debt to total capital ratio over the same six-year time period was reduced from 63.2% on August 31, 2001 to 37.8% on August 31, 2007.

Our Business Strategy

Key elements of our business strategy are to:

Deliver superior total value with customized solutions for our customers.  We are committed to manufacturing high-quality products that exceed customer expectations, with an emphasis on products that are safe, made from renewable resources, cost-effective and customizable. We work to deliver superior value to our customers through a combination of advanced ingredient systems and highly tailored, service-based solutions, supported by our technically trained sales and applications teams. By providing additional products and services, we anticipate strengthening our existing customer relationships, winning new business and expanding into new segments and geographic markets.

Focus resources and customer development programs on higher-margin, value-added specialty products.  We believe we can continue to improve margins in our businesses by transitioning our product mix to a higher proportion of specialty products. Where we believe our technologies and differentiated applications offer our customers clear, quantifiable benefits, we intend to expand value-added products while maintaining cost competitiveness in our established product offerings. We also intend to continue to invest in our technical and commercial capabilities to develop more complex ingredient solutions to create value for our customers.

Improve operating efficiencies while building in flexibility to capitalize on new opportunities.  We intend to continue to invest in capital and human resources to achieve productivity gains and continual process improvements that support our growth initiatives. We also plan to pursue superior product manufacturing and innovation through technologically advanced manufacturing processes to maximize profitability. We expect to support profitable growth across multiple business lines by reducing unit costs through manufacturing process improvements, improving asset utilization at our facilities, and containing our operating expenses. For example, we have increased production by 34% in our potato processing plants and by 14% in our Australia and New Zealand facilities since 2002. Additionally, we are in the process of expanding the capacity and production capability in our Cedar Rapids facility, which, when the expansion is complete, will offer us greater manufacturing flexibility and enable us to improve profitability. This additional production capacity has allowed us to develop a commercial product from alcohol-based reactions to create a cationic liquid starch for use in personal care products that can displace a petroleum-based chemical.

Grow through product innovation.  We intend to strengthen our market positions through product innovation. We continue to invest in human capital to enhance our skill bases, technical expertise and research and development capacity. Our technical personnel not only respond to customer requests, they also actively bring new market-driven concepts and applications to our customers. We also seek to invest in product innovations where we believe opportunities exist to broaden our current technology platforms into adjacent applications and markets. In the past few years, we have developed numerous innovative solutions that extend our businesses into complementary products and end-markets. For example, our liquid natural additive platform is a renewable source starch-based line of products that can displace various synthetic chemicals, extending our industrial business into recycled newsprint, recycled paperboard and adhesive segments, which are areas in which there has been substantial growth and consumer focus over the past several years. We have already succeeded in displacing or partially replacing a range of petroleum-based products, including synthetic latex, proteins, synthetic optical brighteners and polyvinyl alcohol with our proprietary products. Our advanced food coatings technologies provide greater product integrity (crispness and heat) and longer hold times for french fries. We believe there is a range of opportunities in developing novel ingredients, blends, nutritional delivery systems and resins for the rapidly growing pet food industry, and our starch-based bio-polymer formulas for edible injection molded and extruded pet treats offer non-allergenic, high-dissolution product benefits, with enhanced processing characteristics for our customers. Market interest is high in the area of renewable raw materials as a partial replacement for plastics in packaging and consumable products, and we have commercialized a unique, starch-based bio-polymer formulation for recyclable packaging to compete against synthetic bio-polymers.

Seek external opportunities to accelerate shareholder value.  We intend to pursue strategic alliances, licensing arrangements and acquisitions of complementary technologies and businesses to create value for our shareholders. We believe that opportunities for expansion of our business through strategic alliances or industry acquisitions will arise as the bio-materials industry matures, and our production facilities are well-positioned to capitalize on developing trends and technologies in bio-refining and bio-processing. In bio-refining, we believe there is opportunity to develop bio-friendly solvents and chemicals from our ethanol platform. In bio-processing, we believe we are aligned with trends towards seed trait technology and the need to process the expected range of new varieties of corn. Additionally, we believe that advancements in bio-refining and bio-processing may be conducive to strategic alliances or partnerships.

The Offering

Common stock offered by us	2,000,000 shares.

Common stock to be outstanding immediately after this offering	11,218,923 shares.

Over-allotment option	We have granted the underwriters an option to purchase up to an additional 300,000 shares solely to cover over-allotments.

Use of proceeds	We expect to use the net proceeds from this offering to reduce our indebtedness and for general corporate purposes. You should read the discussion under the heading “Use of Proceeds” on page S-13 for more information.

NASDAQ Global Market symbol	PENX

The number of shares to be outstanding after this offering is based on the number of shares outstanding as of November 1, 2007. Unless we specifically state otherwise, the information in this prospectus supplement:

•	is based on the assumption that the underwriters will not exercise the over-allotment option granted to them by us;

•	excludes an aggregate of 1,033,977 shares of our common stock subject to outstanding options as of August 31, 2007 at a weighted average exercise price of $14.25 per share; and

•	excludes an additional 736,976 shares of our common stock reserved for issuance upon exercise of options, or as restricted stock grants or equity-based awards, that may be granted subsequent to August 31, 2007 under our 2006 Long-Term Incentive Plan.

Summary Consolidated Financial Data

The following tables contain our summary consolidated financial data as of the dates and for the periods shown. The summary statement of operations data for the years ended August 31, 2007, 2006 and 2005, and the balance sheet data as of August 31, 2007 and 2006, have been derived from our consolidated audited financial statements included elsewhere in this prospectus supplement. The summary statement of operations data for the years ended August 31, 2004 and 2003, and the balance sheet data as of August 31, 2005, 2004 and 2003, have been derived from our consolidated audited financial statements that are not included in this prospectus supplement.

The information in the tables below is only a summary and should be read in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated audited financial statements and related notes contained elsewhere in this prospectus supplement.

	Year Ended August 31
	2007	2006	2005	2004	2003

Statement of Operations Data
Sales	$362,364	$318,419	$296,763	$279,386	$262,467
Cost of sales	298,203	273,476	263,542	241,298	218,784

Gross margin	64,161	44,943	33,221	38,088	43,683
Operating expenses	31,391	29,477	26,413	23,063	24,620
Research and development expenses	6,812	6,198	5,796	6,115	5,399
Other costs	2,400	—	—	1,334	(165)

Income from operations	23,558	9,268	1,012	7,576	13,829
Interest expense	5,711	5,902	5,574	4,492	5,495
Non-operating (income) expense, net	(1,645)	(1,896)	(2,209)	(1,987)	(3,205)

Income (loss) before income taxes	19,492	5,262	(2,353)	5,071	11,539
Income taxes (benefits)	5,975	1,034	(4,927)	1,369	3,103

Net income (loss)	$13,517	$4,228	$2,574	$3,702	$8,436

Per Share Data
Weighted average number of common shares outstanding — basic	8,986	8,900	8,827	8,733	8,122
Basic earnings (loss) per share	$1.50	$0.48	$0.29	$0.42	$1.04
Weighted average number of common shares outstanding — diluted	9,283	9,004	8,946	8,868	8,228
Diluted earnings (loss) per share	$1.46	$0.47	$0.29	$0.42	$1.03
Cash dividends declared per share	$0.24	$0.24	$0.24	$0.24	$0.24
Balance Sheet Data (as of period end)
Working capital	$39,033	$32,073	$35,571	$40,142	$39,013
Total assets	288,388	250,668	249,917	252,191	250,893
Total debt	74,677	67,007	66,129	80,326	79,696
Shareholders’ equity	125,676	107,452	100,026	95,719	87,885
Other Financial Data
Capital expenditures	$34,734	$14,905	$9,413	$15,454	$8,772
Depreciation and amortization	15,696	15,583	17,025	17,689	17,680
Net cash provided by operating activities	22,529	11,385	21,056	20,383	26,529
Net cash used in investing activities	(34,778)	(14,373)	(4,168)	(15,887)	(5,734)
Net cash provided by (used in) financing activities	11,249	(1,389)	(17,390)	(3,627)	(16,241)

(Dollars in thousands, except per share data)

Risk Factors

Prior to making a decision about investing in our common stock, you should carefully consider the following risks and uncertainties, together with all of the other information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

The availability and cost of agricultural products Penford purchases are vulnerable to weather and other factors beyond our control. Our ability to pass through cost increases for these products is limited by worldwide competition and other factors.

In fiscal 2007, approximately 33% of Penford’s manufacturing costs were the costs of corn, wheat flour and potato starch. Weather conditions, plantings, government programs and policies, energy costs and global supply, among other things, have historically caused volatility in the supply and prices of these agricultural products. For example, in 2006 and 2007, growing regions in Australia experienced significant droughts, reducing crop yields and increasing acquisition costs for grain raw materials. Due to local and/or international competition, particularly in our Australia/New Zealand operations, we may not be able to pass through the increases in the cost of agricultural raw materials to our customers. To manage price volatility in the commodity markets, we may purchase inventory in advance or enter into exchange traded futures or options contracts. Despite these hedging activities, we may not be successful in limiting our exposure to market fluctuations in the cost of agricultural raw materials. Increases in the cost of corn, wheat flour and potato starch due to weather conditions or other factors beyond Penford’s control and that cannot be passed through to customers may reduce our future profitability.

Increases in energy and chemical costs may reduce our profitability.

Energy and chemicals comprised approximately 12% and 11%, respectively, of the cost of manufacturing our products in fiscal 2007. We use natural gas extensively in our Industrial Ingredients business to dry starch products, and, to a lesser extent, in our other business segments. We use chemicals in all of our businesses to modify starch for specific product applications and customer requirements. The prices of these inputs to our manufacturing process fluctuate based on anticipated changes in supply and demand, weather and the prices of alternative fuels, including petroleum. We may use short-term purchase contracts, exchange traded futures or option contracts to reduce the price volatility of natural gas; however, these strategies are not available for the chemicals we purchase. If we are unable to pass on increases in energy and chemical costs to our customers, our margins and profitability would be adversely affected.

The loss of a major customer could have an adverse effect on our results of operations.

In fiscal 2006 and 2005, none of our customers constituted more than 10% of sales. However, in fiscal 2007, our largest customer, Domtar, Inc., represented approximately 12% of our consolidated net sales and sales to our top ten customers represented 44% of our consolidated net sales. Generally, we do not have multi-year sales agreements with our customers. Instead, many customers place orders on an as-needed basis and generally can change their suppliers without penalty. If we lost one or more of our major customers, or if one or more of our major customers significantly reduced its orders, sales and results of operations would be adversely affected.

We are substantially dependent on our manufacturing facilities; any operational disruption could result in a reduction of our sales volumes and could cause us to incur substantial losses.

Our revenues are and will continue to be derived from the sale of starch-based ingredients that we manufacture at our facilities. Our operations may be subject to significant interruption if any of our facilities experiences a major accident or is damaged by severe weather or other natural disasters. In addition, our operations may be subject to labor disruptions and unscheduled downtime, or other operational hazards inherent in our industry, such as equipment failures, fires, explosions, abnormal pressures, blowouts, pipeline ruptures, transportation accidents and natural disasters. Some of these operational hazards may cause personal injury or loss of life, severe damage to or destruction of property and equipment or environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. Our insurance may not be adequate to fully cover the potential operational hazards described above or that we will be able to renew this insurance on commercially reasonable terms or at all.

The agreements governing our debt contain various covenants that limit our ability to take certain actions and also require us to meet financial maintenance tests, and our failure to comply with any of our debt covenants could have a material adverse effect on our business, financial condition and results of operations.

The agreements governing our outstanding debt contain a number of significant covenants that, among other things, limit our ability to:

•	incur additional debt or liens;

•	consolidate or merge with any person or transfer or sell all or substantially all of our assets;

•	make investments or acquisitions;

•	pay dividends or make certain other restricted payments;

•	enter into transactions with affiliates; and

•	pay dividends or other payments to subsidiaries.

In addition, our revolving credit facility requires us to comply with specific financial ratios and tests, under which we are required to achieve specific financial and operating results. Events beyond our control may affect our ability to comply with these provisions. A breach of any of these covenants would result in a default under our revolving credit facility. In the event of any default that is not cured or waived, our lenders could elect to declare all amounts borrowed under the revolving credit facility, together with accrued interest thereon, due and payable, which could permit acceleration of other debt. If any of our debt is accelerated, we do not assure you that we would have sufficient assets to repay that debt or that we would be able to refinance that debt on commercially reasonable terms or at all.

Changes in interest rates may affect Penford’s profitability.

Although we have fixed the interest rates on a significant portion of our outstanding debt through interest rate swaps, as of August 31, 2007, approximately $37.5 million of our outstanding debt, including amounts outstanding under our Australian grain inventory financing facility, was subject to variable interest rates which move in direct relation to the United States or Australian London Interbank Offered Rate, the Australian bank bill rate, or the prime rate in the United States, depending on the selection of borrowing options. Any significant changes in these interest rates would materially affect our profitability by increasing or decreasing our borrowing costs.

Unanticipated changes in tax rates or exposure to additional income tax liabilities could affect our profitability.

We are subject to income taxes in the United States, Australia and New Zealand. Our effective tax rates could be adversely affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities or changes in tax laws. The carrying value of deferred tax assets, which are predominantly in the United States, is dependent on our ability to generate future taxable income in the United States. The amount of income taxes paid is subject to our interpretation of applicable tax laws in the jurisdictions in which we operate. Although we believe we have complied with all applicable income tax laws, we do not assure you that a tax authority will not have a different interpretation of the law or that any additional taxes imposed as a result of tax audits will not have an adverse effect on our results of operations.

Fluctuations in the relative value of the U.S. dollar and foreign currencies may negatively affect our revenues and profitability.

In the ordinary course of business, we are subject to risks associated with changing foreign exchange rates. The value of the U.S. dollar against foreign currencies has been generally in decline in recent years. In fiscal year 2007, approximately 29% of our revenue was denominated in currencies other than the U.S. dollar. Our revenues and profitability may be adversely affected by fluctuations in exchange rates between the U.S. dollar and other currencies.

We may not be able to implement ethanol production as planned or at all. Even if we successfully implement ethanol production, our ethanol facility may not be profitable.

Our ability to implement ethanol production as planned is subject to uncertainty. We have secured $45 million of financing for this project which we believe is adequate for the project’s completion; however, we could face financial risks if this amount of financing is not sufficient to complete the construction of the ethanol facility. We may be adversely affected by environmental, health and safety laws, regulations and liabilities in implementing ethanol production, which could increase our costs. Changes in the markets for ethanol, including oversupply of ethanol capacity, and/or legislation and regulations could materially and adversely affect ethanol demand. We do not assure you that sufficient demand for ethanol will develop to permit profitable operation of the ethanol production facility.

Our results of operations could be adversely affected by litigation and other contingencies.

We face risks arising from litigation matters in which various factors or developments can lead to changes in current estimates of liabilities, such as final adverse judgments, significant settlements or changes in applicable law. A future adverse outcome, ruling or unfavorable development could result in future charges that could have a material effect on our results of operations.

We have foreign operations, which exposes us to the risks of doing business abroad.

Approximately 29% of our revenues are derived from our operations in Australia and New Zealand. These foreign operations subject us to a number of risks associated with conducting business outside the United States, including the following:

•	currency fluctuations;

•	transportation delays and interruptions;

•	political, social and economic instability and disruptions;

•	government embargoes or foreign trade restrictions;

•	the imposition of duties, tariffs and other trade barriers;

•	import and export controls;

•	labor unrest and changing regulatory environments;

•	limitations on our ability to enforce legal rights and remedies; and

•	potentially adverse tax consequences.

Although our operations have not been materially affected by any such factors to date, no assurance can be given that our operations may not be adversely affected in the future. Any of these events could have an adverse effect on our operations in the future by reducing the demand for our products, decreasing the prices at which we can sell our products or otherwise having an adverse effect on our business, financial condition or results of operations.

We depend on our senior management team; the loss of any member could adversely affect our operations.

Our success depends on the management and leadership skills of our senior management team. The loss of any of these individuals, particularly Thomas D. Malkoski, our President and Chief Executive Officer, or Steven O. Cordier, our Chief Financial Officer, or our inability to attract, retain and maintain additional personnel, could prevent us from fully implementing our business strategy. We do not assure you that we will be able to retain our existing senior management personnel or to attract additional qualified personnel when needed.

We are subject to stringent environmental and health and safety laws, which may require us to incur substantial compliance and remediation costs, thereby reducing our profits.

We are subject to many federal, state, local and foreign environmental and health and safety laws and regulations, particularly with respect to the use, handling, treatment, storage, discharge and disposal of substances and hazardous wastes used or generated in our manufacturing processes. Compliance with these laws and regulations is a significant factor in our business. We have incurred and expect to continue to incur significant expenditures to comply with applicable environmental laws and regulations. Our failure to comply with applicable environmental laws and regulations and permit requirements could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of pollution control equipment or remedial actions.

We may be required to incur costs relating to the investigation or remediation of property, including property where we have disposed of our waste, and for addressing environmental conditions. Some environmental laws and regulations impose liability and responsibility on present and former owners, operators or users of facilities and sites for contamination at such facilities and sites without regard to causation or knowledge of contamination. Consequently, we do not assure you that existing or future circumstances, the development of new facts or the failure of third parties to address contamination at current or former facilities or properties will not require significant expenditures by us.

We expect to continue to be subject to increasingly stringent environmental and health and safety laws and regulations. It is difficult to predict the future interpretation and development of environmental and health and safety laws and regulations or their impact on our future earnings and operations. We anticipate that compliance will continue to require increased capital expenditures and operating costs. Any increase in these costs, or unanticipated liabilities arising, for example, out of discovery of previously unknown conditions or more aggressive enforcement actions, could adversely affect our results of operations, and there is no assurance that they will not exceed our reserves or have a material adverse effect on our business, financial condition and results of operations.

Our unionized workforce could cause interruptions in our provision of services.

As of August 31, 2007, approximately 40% of our 357 North American employees, and 69% of the 239 employees of Penford Australia, were members of trade unions. Although our relations with unions are currently stable, we do not assure you that we will not experience work disruptions or stoppages in the future, which could have a material adverse effect on our business and results of operations and adversely affect our relationships with our customers. For example, in the fourth quarter of fiscal 2004 and the first quarter of fiscal 2005, we experienced a union strike at our Cedar Rapids manufacturing facility. We incurred $4.2 million and $4.1 million in additional production costs for fiscal 2004 and fiscal 2005, respectively, in connection with the strike. Additionally, our non-union workforce could be disrupted by union organizing activities and similar actions.

Lower investment performance by our pension plan assets will require us to increase our pension liability and expense, which may also lead us to accelerate funding of our pension obligations and divert funds from other uses.

Lower investment performance by our pension plan assets could increase our defined benefit pension plan obligations. We estimate that minimum funding requirements for our qualified defined benefit pension plans will be approximately $1.6 million in fiscal 2008. However, we cannot predict whether changing economic conditions or other factors will lead or require us to make contributions in excess of our current expectations, diverting funds we would otherwise apply to other uses. Additionally, we do not assure you that we will have the funds necessary to meet any minimum pension funding requirements.

Risk Factors Relating to our Common Stock and the Offering

Our stock price has fluctuated significantly; the trading price of our common stock may fluctuate significantly in the future.

The trading price of our common stock has fluctuated significantly. In 2007, our stock price has ranged from a low of $16.23 on January 5, 2007 to a high of $41.30 on October 11, 2007. The trading price of our common stock may fluctuate significantly in the future as a result of a number of factors, including:

•	actual and anticipated variations in our operating results;

•	general economic and market conditions, including changes in demand for our products;

•	interest rates;

•	geopolitical conditions throughout the world;

•	perceptions of the strengths and weaknesses of our industries;

•	our ability to pay principal and interest on our debt when due;

•	developments in our relationships with our lenders, customers and/or suppliers;

•	announcements of alliances, mergers or other relationships by or between our competitors and/or our suppliers and customers; and

•	quarterly variations in our results of operations due to, among other things, seasonality in demand for products and fluctuations in the cost of raw materials

The stock markets in general have experienced broad fluctuations that have often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. Accordingly, our common stock may trade at prices significantly below the offering price, and you could lose all or part of your investment in the event that you choose to sell your shares.

Provisions of Washington law and our shareholder rights plan could discourage or prevent a potential takeover.

Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. The Washington Business Corporation Act generally prohibits a “target corporation” from engaging in certain significant business transactions with an “acquiring person,” which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time of the acquisition. Such prohibited transactions include, among other things, (1) a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person; (2) a termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares; and (3) allowing the acquiring person to receive any disproportionate benefit as a shareholder. After the five-year period, a “significant business transaction” may occur if it complies with “fair price” provisions specified in the statute. A corporation may not “opt out” of this statute.

In addition, Penford has adopted a shareholders rights plan, intended to discourage a potential acquisition of us that our board of directors believes is undesirable to us and our shareholders. The shareholder rights plan expires in June 2008 and our board of directors currently does not intend to renew the plan. The shareholders rights plan and the provisions under Washington law may have the effect of delaying, deterring or preventing a change of control in the ownership of Penford.

Forward-Looking Statements

We make statements in this prospectus supplement and the documents incorporated by reference that are forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our anticipated operations and business strategies contain forward-looking statements. Likewise, our statements regarding anticipated growth in our business and anticipated market conditions are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	competition;

•	the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors;

•	product development risk;

•	changes in corn and other raw material prices and availability;

•	expectations regarding the construction cost of the ethanol facility and the timing of ethanol production;

•	changes in general economic conditions or developments with respect to specific industries or customers affecting demand for our products including unfavorable shifts in product mix;

•	unanticipated costs, expenses or third-party claims;

•	the risk that results may be affected by construction delays, cost overruns, technical difficulties, nonperformance by contractors or changes in capital improvement project requirements or specifications;

•	interest rate, chemical and energy cost volatility;

•	foreign currency exchange rate fluctuations;

•	changes in assumptions used for determining employee benefit expense and obligations;

•	other unforeseen developments in the industries in which we operate; and

•	other factors that we describe in the “Risk Factors” section.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Use of Proceeds

We estimate that the net proceeds from the sale of our common stock in this offering will be approximately $57.3 million (approximately $66.0 million if the underwriters’ over-allotment option is exercised in full), based on an assumed offering price of $30.58 per share (the last reported sale price of our common stock on the NASDAQ Global Market on November 23, 2007) and after deducting underwriting discounts and commissions and our estimated offering expenses.

Under the terms of our credit facility, we are required to use half of the net proceeds from this offering to repay amounts outstanding under the term loan portion of our credit facility. We intend to use the remaining net proceeds to repay amounts outstanding under, first, the revolving credit portion and, second, the capital expansion loan portion of our credit facility. As of November 19, 2007, the outstanding balances under the term loan, revolving credit and capital expansion loan portions of our credit facility were $36.0 million, $18.6 million and $22.0 million, respectively, which bear interest at rates based on either the London Interbank Offered Rate in Australia or the United States or the prime rate. As of November 19, 2007, the term loan, revolving credit and capital expansion loan portions of our credit facility bore interest at 6.86%, 7.56% and 6.57%, respectively. The term loan and revolving credit portions of our credit facility mature on December 31, 2011. The capital expansion loan portion of our credit facility matures on December 31, 2012.

We expect to use any remaining net proceeds from this offering for general corporate purposes. Pending these uses, we plan to invest the net proceeds in short-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct guaranteed obligations of the United States. The goal with respect to investment of these net proceeds is capital preservation and liquidity so that funds are readily available to fund our operations.

Price Range of Common Stock and Dividend Policy

Our common stock is traded on the NASDAQ Global Market under the symbol “PENX.” The following table sets forth, for the periods indicated, the high and low reported sale prices of our common stock as reported on the NASDAQ Global Market and the dividends that we paid to holders of our common stock.

	High	Low	Dividend

Year ended August 31, 2006
First quarter	$14.78	$12.64	$0.06
Second quarter	$16.48	$11.80	$0.06
Third quarter	$18.00	$13.62	$0.06
Fourth quarter	$17.85	$13.59	$0.06
Year ended August 31, 2007
First quarter	$16.97	$14.55	$0.06
Second quarter	$21.88	$16.23	$0.06
Third quarter	$21.25	$18.29	$0.06
Fourth quarter	$38.65	$18.20	$0.06
Year ending August 31, 2008
First quarter (through November 26, 2007)	$41.30	$29.17	$—

As of November 19, 2007, there were 497 holders of record of our common stock. On November 23, 2007, the last sale price reported on the NASDAQ Global Market for our common stock was $30.58 per share.

Dividends

During each quarter of fiscal 2007, 2006 and 2005, our Board of Directors declared a $0.06 per share cash dividend. On a periodic basis, our Board of Directors reviews our dividend policy, which is affected by our earnings, financial condition, and cash and capital requirements. Additionally, under the terms of our credit facility, we may not pay cash dividends on our common stock, except that we may pay cash dividends on our common stock up to an annual aggregate amount of $8.0 million so long as no default exists either before or after paying the dividend. Future dividend payments are at the discretion of the Board of Directors. Penford has included the payment of dividends in its planning for fiscal 2008.

Capitalization

The following table shows our cash, cash equivalents and investments and capitalization as of August 31, 2007 on an actual basis and on an as adjusted basis to give effect to the sale of our common stock in this offering and the application of the net proceeds received in this offering as described under “Use of Proceeds,” based on an assumed offering price of $30.58 per share (the last reported sale price of our common stock on the NASDAQ Global Market on November 23, 2007. This table should be read with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes included elsewhere in this prospectus supplement.

	August 31, 2007
	Actual	As Adjusted(1)

Cash, cash equivalents and investments	$—	$—

Secured credit agreements
Revolving loans	$15,800	$—
Term loans	37,000	8,352
Capital expansion loans	14,500	1,652
Grain inventory financing facility	7,218	7,218
Capital lease obligations	159	159

Total debt	$74,677	$17,381

Shareholders’ equity
Preferred stock, par value $1.00 per share, authorized 1,000 shares, none issued at August 31, 2007	$—	$—
Common stock, $1.00 par value; 29,000 shares authorized and 11,099 shares outstanding issued, actual; 13,099 shares issued, as adjusted, including treasury shares	11,099	13,099
Additional paid-in capital	43,902	99,198
Retained earnings	89,486	89,486
Treasury shares, at cost, 1,981 shares	(32,757)	(32,757)
Accumulated other comprehensive (loss) income	13,946	13,946

Total shareholders’ equity	$125,676	$182,972

Total capitalization	$189,079	$200,353

(In thousands)

(1)	Reflects the use of approximately $57.3 million of the net proceeds from this offering to reduce our indebtedness under our credit facility. As of November 19, 2007, there was approximately $18.6 million, $36.0 million and $22.0 million outstanding under the revolving loan, term loan and capital expansion loan portions of our credit facility, respectively.

Selected Consolidated Financial Data

The following selected consolidated statement of operations data for the years ended August 31, 2007, 2006 and 2005, and the balance sheet data as of August 31, 2007 and 2006, have been derived from our consolidated audited financial statements included in this prospectus supplement. The following selected consolidated statement of operations data for the years ended August 31, 2004 and 2003, and the balance sheet data as of August 31, 2005, 2004 and 2003, have been derived from our consolidated audited financial statements that are not included in this prospectus supplement. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes included elsewhere in this prospectus supplement.

	Year Ended August 31, 2007
	2007(1)		2006(2)	2005	2004		2003

Statement of Operations Data:
Sales	$362,364		$318,419	$296,763	$279,386		$262,467
Cost of sales	298,203		273,476	263,542	241,298		218,784

Gross margin	64,161		44,943	33,221	38,088		43,683
Operating expenses	31,391		29,477	26,413	23,063		24,620
Research and development expenses	6,812		6,198	5,796	6,115		5,399
Other costs	2,400		—	—	1,334		(165)

Income from operations(3)	23,558		9,268	1,012	7,576		13,829
Interest expense	5,711		5,902	5,574	4,492		5,495
Non-operating (income) expense, net	(1,645)		(1,896)	(2,209)	(1,987)		(3,205)

Income (loss) before income taxes	19,492		5,262	(2,353)	5,071		11,539
Income taxes (benefits)	5,975		1,034	(4,927)	1,369		3,103

Net income (loss)	$13,517	(4)	$4,228	$2,574 (4)	$3,702	(5)	$8,436 (6)

Per Share Data:
Weighted average number of common shares outstanding — basic	8,986		8,900	8,827	8,733		8,122
Basic earnings per share	$1.50		$0.48	$0.29	$0.42		$1.04
Weighted average number of common shares outstanding — diluted	9,283		9,004	8,946	8,868		8,228
Diluted earnings per share	$1.46		$0.47	$0.29	$0.42		$1.03
Cash dividends declared per share	$0.24		$0.24	$0.24	$0.24		$0.24

Balance Sheet Data (as of period end):
Working capital	$39,033		$32,073	$35,571	$40,142		$39,013
Total assets	288,388		250,668	249,917	252,191		250,893
Total debt	74,677		67,007	66,129	80,326		79,696
Shareholders’ equity	125,676		107,452	100,026	95,719		87,885

(Dollars in thousands, except per share data)

(1)	Includes pre-tax charges of $2.4 million related to an estimated loss contingency for litigation. See Note 17 to the audited consolidated financial statements included elsewhere in this prospectus supplement.

(2)	Penford adopted the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” effective at the beginning of fiscal 2006. As a result, the results of operations for fiscal 2006 and fiscal 2007 include incremental stock-based compensation cost in excess of what would have been recorded had Penford continued to account for stock-based compensation using the intrinsic value method.

(3)	In the fourth quarter of fiscal 2004 and the first quarter of fiscal 2005, Penford experienced a union strike at its Cedar Rapids manufacturing facility. As a result, income from operations for fiscal 2004 and fiscal 2005 reflects decreased production and increased expenses for fiscal 2004 and fiscal 2005, respectively, due to the strike.

(4)	Includes a pre-tax gain of $1.2 million related to the sale of land in Australia, a $0.7 million pre-tax gain related to the sale of an investment and a $1.1 million pre-tax write off of unamortized deferred loan costs. See Note 12 to the audited consolidated financial statements included elsewhere in this prospectus supplement. Includes a tax benefit of $2.5 million related to fiscal 2001 through fiscal 2004 that we recognized in fiscal 2005 when we determined that it was probable that the extraterritorial income exclusion deduction on our U.S. federal income tax returns for those years would be sustained. See Note 13 to the audited consolidated financial statements included elsewhere in this prospectus supplement.

(5)	Includes pre-tax charges of $1.3 million related to the restructuring of business operations and $0.7 million related to a pre-tax non-operating expense for the write off of unamortized deferred loan costs. See Notes 12 and 14 to the audited consolidated financial statements included elsewhere in this prospectus supplement.

(6)	Includes a pre-tax gain of $1.9 million related to the sale of certain assets to National Starch and Chemical Investment Holdings Corporation.

Management’s Discussion and Analysis of Financial Condition
and Results of Operations

Overview

Penford generates revenues, income and cash flows by developing, manufacturing and marketing specialty natural-based ingredient systems for industrial and food applications. We develop and manufacture ingredients with starch as a base, providing value-added applications to our customers. Our starch products are manufactured primarily from corn, potatoes, and wheat and are used principally as binders and coatings in paper and food production.

In analyzing business trends, management considers a variety of performance and financial measures, including sales revenue growth, sales volume growth, and gross margins and operating income of our business segments. We manage our business in three segments. The first two, Industrial Ingredients — North America and Food Ingredients — North America, are broad categories of end-market users, served by operations in the United States. The third segment is comprised of our operations in Australia and New Zealand, which operations are engaged primarily in the food ingredients business.

Consolidated fiscal 2007 sales grew 13.8% to $362.4 million from $318.4 million in fiscal 2006 due to favorable unit pricing and product mix in all business segments and stronger foreign currency exchange rates in Australia and New Zealand. Gross margin as a percent of sales expanded 360 basis points from 14.1% in fiscal 2006 to 17.7% in fiscal 2007 primarily due to revenue growth and improved manufacturing efficiencies in each of the business units. The industrial business unit contributed $13.9 million of the total $19.2 million gain in gross margin with improvements in unit pricing and product mix, energy unit costs, corn procurement and manufacturing costs.

Operating expenses increased $1.9 million primarily due to increases in employee-related costs, but declined as a percent of sales to 8.7% in fiscal 2007 from 9.3% in fiscal 2006. In addition, we recorded a pre-tax charge in the amount of $2.4 million related to an estimated loss contingency for litigation. Interest expense of $5.7 million in fiscal 2007 was $0.2 million less than in fiscal 2006 due to lower debt balances and interest rates. The margin over the applicable benchmark interest rate was reduced in fiscal 2007 due to our improved financial performance.

The effective tax rate for fiscal 2007, at 31%, is lower than the statutory tax rate of 35% due to the tax benefits from domestic (U.S.) production activities, lower tax rates on foreign earnings, research and development tax incentives in the United States and Australia, and the effects of a tax audit settled in fiscal 2007.

During the fourth quarter of fiscal 2007, we, applying our best judgment of the likely outcome of litigation regarding alleged breach of contract claims against Penford Products, established a loss contingency against this matter of $2.4 million. Depending upon the eventual outcome of this litigation, we may incur additional material charges in excess of the amount we have reserved.

In June 2006, we announced plans to invest $42 million for up to 40 million gallons of ethanol production capacity per year at our Cedar Rapids, Iowa facility. In October 2006, we refinanced our credit facility and obtained a $45 million capital expansion loan commitment under our credit facility maturing December 2012 to finance construction of the ethanol plant. The designed capacity has been expanded to 45 million gallons with construction cost estimates maintained at $1.00 to $1.05 per gallon. We have signed contracts valued at $40 million for this project as of the end of October 2007. We already had much of the infrastructure within the Cedar Rapids plant to manufacture ethanol cost effectively, with sufficient grain handling, separation processes, electric utilities and logistic capabilities prior to the announcement. The factory is centrally located near rail and ground transport arteries and the ethanol facility will occupy available space within the existing site footprint. Once complete, this enhancement of our bio-refining capabilities will give management the ability to select from multiple output choices to capitalize on changing industry conditions and selling opportunities. This increased flexibility will allow us to direct production towards the most attractive mix of returns and margins. Additionally, by improving throughput capacity and adding fermentation capability, we are better positioned to participate in emerging bio-processing trends and technologies that may represent future platforms for growth.

Accounting Changes

As of August 31, 2007, we adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132R.” The recognition provision requires an employer to recognize a plan’s funded status in the statement of financial position and recognize the changes in a plan’s funded status in the statement of comprehensive income in the year in which the changes occur. The effect of adoption on the consolidated balance sheet was a decrease in other assets of $2.5 million, a decrease in current accrued liabilities of $1.2 million, an increase in other liabilities of $4.3 million, a decrease in other postretirement benefits of $1.1 million, a decrease in accumulated other comprehensive income, net of tax, of $2.8 million, and an increase in deferred tax assets of $1.7 million. The adoption of SFAS No. 158’s recognition provision did not have an effect on our consolidated results of operations for fiscal 2007, or for any prior year presented, and it will not have an effect on the results of operations in the future.

As of September 1, 2005, we adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” utilizing the modified-prospective transition method under which prior period results were not restated. The consolidated results of operations for fiscal years 2007 and 2006 include incremental stock-based compensation cost in excess of what would have been recorded had we continued to account for stock-based compensation using the intrinsic value method. Pre-tax stock-based compensation expense included in the consolidated results of operations was $1.1 million in each of fiscal years 2007 and 2006.

Results of Operations

Fiscal 2007 Compared to Fiscal 2006

Industrial Ingredients — North America

	Year Ended August 31,
	2007	2006

Sales	$194,957	$165,850
Cost of sales	$159,851	$144,656
Gross margin	18.0%	12.8%
Income from operations	$19,251	$9,121

(Dollars in thousands)

Industrial Ingredients’ fiscal 2007 sales of $195.0 million increased $29.1 million, or 18%, over fiscal 2006, primarily driven by unit price increases and the positive effects on revenue of passing through higher corn costs. Combined, these factors added $34 million to fiscal 2007 sales. Offsetting these increases was a 6% decline in volume due to softness in the paper market as customers closed or temporarily shuttered plants.

Gross margin increased $13.9 million, or 66%, over fiscal 2006 to $35.1 million, and, as a percentage of sales, expanded to 18.0% in fiscal 2007 compared to 12.8% in fiscal 2006. Approximately $12 million of the margin growth was due to higher unit pricing and favorable product mix. Improvements in energy unit costs of $0.3 million, favorable corn procurement costs of $3.3 million and reductions in manufacturing overhead of $1.2 million also contributed to increased margin. These favorable effects were partially offset by increased chemical costs of $0.7 million and the margin effect of a volume decline of $2.7 million.

Income from operations increased $10.1 million over fiscal 2006 due to the increase in the gross margin, partially offset by $2.4 million related to an estimated loss contingency for litigation. Operating expenses declined to 5.2% of sales in fiscal 2007, compared to 5.5% of sales in fiscal 2006. Research and development expenses remained comparable to fiscal 2006 at 1.7% of sales.

Food Ingredients — North America

	Year Ended August 31,
	2007	2006
Sales	$62,987	$57,156
Cost of sales	$44,036	$41,954
Gross margin	30.1%	26.6%
Income from operations	$10,684	$7,819

(Dollars in thousands)

Sales at the Food Ingredients — North America business expanded 10.2% over the prior year driven by an 8.8% increase in average unit sales prices. Volumes increased slightly, adding 120 basis points to the revenue increase. Annual sales in the protein end-market grew 17% over last year and sales of applications for the pet chew and treats product lines rose from $.05 million in fiscal 2006 to $2.4 million in fiscal 2007.

Gross margin improved by $3.7 million in fiscal 2007, due to higher unit selling prices and favorable product mix, offset by a 14% increase in the average unit cost of raw materials. Fiscal 2007 operating income increased 37% over last year on the expansion in gross margin partially offset by $0.5 million in higher employee-related expenses and increased research and development expenses of $0.1 million.

Australia/New Zealand Operations

	Year Ended August 31,
	2007	2006
Sales	$105,244	$96,121
Cost of sales	$95,141	$87,575
Gross margin	9.6%	8.9%
Income from operations	$3,269	$1,735

(Dollars in thousands)

The Australian business reported a 9.5% increase in sales in fiscal 2007 over fiscal 2006. Favorable foreign currency rates and favorable unit pricing contributed 730 basis points and 140 basis points, respectively, to the revenue increase. Sales volumes increased less than 1% and sales in local currency increased 2%.

Gross margin expanded to 9.6% of sales in fiscal 2007 from 8.9% in fiscal 2006 on lower distribution costs and improved production yields and volumes. Escalating wheat costs of $1.6 million were fully offset by improved product pricing.

Total operating expenses for fiscal 2007 were comparable to fiscal 2006, but declined to 4.9% of sales from 5.6% in fiscal 2006. Research and development expenses increased by $0.2 million and, as a percent of sales, were comparable to fiscal 2006 at 1.6%. Increases in these expenses were due to enhancements to the segment’s commercial and research capabilities. Operating expenses in fiscal 2006 included $0.9 million of employee- severance costs.

Corporate Operating Expenses

Corporate operating expenses increased to $9.6 million in fiscal 2007 from $9.4 million in fiscal 2006. Employee related costs increased by $0.6 million partially offset by declines in legal and professional fees.

Fiscal 2006 Compared to Fiscal 2005

Industrial Ingredients — North America

	Year Ended August 31,
	2006	2005
Sales	$165,850	$147,782
Cost of sales	$144,656	$136,127
Gross margin	12.8%	7.9%
Income (loss) from operations	$9,121	$(147)

(Dollars in thousands)

Industrial Ingredients fiscal 2006 sales of $165.9 million increased $18.1 million, or 12%, over fiscal 2005, primarily driven by a volume increase of 9%. More favorable pricing and product mix contributed 2% of the sales increase for the year.

Gross margin increased $9.5 million, or 82%, over fiscal 2005 to $21.2 million, and, as a percent of sales, expanded to 12.8% in fiscal 2006 compared to 7.9% in fiscal 2005. Approximately $8.8 million of the margin growth was due to higher unit pricing, favorable product mix and increases in manufacturing volumes. Improvements in energy usage of $2.6 million, favorable corn procurement of $2.2 million and recovery from $4.1 million in incremental strike-related costs incurred during fiscal 2005 also contributed to increased margin. These favorable effects were partially offset by increased unit costs of natural gas and chemicals of $3.2 million and $3.3 million, respectively, as well as $1.2 million in higher distribution expenses.

Income from operations for fiscal 2006 increased $9.3 million over fiscal 2005 due to the increase in the gross margin. Operating expenses, which included $0.2 million in severance costs, declined to 5.5% of sales in fiscal 2006, compared to 6.1% of sales in fiscal 2005. Research and development expenses remained comparable to fiscal 2005 at 1.8% of sales.

Food Ingredients — North America

	Year Ended August 31,
	2006	2005
Sales	$57,156	$53,661
Cost of sales	$41,954	$38,964
Gross margin	26.6%	27.4%
Income from operations	$7,819	$7,404

(Dollars in thousands)

Sales at the Food Ingredients — North America business rose 7% in fiscal 2006 over fiscal 2005, driven by an 8% volume increase. Annual sales volumes in the dairy and protein end-markets grew 42% over fiscal 2005. Sales of formulations for potato coatings and sweeteners increased 7% and 18%, respectively. Revenues from nutrition (low-carbohydrate) applications declined by $4.6 million in fiscal 2006.

Gross margin as a percent of sales declined by 80 basis points in fiscal 2006 from fiscal 2005, due to the decrease in sales of higher-margin nutrition products and higher chemical and energy costs of $0.7 million. Improved plant utilization from increased production volumes partially offset the unfavorable product mix. Fiscal 2006 operating and research and development expenses increased by $0.1 million and declined to 12.9% of sales compared to 13.6% in fiscal 2005.

Australia/New Zealand Operations

	Year Ended August 31,
	2006	2005
Sales	$96,121	$96,231
Cost of sales	$87,575	$89,362
Gross margin	8.9%	7.1%
Income from operations	$1,735	$1,331

(Dollars in thousands)

The Australian business reported sales of $96.1 million in fiscal 2006 compared to $96.2 million in fiscal 2005. A 3% sales volume increase was offset by unfavorable foreign currency exchange rates. Sales in local currencies increased 1% as volume increases were partially offset by lower unit pricing.

Gross margin expanded to 8.9% of sales in fiscal 2006 from 7.1% in fiscal 2005 as the Tamworth, Australia facility improved its production yields and plant utilization upon completion of a reconfiguration of its manufacturing processes in fiscal 2005. Lower wheat and New Zealand grain costs also contributed $0.6 million to the gross margin improvements.

Operating expenses rose to 5.6% of sales in fiscal 2006 from 4.5% in fiscal 2005 on $0.9 million of employee severance costs incurred during fiscal 2006.

Corporate Operating Expenses

Corporate operating expenses increased to $9.4 million in fiscal 2006 from $7.6 million in fiscal 2005. We expensed $0.7 million in stock-based compensation costs for corporate employees during fiscal 2006 after adoption of SFAS 123R. Legal and professional fees increased $0.4 million and employee costs, including contributions to our defined contribution plan, increased $0.5 million.

Non-Operating Income (Expense)

Other non-operating income consists of the following:

	Year Ended August 31,
	2007	2006	2005
Royalty and licensing income	$1,902	$1,827	$1,386
Gain (loss) on sale of assets	(325)	85	64
Loss on extinguishment of debt	—	—	(1,051)
Gain on sale of Tamworth farm	60	78	1,166
Gain on sale of investment	—	—	736
Other	8	(94)	(92)

	$1,645	$1,896	$2,209

(Dollars in thousands)

In fiscal 2003, we exclusively licensed to National Starch and Chemical Investment Holdings Corporation certain rights to its resistant starch patent portfolio for applications in human nutrition. Under the terms of the licensing agreement, we received an initial licensing fee and royalties during the years noted above.

In fiscal 2005, we refinanced our secured term and revolving credit facilities and wrote off $1.1 million of unamortized debt issuance costs related to this debt.

In fiscal 2005, we sold a parcel of land near our wheat starch plant in Tamworth, New South Wales, Australia, that was used for disposal of effluent from the Tamworth manufacturing process for $1.9 million, and recognized a gain on the sale of $1.2 million. A second parcel of land was sold in fiscal 2006 with leasebacks to us. Gain on the sale is being recognized in income proportionally over the terms of the leases.

In fiscal 2005, we sold a majority of our investment in a small Australian start-up company and recognized a $0.7 million pre-tax gain on the transaction.

Interest expense

Interest expense was $5.7 million, $5.9 million and $5.6 million in fiscal years 2007, 2006 and 2005, respectively. Interest expense for fiscal 2007 declined $0.2 million from fiscal 2006 with increases in the interest rates offset by a decline in the applicable interest rate margin pursuant to the credit agreement as a result of our improved financial performance and lower average debt balances, excluding ethanol-related debt borrowings. Approximately $14.5 million of debt outstanding at August 31, 2007 was attributable to the construction of the ethanol production plant. Interest costs of $0.4 million related to construction of the ethanol facility were capitalized in fiscal 2007. Interest expense for fiscal 2006 compared to fiscal 2005 rose on higher short-term interest rates on our revolving line of credit and short-term borrowings.

As of August 31, 2007, all of our outstanding debt, including amounts outstanding under the Australian grain inventory financing facility, was subject to variable interest rates. As of August 31, 2007, under interest rate swap agreements with several banks, we have fixed our interest rates on U.S. dollar denominated term debt of $32.8 million at 4.18% and $4.2 million at 5.08%, plus the applicable margin under our credit facility.

Income taxes

The effective tax rates for fiscal years 2007, 2006 and 2005 were 31%, 20% and 209%, respectively. The effective tax rate for fiscal 2007 varied from the U.S. federal statutory rate of 35% primarily due to Australian and U.S. tax incentives related to research and development, the favorable tax effect of domestic (U.S.) production activities, and the effect of a tax settlement. The tax benefits previously available to us related to the extraterritorial income exclusion expired in December 2006. In May 2007, we settled the outstanding Internal Revenue Service audits of our U.S. federal income tax returns for the fiscal years ended August 31, 2001 and 2002. Under the settlement, we received a cash refund of $0.3 million. In addition, in connection with the settlement of these audits in the third quarter of fiscal 2007, we reversed a current tax liability in the amount of $0.7 million, which represented our estimate of the probable loss on certain tax positions being examined.

In December 2006, the Tax Relief Healthcare Act of 2006 was enacted in the United States, which retroactively reinstated and extended the research and development tax credit from January 1, 2006 through December 31, 2007. We recorded the tax effect of $0.2 million of U.S. research and development tax credits in fiscal 2007 related to fiscal 2006.

The effective tax rate for fiscal 2006 is lower than the statutory tax rate due to the tax benefits of the extraterritorial income exclusion deduction, lower tax rates on foreign earnings and research and development tax credits.

The tax benefit recognized for fiscal 2005 of $4.9 million included a $2.5 million tax benefit relating to our incremental extraterritorial income exclusion deduction on our U.S. federal income tax returns for fiscal years 2001 through 2004. In fiscal 2005, we determined that it was probable that the extraterritorial income exclusion deduction would be sustained under audit by the Internal Revenue Service. Other factors affecting the effective tax rate for 2005 were the benefits resulting from the 2005 extraterritorial income exclusion deduction, research and development tax credits, and lower foreign tax rates.

Liquidity and Capital Resources

Our primary sources of short- and long-term liquidity are cash flow from operations and our five-year revolving line of credit which expires in 2011. We expect that cash from operations, borrowings available under our credit facility and any remaining net proceeds from this offering will be sufficient to fund our cash requirements during fiscal 2008, including amounts required for completion of our ethanol facility.

Operating Activities

At August 31, 2007, we had working capital of $39.0 million, and $67.3 million outstanding under our credit facility. Cash flow from operations was $22.5 million, $11.4 million and $21.1 million in fiscal years 2007, 2006 and 2005, respectively. The increase in cash flow in fiscal 2007 compared to fiscal 2006 was due to the growth in earnings in fiscal 2007. The decrease in cash flow from operations in fiscal 2006 compared to fiscal 2005 is due to a change in our financing of Australian grain purchases from vendor financing to bank financing. See “Financing Activities” below for a discussion of the grain facility in Australia.

We maintain two defined benefit pension plans in the United States. Rising discount rates have decreased our underfunded plan status (plan assets compared to benefit obligations). Based on the current underfunded status of the plans and the actuarial assumptions being used for fiscal 2008, we estimate that we will be required to make minimum contributions to the pension plans of $1.6 million during fiscal 2008.

Investing Activities

Capital expenditures were $34.7 million, $14.9 million and $9.4 million in fiscal years 2007, 2006 and 2005, respectively. Capital expenditures in fiscal years 2007 and 2006 include $19.3 million and $0.7 million, respectively, for the ethanol production facility. We expect capital expenditures, including $27 million in expenditures for our ethanol production facility, to be approximately $47 million in fiscal 2008.

Financing Activities

On October 5, 2006, we entered into a $145 million Second Amended and Restated Credit Agreement, referred to as the 2007 Agreement, among Penford; Harris N.A.; LaSalle Bank National Association; Cooperative Centrale Raiffeisen-Boorleenbank B.A., Rabobank Nederland (New York Branch); U.S. Bank National Association; and the Australia and New Zealand Banking Group Limited.

The 2007 Agreement refinanced our previous $105 million secured term and revolving credit facilities. Under the 2007 Agreement, we can borrow $40 million in term loans and $60 million under a revolving line of credit. The lenders’ revolving credit loan commitment may be increased under certain conditions. In addition, the 2007 Agreement provided us with the ability to borrow up to $45 million in capital expansion funds, which would be used by us to finance the construction of our planned ethanol production facility in Cedar Rapids, Iowa. The capital expansion funds may be borrowed as term loans from time to time prior to October 5, 2008.

The final maturity date for the term and revolving loans under the 2007 Agreement is December 31, 2011. Beginning on December 31, 2006, we must repay the term loans in twenty equal quarterly installments of $1 million, with the remaining amount due at final maturity. The final maturity date for the capital expansion loans is December 31, 2012. Beginning on December 31, 2008, we must repay the capital expansion loans in equal quarterly installments of $1.25 million through September 30, 2009 and $2.5 million thereafter, with the remaining amount due at final maturity. Interest rates under the 2007 Agreement are based on either the London Interbank Offered Rate in Australia or the United States, or the prime rate, depending on the selection of available borrowing options under the 2007 Agreement. Pursuant to the terms of the 2007 Agreement, we are required to use half of the net proceeds from this offering to repay amounts outstanding under the term loan portion of our credit facility. We intend to use the remaining net proceeds to repay amounts outstanding under, first, the revolving credit portion and, second, the capital expansion loan portion of our credit facility.

The 2007 Agreement provides that the Total Funded Debt Ratio, which is computed as funded debt divided by earnings before interest, taxes, depreciation and amortization (as defined in the 2007 Agreement), shall not exceed a maximum, which varies between 3.00 and 4.50 through the term of the 2007 Agreement. In addition, we must maintain a minimum tangible net worth of $65 million, and a Fixed Charge Coverage Ratio, as defined in the 2007 Agreement, of not more than 1.50 in fiscal 2007, 1.25 in fiscal 2008 and 1.50 in fiscal 2009 and thereafter. Annual capital expenditures, exclusive of capital expenditures incurred in connection with our ethanol production facility, are limited to $20 million, we can maintain a Total Funded Debt Ratio below 2.00 for each fiscal quarter during any fiscal year, which would result in the annual capital expenditure limit to increase to $25 million for such fiscal year.

Our obligations under the 2007 Agreement are secured by substantially all of our U.S. assets and a majority of the shares of Penford Holdings Pty. Ltd. (Australia). We were in compliance with the covenants in the 2007 Agreement as of August 31, 2007 and expect to be in compliance during fiscal 2008. Pursuant to the terms of the 2007 Agreement, our additional borrowing ability as of August 31, 2007 was $30.5 million under the capital expansion facility and $44.2 million under the revolving line of credit.

Our short-term borrowings consist of an Australian grain inventory financing facility. In fiscal 2006, our Australian subsidiary entered into a variable-rate revolving grain inventory financing facility with an Australian bank for a maximum of $32.7 million U.S. dollars at the exchange rate at August 31, 2007. This facility expires on March 15, 2008 and carries an effective interest rate equal to the bank bill rate plus approximately 2%. Payments on this facility are due as the grain financed is withdrawn from storage. The amount outstanding under this arrangement, which is classified as a current liability on the balance sheet, was $7.2 million at August 31, 2007.

Dividends

In fiscal 2007, we paid dividends on our common stock of $2.2 million at a quarterly rate of $0.06 per share. On October 30, 2007, the Board of Directors declared a dividend of $0.06 per common share payable on December 7, 2007 to shareholders of record as of November 16, 2007. On a periodic basis, the Board of Directors reviews our dividend policy which is affected by our earnings, financial condition and cash and capital requirements. Future dividend payments are at the discretion of the Board of Directors. We have included the continuation of quarterly dividends in its planning for fiscal 2008.

Pursuant to the 2007 Agreement, we may not declare or pay dividends on, or make any other distributions in respect of, our common stock in excess of $8 million in any fiscal year or if there exists a Default or Event of Default as defined in the 2007 Agreement.

Contractual Obligations

As more fully described in Notes 5 and 8 to the audited consolidated financial statements included elsewhere in this prospectus supplement, we are a party to various debt and lease agreements at August 31, 2007 that contractually commit us to pay certain amounts in the future. The purchase obligations at August 31, 2007 represent an estimate of all open purchase orders and contractual obligations through our normal course of business for commitments to purchase goods and services for production and inventory needs, such as raw materials, supplies, manufacturing arrangements, capital expenditures and maintenance. The majority of terms allow us or suppliers the option to cancel or adjust the requirements based on business needs.

The following table summarizes such contractual commitments at August 31, 2007 (in thousands):

	2008	2009-2010	2011-2012	2013 & After	Total

Long-term Debt and Capital Lease Obligations	$4,056	$20,597	$42,806	$—	$67,459
Short-term Borrowings	7,218	—	—	—	7,218
Post-retirement Medical(1)	596	1,353	1,495	4,649	8,093
Operating Lease Obligations	6,602	10,957	5,262	4,408	27,229
Purchase Obligations	101,574	2,642	—	—	104,216

	$120,046	$35,549	$49,563	$9,057	$214,215

(1)	Estimated contributions to the unfunded postretirement medical plan made in amounts needed to fund benefit payments for participants through fiscal 2017 based on actuarial assumptions.

Defined Benefit Pension and Postretirement Benefit Plans

We maintain defined benefit pension plans and defined benefit postretirement health care plans in the United States.

The most significant assumptions used to determine benefit expense and benefit obligations are the discount rate and the expected return on assets assumption. See Note 10 to the audited consolidated financial statements included elsewhere in this prospectus supplement for the assumptions used by Penford.

The discount rate we used in determining benefit expense and benefit obligations reflects the yield of high quality (AA or better rating by a recognized rating agency) corporate bonds whose cash flows are expected to match the timing and amounts of projected future benefit payments. Benefit obligations and expense increase as the discount rate is reduced. The discount rates to determine net periodic expense used in 2005 (6.25%), 2006 (5.50%) and 2007 (6.15%) reflect the changes in bond yields over the past several years. Lowering the discount rate by 25 basis points would increase pension expense by approximately $0.1 million and other postretirement benefit expense by $0.01 million. During fiscal 2007, bond yields rose and we have increased the discount rate for calculating our benefit obligations at August 31, 2007, as well as net periodic expense for fiscal 2008, to 6.51%.

The expected long-term return on assets assumption for the pension plans represents the average rate of return to be earned on plan assets over the period the benefits included in the benefit obligation are to be paid. Pension expense increases as the expected return on plan assets decreases. In developing the expected rate of return, we consider long-term historical market rates of return as well as actual returns on our plan assets, and adjust this information to reflect expected capital market trends. We also consider forward looking return expectations by asset class, the contribution of active management and management fees paid by the plans. The plan assets are held in qualified trusts and anticipated rates of return are not reduced for income taxes. The expected long-term return on assets assumption used to calculate net periodic pension expense was 8.0% for fiscal 2007. A 50 basis point decrease (increase) in the expected return on assets assumptions would increase (decrease) pension expense by approximately $0.2 million based on plan assets at August 31, 2007. The expected return on plan assets used in calculating fiscal 2008 pension expense is 8%.

Unrecognized net loss amounts reflect the difference between expected and actual returns on pension plan assets as well as the effects of changes in actuarial assumptions. Unrecognized net losses in excess of certain thresholds are amortized into net periodic pension and postretirement benefit expense over the average remaining service life of active employees. As of August 31, 2007, unrecognized losses from all sources are $3.7 million for the pension plans and $0.6 million for the postretirement health care plan. Amortization of unrecognized net loss amounts is expected to increase net pension expense by approximately $0.05 million in fiscal 2008. Amortization of unrecognized net losses is not expected to affect the net postretirement health care expense in fiscal 2008.

We recognized pension expense of $1.7 million, $2.4 million and $1.9 million in fiscal years 2007, 2006 and 2005, respectively. We expect pension expense to be approximately $1.6 million in fiscal 2008. We contributed $1.0 million, $3.3 million and $3.6 million to the pension plans in fiscal years 2007, 2006 and 2005, respectively. We estimate that we will be required to make minimum contributions to our pension plans of $1.6 million during fiscal 2008.

We recognized benefit expense for our postretirement health care plan of $1.0 million, $1.2 million and $1.0 million in fiscal years 2007, 2006 and 2005, respectively. We expect to recognize approximately $1.0 million in postretirement health care benefit expense in fiscal 2008. We contributed $0.6 million, $0.7 million, and $0.5 million in fiscal years 2007, 2006 and 2005 to the postretirement health care plans and estimates that we will contribute $0.6 million in fiscal 2008.

Future changes in plan asset returns, assumed discount rates and various assumptions related to the participants in the defined benefit plans will affect future benefit expense and liabilities. We cannot predict what these changes will be.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Market Risk

Market Risk Sensitive Instruments and Positions

Penford is exposed to market risks that are inherent in the financial instruments that are used in the normal course of business. Penford may use various hedge instruments to manage or reduce market risk, but we do not use derivative financial instrument transactions for speculative purposes. The primary market risks are discussed below.

Interest Rate Risk

Our exposure to market risk for changes in interest rates relates to its variable-rate borrowings. As of August 31, 2007, all of our outstanding debt, including amounts outstanding under the Australian grain inventory financing facility, were subject to variable interest rates, which are generally set for one or three months. Under interest rate swap agreements with several banks, we have fixed its interest rates on U.S. dollar denominated term debt of $32.8 million at 4.18% and $4.2 million at 5.08%, plus the applicable margin under our credit facility. The market risk associated with a 100 basis point adverse change in interest rates at August 31, 2007 is approximately $0.4 million.

Foreign Currency Exchange Rates

We have U.S.-Australian and Australian-New Zealand dollar currency exchange rate risks due to revenues and costs denominated in Australian and New Zealand dollars with our foreign operation, Penford Australia. Currently, cash generated by Penford Australia’s operations is used for capital investment in Australia and payment of debt denominated in Australian dollars. At August 31, 2007, approximately 21% of total debt was denominated in Australian dollars.

We have not maintained any derivative instruments to mitigate the U.S.-Australian dollar currency exchange translation exposure. This position is reviewed periodically, and based on our review, may result in the incorporation of derivative instruments in our hedging strategy. The currency exchange rate risk between Penford’s Australian and New Zealand operations is not significant. For the year ended August 31, 2007, a 10% change in the foreign currency exchange rates compared with the U.S. dollar would have affected fiscal 2007 reported net income by approximately $0.2 million.

From time to time, we enter into foreign exchange forward contracts to manage exposure to receivables and payables denominated in currencies different from the functional currencies of the selling entities. As of August 31, 2007 and 2006, we did not have any foreign exchange forward contracts outstanding. At August 31, 2007, we had U.S. dollar denominated trade receivables of $1.9 million at Penford Australia.

Commodities

The availability and price of corn, Penford’s most significant raw material, is subject to fluctuations due to unpredictable factors such as weather, plantings, domestic and foreign governmental farm programs and policies, changes in global demand and the worldwide production of corn. To reduce the price risk caused by market fluctuations, Penford generally follows a policy of using exchange-traded futures and options contracts to hedge exposure to corn price fluctuations in North America. These futures and options contracts are designated as hedges. The changes in market value of these contracts have historically been, and are expected to continue to be, highly effective in offsetting the price changes in corn. A majority of our sales contracts for corn-based industrial starch ingredients contain a pricing methodology which allows us to pass-through the majority of the changes in the commodity price of net corn.

Our net corn position in the United States consists primarily of inventories, purchase contracts and exchange-traded futures and options contracts that hedge our exposure to commodity price fluctuations. The fair value of the position is based on quoted market prices. We have estimated our market risk as the potential loss in fair value resulting from a hypothetical 10% adverse change in prices. As of August 31, 2007 and 2006, the fair value of our net corn position was approximately $1.0 million and $0.02 million, respectively. The market risk associated with a 10% adverse change in corn prices at August 31, 2007 and 2006 is estimated at $104,000 and $2,000, respectively.

Over the past years, prices for natural gas have increased over historic levels. Prices for natural gas fluctuate due to anticipated changes in supply and demand and movement of prices of related or alternative fuels. To reduce the price risk caused by sudden market fluctuations, we generally enters into short-term purchase contracts or uses exchange-traded futures and options contracts to hedge exposure to natural gas price fluctuations. These futures and options contracts are designated as hedges. The changes in market value of these contracts have historically been, and are expected to continue to be, closely correlated with the price changes in natural gas.

Penford’s exchange traded futures and options contracts hedge production requirements. The fair value of these contracts is based on quoted market prices. We have estimated our market risk as the potential loss in fair value resulting from a hypothetical 10% adverse change in prices. As of August 31, 2007 and 2006, the fair value of the natural gas exchange-traded futures and options contracts was a loss of approximately $1.9 million and a loss of approximately $0.3 million, respectively. The market risk associated with a 10% adverse change in natural gas prices at August 31, 2007 and 2006 is estimated at $188,000 and $27,000, respectively.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The process of preparing financial statements requires management to make estimates, judgments and assumptions that affect our financial position and results of operations. These estimates, judgments and assumptions are based on our historical experience and management’s knowledge and understanding of the current facts and circumstances. Management believes that its estimates, judgments and assumptions are reasonable based upon information available at the time this report was prepared. To the extent there are material differences between estimates, judgments and assumptions and the actual results, the financial statements will be affected.

Management has reviewed the accounting policies and related disclosures with the Audit Committee of the Board of Directors. The accounting policies that management believes are the most important to the financial statements and that require the most difficult, subjective and complex judgments include the following:

•	Evaluation of the allowance for doubtful accounts receivable

•	Hedging activities

•	Benefit plans

•	Valuation of goodwill

•	Self-insurance program

•	Income taxes

•	Stock-based compensation

A description of each of these follows.

Evaluation of the Allowance for Doubtful Accounts Receivable

Management makes judgments about our ability to collect outstanding receivables and provides allowances for the portion of receivables that we may not be able to collect. Penford estimates the allowance for uncollectible accounts based on historical experience, known troubled accounts, industry trends, economic conditions, how recently payments have been received, and ongoing credit evaluations of its customers. If the estimates do not reflect our future ability to collect outstanding invoices, we may experience losses in excess of the reserves established. At August 31, 2007, the allowance for doubtful accounts receivable was $0.8 million.

Hedging Activities

Penford uses derivative instruments, primarily futures contracts, to reduce exposure to price fluctuations of commodities used in the manufacturing processes in the United States. Penford has elected to designate these activities as hedges. This election allows us to defer gains and losses on those derivative instruments until the underlying commodity is used in the production process. To reduce exposure to variable short-term interest rates, Penford uses interest rate swap agreements.

The requirements for the designation of hedges are very complex, and require judgments and analyses to qualify as hedges as defined by Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.” These judgments and analyses include an assessment that the derivative instruments used are effective hedges of the underlying risks. If we were to fail to meet the requirements of SFAS No. 133, or if these derivative instruments are not designated as hedges, we would be required to mark these contracts to market at each reporting date. Penford had deferred gains (losses), net of tax, of $(0.6) million and $0.5 million at August 31, 2007 and 2006, respectively, which are reflected in accumulated other comprehensive income in both years.

Benefit Plans

Penford has defined benefit plans for its U.S. employees providing retirement benefits and coverage for retiree health care. Qualified third-party actuaries assist management in determining the expense and funded status of these employee benefit plans. Management makes several estimates and assumptions in order to measure the expense and funded status, including interest rates used to discount certain liabilities, rates of return on plan assets, rates of compensation increases, employee turnover rates, anticipated mortality rates, and increases in the cost of medical care. We make judgments about these assumptions based on historical investment results and experience as well as available historical market data and trends. However, if these assumptions are wrong, it could materially affect the amounts reported in our future results of operations. Disclosure about these estimates and assumptions are included in Note 10 to the audited consolidated financial statements included elsewhere in this prospectus supplement.

Valuation of Goodwill

Penford is required to assess, on an annual basis, whether the value of goodwill reported on the balance sheet has been impaired, or more often if conditions exist that indicate that there might be an impairment. These assessments require extensive and subjective judgments to assess the fair value of goodwill. While we engage qualified valuation experts to assist in this process, their work is based on our estimates of future operating results and allocation of goodwill to the business units. If future operating results differ materially from the estimates, the value of goodwill could be adversely impacted. See Note 4 to the audited consolidated financial statements included elsewhere in this prospectus supplement for more information.

Self-insurance Program

We maintain a self-insurance program covering portions of workers’ compensation and group health liability costs. The amounts in excess of the self-insured levels are fully insured by third-party insurers. Liabilities associated with these risks are estimated in part by considering historical claims experience, severity factors and other actuarial assumptions. Projections of future losses are inherently uncertain because of the random nature of insurance claims occurrences and changes that could occur in actuarial assumptions. Our financial results could be significantly affected if future claims and assumptions differ from those used in determining these liabilities.

Income Taxes

The determination of our provision for income taxes requires significant judgment, the use of estimates and the interpretation and application of complex tax laws. Our provision for income taxes reflects a combination of income earned and taxed in the various U.S. federal and state, as well as Australian and New Zealand, taxing jurisdictions. Jurisdictional tax law changes, increases or decreases in permanent differences between book and tax items, accruals or adjustments of accruals for tax contingencies or valuation allowances, and our change in the mix of earnings from these taxing jurisdictions all affect the overall effective tax rate.

In evaluating the exposures connected with the various tax filing positions, we establish an accrual, when, despite management’s belief that our tax return positions are supportable, management believes that certain positions may be successfully challenged and a loss is probable. When facts and circumstances change, these accruals are adjusted. Beginning in fiscal 2008, we will adopt Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109,” of FIN 48, which will change the accounting for tax positions. See discussion in Notes 1 and 13 to the audited consolidated financial statements included elsewhere in this prospectus supplement.

Stock-Based Compensation

Beginning September 1, 2005, we recognize stock-based compensation in accordance with SFAS No. 123R. Under the fair value recognition provisions of this statement, share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period of the award. Determining the appropriate fair value model and calculating the fair value of the share-based awards at the date of grant requires judgment, including estimating stock price volatility, forfeiture rates, the risk-free interest rate, dividends and expected option life. See Note 9 to the audited consolidated financial statements included elsewhere in this prospectus supplement for more information.

If circumstances change, and we use different assumptions for volatility, interest, dividends and option life in estimating the fair value of stock-based awards granted in future periods, stock-based compensation expense may differ significantly from the expense recorded in the current period. SFAS No. 123R requires forfeitures to be estimated at the date of grant and revised in subsequent periods if actual forfeitures differ from those estimated. Therefore, if actual forfeiture rates differ significantly from those estimated, our results of operations could be materially impacted.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board, or FASB, ratified the Emerging Issues Task Force consensus on EITF Issue No. 06-2, “Accounting for Sabbatical Leave and Other Similar Benefits Pursuant to FASB Statement No. 43.” EITF Issue No. 06-2 requires companies to accrue the costs of compensated absences under a sabbatical or similar benefit arrangement over the requisite service period. EITF Issue No. 06-2 is effective for years beginning after December 15, 2006. We are evaluating the impact that the adoption of EITF Issue No. 06-2 will have on our consolidated financial statements and currently do not believe the adoption will have a material impact on our consolidated financial statements.

In July 2006, the FASB issued FIN 48. FIN 48 clarifies the accounting for the uncertainty in income taxes recognized by prescribing a recognition threshold that a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, interim period accounting and disclosure. FIN 48 is effective for fiscal years beginning after December 15, 2006. We are evaluating the impact that the adoption of FIN 48 will have on our consolidated financial statements and currently do not believe the adoption will have a material impact on our consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 (fiscal 2009). We are currently evaluating the impact that the adoption of SFAS No. 157 may have on our consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB No. 115.” SFAS No. 159 allows companies the option to measure financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 (fiscal 2009). We are currently evaluating the impact that the adoption of SFAS No. 159 may have on our consolidated financial statements.

Our Business

Description of Business

According to an industry study, Penford Corporation is the largest North American developer, manufacturer and marketer of carbohydrate-based specialty starches for multiple industrial and food applications. We have a history that dates back more than 100 years, and we have established leading market positions within the global starch industry based on a strong, widely recognized reputation for quality and service and an extensive array of customized products. Our strategically-located manufacturing facilities in the United States, Australia and New Zealand provide us with broad geographic coverage of our target markets.

We operate in three business segments, each using our carbohydrate chemistry expertise to develop starch-based ingredients for value-added applications in several markets that improve the quality and performance of our customers’ products, including papermaking and food products. The first two segments serve broad categories of end-users in industrial and food ingredients and are primarily serviced by our United States operations. The third segment consists of geographically separate operations in Australia and New Zealand. Our Australian and New Zealand operations are engaged primarily in the food ingredients business. We have extensive research and development capabilities, which enable us to understand the complex chemistry of carbohydrate-based materials and to develop applications to address our customers’ needs.

Our three business segments include:

–	Industrial Ingredients — North America, which generated approximately 54% of Penford’s revenue in fiscal 2007, is a leading supplier of chemically modified specialty starches to the paper, packaging and textile industries. Through a commitment to research and development, Industrial Ingredients develops customized product applications that help our customers realize improved manufacturing efficiencies and advancements in product performance. Industrial Ingredients has specialty processing capabilities for a variety of modified starches from renewable sources, including, for example, in the manufacture of coated and uncoated paper and paper packaging products. These starches are principally ethylated (chemically modified with ethylene oxide), oxidized (treated with sodium hypochlorite) and cationic (carrying a positive electrical charge). Ethylated and oxidized starches are used in coatings and as binders, providing strength and printability to fine white, magazine and catalog paper. Cationic and other liquid starches are generally used in the paper-forming process in paper production, providing strong bonding of paper fibers and other ingredients. Industrial Ingredients’ products are a cost-effective alternative to synthetic, petroleum-based ingredients.

–	Food Ingredients — North America, which generated approximately 17% of Penford’s revenue in fiscal 2007, develops and manufactures specialty starches and dextrins for the food manufacturing and food service industries. Food Ingredients leverages the inherent characteristics of potato, corn, tapioca and rice to help improve our customers’ product performance. Food Ingredients is the only North American manufacturer of modified food-grade potato starch. Food Ingredients’ specialty starches produced for food applications are used in coatings for products such as french fries sold in quick-service restaurants to provide crispness, improved taste and texture, and increased product life. Food-grade starch products are also used as moisture binders to reduce fat levels, modify texture and improve color and consistency in a variety of foods such as canned products, sauces, whole and processed meats, dry powdered mixes and other food and bakery products.

–	Australia/New Zealand Operations generated approximately 29% of Penford’s revenue in fiscal 2007, and we believe it is the sole domestic manufacturer of maize starch, high amylose starch and dextrin in Australia. Additionally, we believe Penford is the sole manufacturer of glucose in New Zealand. The Australia/New Zealand segment develops, manufactures and markets ingredient systems, including specialty starches and sweeteners for food and industrial applications. Our manufacturing capabilities allow us to manufacture products to customer specifications and to quickly respond to customers’ changing needs.

We are constructing a new ethanol plant at our Cedar Rapids, Iowa facility. We have obtained $45 million in capital financing to expand the facility to allow for up to 45 million gallons of ethanol production capacity per year with construction cost estimates maintained at $1.00 to $1.05 per gallon. We have signed contracts valued at $40 million for this project as of October 31, 2007. We already have much of the infrastructure within the Cedar Rapids plant to manufacture ethanol cost effectively, with sufficient grain handling, separation processes, electric utilities and logistic capabilities. The existing factory is centrally located near rail and ground transport arteries and the ethanol facility will occupy available space within the existing site footprint. Once complete, we expect this enhancement of our bio-refining capabilities will give us the ability to select from multiple output choices to capitalize on changing industry conditions and selling opportunities, and will allow us to direct production towards the most attractive strategic and financial opportunities.

Our Industry

The global market for starches is estimated to be about 55 million metric tons sold in 2007, and includes native and modified starches sold in a variety of forms, as well as starch hydrolysates such as glucose, corn syrup solids, high fructose corn syrup and maltodextrins. Within this broad market, we focus on specialty starches for industrial and food applications in both dry and liquid product forms. Specialty starches are starches that have been chemically or physically modified to enhance their performance as a food or industrial ingredient. We design our specialty starches to provide measurable processing and finished product benefits to our industrial and food customers. Our industrial applications improve the manufacturing processing characteristics of paper-based products, resulting in reduced costs and increased production volumes, while enhancing the finished product’s strength and surface properties. In food applications, our specialty starches manage moisture, flavor dispersion, cohesion, adhesion and viscosity to contribute to the finished product’s appearance, taste, texture and increased shelf life. We believe that the current addressable markets for our industrial and food starches are approximately 6 million to 7 million metric tons in the aggregate, with a market value of between $3.3 billion and $3.9 billion.

Industrial Ingredients

The North American industrial starch market serves four major industries: paper products; paperboard; building materials; and textiles. The dominant consumers in this 4.7 billion pound industrial starch market are the paper products and paperboard industries, which combined represent approximately 88% of total annual industrial starch consumption in North America. Paper and paperboard represent approximately 60% and 28% of total industrial starch consumption, respectively. We have a leading market share in the industrial modified starch for the paper products industry based on revenue. The paper products industry represented approximately 76% and 74% of Penford’s annual industrial starch volume sold and revenue, respectively, for fiscal 2007.

The North American Paper Market.  The North American paper and paperboard sectors generate revenues of approximately $900 million annually. The paper and paperboard segments have accounted for approximately 84% of Industrial Ingredients revenues in fiscal 2006, with non-paper applications (adhesives, building products and textiles) representing the remainder. Paper products are typically divided into the following categories: printing and writing papers; newsprint; and tissue paper. Penford competes primarily in the printing and writing papers category, which represented approximately 74% of Industrial Ingredients revenues in fiscal 2007.

Starch is a critical component in the paper making process. Starches are sometimes used in combination with petroleum-based chemicals to produce a variety of paper products to create desired finished product attributes. Increasing the use of starch in paper processing generally lowers manufacturing costs and offers environmental advantages because it is derived from renewable resources instead of petrochemicals. In order to improve the strength and printability of the paper, pigments and binders, such as starch, may be added. In addition, paper may be supercalendared, which involves applying starch or other ingredients to the paper surface to impart smoothness and gloss.

The Printing and Writing Papers Market Segment.  The printing and writing papers market segment consists of uncoated and coated paper. According to the American Forest & Paper Association, these two grades accounted for 60% of the domestic industry’s paper production in 2006. In 2006, uncoated paper accounted for 58% of printing and writing paper production. Uncoated freesheet is used for publishing, writing and business applications such as photocopying, computer printing, and envelopes. Uncoated groundwood paper is used for preprinted newspaper inserts, lower-cost business forms, paperback books and telephone directories. Coated paper is used principally for magazines, catalogs and other publications that require colored inks. In 2006, coated papers accounted for 37% of printing and writing production. According to Resource Information Systems Inc., demand for coated free sheet in North America was about 6.0 million tons in 2006. The uncoated paper market represents approximately 58% of Industrial Ingredients current annual industrial starch volume. We also compete in the coated free sheet and coated groundwood paper markets, with the two markets comprising approximately 12% and 6%, respectively, of the industrial ingredients market’s annual volume.

Technology advances have recently negatively affected the printing and writing papers segment. Historically, this segment exhibited a steady growth pattern, with demand rising in 27 of the 30 years between 1970 and 1999, averaging growth of about 5% per year. Demand has fallen in six of the past seven years, despite solid economic growth. In uncoated free sheet, output remained sluggish in 2006: shipments declined 2.4%, even though growth in the United States gross domestic product reached 3.3%. For coated free sheet papers, demand in 2006 was down 3.5%, resulting in easing price levels. The paper manufacturing industry has consolidated assets over the past two years driving capacity utilization rates from the mid-1980s to above 90% for both coated and uncoated free sheet production. As higher capacity utilization rates require higher value starches, we have aligned our industrial starch business with strong paper customers and efficient production assets in order to minimize the impact of slowing demand. This business has also increased international business and accelerated growth of its specialty products, expanding into other industrial segments.

Food Ingredients

Unmodified starches have limited functionality in food industry applications because they cannot create the desired sensory attributes in the end products. Corn is the most significant raw material for food starch, representing about 80% of the market, followed by wheat and potato starch. Food starch prices range from around $0.20 per pound to over $1.65 per pound for highly modified starches.

Starches are modified for use in the food industry to make finished products easier to use and more stable in processing and to give a wider range of textures. Modified starches improve performance in large-scale food production required by our customers, unlike unmodified starches. For example, in frozen foods, modified starches maintain taste and texture in products that are subjected to several freeze-thaw cycles during distribution and preparation. Similarly, in a pudding application, a modified precooked starch provides instant viscosity, resulting in a creamy texture and evenly distributed flavor. Common end products that use our food starches include fried foods, processed meats, marinades, soups, sauces, gravies, bakery items, beverages and snacks.

Food Ingredients sells into most segments of the food industry, including quick-service restaurants, or QSRs, food processors, branded manufacturers, casual dining and food service distribution. We also develop products for the companion pet market. Revenues of Food Ingredients have increased 32.5% for the period from fiscal 2004 through fiscal 2007, averaging 9.8% growth in revenues per year. The growth in our North American Food Ingredients business is primarily attributable to product introductions and expansions with the QSR and retail food industry. For example, the fast food market grew by 4.6% in fiscal 2006 to $55 billion in sales. Within this market, the QSR segment accounts for approximately 73.3% of the market’s value in the United States. The QSR industry accounts for slightly over half of our food sales. We sell product applications to most of the national QSR chains and many of the regional restaurant chains. We also work closely with many of the branded food manufacturers in developing products that they sell through retail supermarkets.

We focus on competing where we can provide differentiated products that create desirable attributes in our customers’ finished products. Unlike most food starch companies that formulate mostly with corn, we have built our business platform around providing starches from a variety of sources, depending on the needs of our customers. Our dominant starch is potato starch, which accounts for over 80% of the starch raw material used by Food Ingredients. Modified potato starch is a preferred starch because it offers advantages over other starch types in certain applications in terms of moisture management, coating and binding characteristics with a low flavor profile. We also provide corn, tapioca and rice starch products for the food processing industry, and specialty dextrose products for the pharmaceutical industry. Food Ingredients generated revenue of $63.0 million in fiscal 2007, up from $33.1 million in fiscal 2000. Slightly over half of this revenue was in coating formulations, with applications for french fries accounting for the vast majority of this product segment. Coatings revenue has increased 57% since fiscal 2000. Although we sell potato-based coating formulations to processors who supply french fries to QSRs, retail, casual dining and other food services, overall demand growth of french fries tends to parallel that of the QSR industry. French fries are important to the QSRs, because they are one of the highest profit margin menu items. Penford’s clear coat starch batter systems keep fries hotter and crisper for a longer period of time than uncoated fries. More importantly, these characteristics deliver significant advantages to consumers where a high percentage of QSR meals are eaten away from the location of purchase.

Our second largest product segment is protein applications for processed meat and poultry, representing nearly 20% of Food Ingredients’ revenue, and is now more than four times its size compared to fiscal 2000. Desired characteristics of protein applications include moisture management and flavor dispersion, binding, marinades, and whole muscle coating systems for batters and breading. Modified starches also provide improved performance for convenience foods, allowing them to move directly from the freezer to fryer or oven. These products reduce in-store labor and ensure a more consistent end product. We use primarily potato and corn starches in these applications. The majority of our growth in the protein segment has come from a wider range of technologies and applications for the expanding poultry segment for restaurants and retail. The growth in poultry products available in restaurants and at retail is consistent with consumer interest in health and wellness.

In mid-2007, we introduced a range of new extruded and injection molded treats and chews into the companion pet market. These bio-polymer products are based on new carbohydrate technology and are designed to address consumer demands for safer and more functional chews and treats that enhance the health and quality of life for their pets. We believe the technology platform will provide opportunities for additional products that can deliver additional benefits to animals.

Australia / New Zealand

Total annual volume of starch-based products in Australia is estimated at 354,000 metric tons and is comprised of starch, sweeteners and wheat gluten. Starch represents 62% of the total volume of these combined categories. Within starches, food usage accounts for about one-third, paper for one-third and other industrial segments about one-third of the total volume. We believe there is only one other significant domestic producer of starch in Australia. About 85% of the Australia/New Zealand segment’s sales are in food. Penford sells starch-based applications for a wide range of food products, including confectionary, bakery, cereals, processed meats, sauces, soups, processed foods and dairy. Customers include most multinational food companies and major domestic manufacturers. About 14% of our Australian revenue is generated from customers in Japan. Our industrial business in Australia is primarily in specialized dextrins and modified starches for mining. We do not view the large paper and packaging segments as attractive in Australia because most of the starch used is in the form of low value unmodified wheat starch and is supplied by a domestic competitor.

The New Zealand starch-based products market is roughly 47,100 metric tons. Food use represents about two-thirds of the market, with industrial consumption representing the remaining one-third. We believe we are the only significant domestic manufacturer of starch and starch derived products. Our competition comes from imported products. This business serves food manufacturers and industrial applications in the paper and corrugated packaging markets.

Our Competitive Strengths

We believe that we enjoy a number of important competitive strengths that drive our success, differentiate us from our competitors and support our market positions, including:

A recognized leader in select, value-added segments of the modified specialty starch industry.  We provide advanced ingredient systems made from renewable, environmentally safe raw materials for a variety of value-added starch applications worldwide. We have over 100 years of experience manufacturing specialty starches for the industrial and food ingredient markets, with a widely recognized reputation for providing exceptional quality, technology and service. We have leading positions in the modified specialty starch markets in North America, Australia and New Zealand. Additionally, we have established sustainable entry positions in targeted end-markets that are growing rapidly as consumers demand more natural-based solutions from our customers. We believe our capability to extend our leading positions in existing markets to complementary opportunities by offering improved functionality and performance gives us an advantage over our competitors.

Ability to provide customized specialty starch solutions from a broad array of renewable, natural-based ingredients.  We manufacture specialty starches from a variety of renewable raw materials including corn, potatoes and wheat, and also formulate solutions with tapioca and rice starches. Our ability to provide natural, customized and cost-effective solutions from a broad array of substrates separates us from many competitors. We work closely with our customers to select the appropriate raw materials, or blends of raw materials, and then cooperatively develop customized formulations that are tailored to meet specific performance or processing needs. This approach enables us to be involved in the early stages of product development and promote proprietary applications that permit our customers’ products to perform better. Our value proposition emphasizes the benefits from using renewable source materials that offer superior performance, yield or cost when compared with alternative products, particularly synthetic ingredients derived from petrochemicals.

Significant value creation and ability to capitalize on changing industry trends through expanding output choices at our Cedar Rapids manufacturing facility.  We are expanding our Cedar Rapids, Iowa manufacturing site so that we have the capacity to produce up to 45 million gallons of ethanol per year. Our existing infrastructure required for grain handling, separation processes, utilities and logistic capabilities will permit us to “build out” the facility and manufacture ethanol cost-effectively. Once complete, we expect this enhancement of our bio-refining capabilities will give us the ability to select from multiple output choices to capitalize on changing industry conditions and selling opportunities, and will allow us to direct production towards the most attractive strategic and financial opportunities. Additionally, by improving production capacity and adding fermentation capability, we believe we will be better positioned to participate in emerging bio-processing trends and technologies that represent potential significant platforms for future growth for products across all of our end-markets.

Diverse, premier customer base in broad range of end-markets and geographies.  Over the past 100 years, we have established strong relationships with some of the largest companies in the industrial and food sectors. Our customers include some of the world’s largest paper and food manufacturers, and we believe our relationships have been built on our successful delivery of high quality, extremely functional applications that provide customers with sustainable advantages for their products. Sixteen of our twenty largest customers, representing about 50% of our sales in fiscal 2007, have retained that status for at least five years. Sales to this group of sixteen customers have increased by approximately 16% over the last five years. We supply modified industrial starches to five of the six largest North American producers of uncoated freesheet paper and two of the three largest North American manufacturers of coated freesheet paper. We also supply many of the leading food processors in the United States and all of the leading multi-national quick service restaurant chains in North America, as well as many in the casual dining sector. In Australia and New Zealand, we serve the five largest food manufacturers and two of the top five mining companies. Three of the twelve largest customers served by our Australia and New Zealand operations are based in Japan.

Ability to leverage capabilities and products across business segments and end-markets.  We are able to leverage our product offerings and production expertise to transfer learning, information and analytical services among our businesses while supporting customers worldwide. We have expanded biopolymers expertise and analytical services across all three business segments for use in papermaking, biodegradable packaging and companion pet treats. To lower costs and improve product performance, we have moved starch processing technology developed in Australia to the United States. Our pilot plant facility in Cedar Rapids has developed commercial applications in bioplastics and mining as well as functional and nutritional food ingredients. We believe this broad competence accelerates commercialization of new products in diverse markets, improves customer acceptance of standardized formulations across regions and reduces development costs.

Experienced and proven management team.  We are led by a highly experienced and committed management team that possesses substantial operational, technical and commercial experience. On average, each member of our senior management team has more than twenty years of experience within the food and chemical ingredients industry. In addition, we have a talented, experienced and dedicated mid-level management group across all of our business segments. Under our current Chief Executive Officer and Chief Financial Officer, we have grown total sales from

$225.7 million in 2001 to $362.4 million in 2007, and operating income from $11.0 million in 2001 to $23.6 million in 2007. Our total debt to total capital ratio over the same six-year time period was reduced from 63.2% on August 31, 2001 to 37.8% on August 31, 2007.

Our Business Strategy

Key elements of our business strategy are to:

Deliver superior total value with customized solutions for our customers.  We are committed to manufacturing high-quality products that exceed customer expectations, with an emphasis on products that are safe, made from renewable resources, cost-effective and customizable. We work to deliver superior value to our customers through a combination of advanced ingredient systems and highly tailored, service-based solutions, supported by our technically trained sales and applications teams. By providing additional products and services, we anticipate strengthening our existing customer relationships, winning new business and expanding into new segments and geographic markets.

Focus resources and customer development programs on higher-margin, value-added specialty products.  We believe we can continue to improve margins in our businesses by transitioning our product mix to a higher proportion of specialty products. Where we believe our technologies and differentiated applications offer our customers clear, quantifiable benefits, we intend to expand value-added products while maintaining cost competitiveness in our established product offerings. We also intend to continue to invest in our technical and commercial capabilities to develop more complex ingredient solutions to create value for our customers.

Improve operating efficiencies while building in flexibility to capitalize on new opportunities.  We intend to continue to invest in capital and human resources to achieve productivity gains and continual process improvements that support our growth initiatives. We also plan to pursue superior product manufacturing and innovation through technologically advanced manufacturing processes to maximize profitability. We expect to support profitable growth across multiple business lines by reducing unit costs through manufacturing process improvements, improving asset utilization at our facilities, and containing our operating expenses. For example, we have increased production by 34% in our potato processing plants and by 14% in our Australia and New Zealand facilities since 2002. Additionally, we are in the process of expanding the capacity and production capability in our Cedar Rapids facility, which, when the expansion is complete, will offer us greater manufacturing flexibility and enable us to improve profitability. This additional production capacity has allowed us to develop a commercial product from alcohol-based reactions to create a cationic liquid starch for use in personal care products that can displace a petroleum-based chemical.

Grow through product innovation.  We intend to strengthen our market positions through product innovation. We continue to invest in human capital to enhance our skill bases, technical expertise and research and development capacity. Our technical personnel not only respond to customer requests, they also actively bring new market-driven concepts and applications to our customers. We also seek to invest in product innovations where we believe opportunities exist to broaden our current technology platforms into adjacent applications and markets. In the past few years, we have developed numerous innovative solutions that extend our businesses into complementary products and end-markets. For example, our liquid natural additive platform is a renewable source starch-based line of products that can displace various synthetic chemicals, extending our industrial business into recycled newsprint, recycled paperboard and adhesive segments, which are areas in which there has been substantial growth and consumer focus over the past several years. We have already succeeded in displacing or partially replacing a range of petroleum-based products, including synthetic latex, proteins, synthetic optical brighteners and polyvinyl alcohol with our proprietary products. Our advanced food coatings technologies provide greater product integrity (crispness and heat) and longer hold times for french fries. We believe there is a range of opportunities in developing novel ingredients, blends, nutritional delivery systems and resins for the rapidly growing pet food industry, and our starch-based bio-polymer formulas for edible injection molded and extruded pet treats offer non-allergenic, high-dissolution product benefits, with enhanced processing characteristics for our customers. Market interest is high in the area of renewable raw materials as a partial replacement for plastics in packaging and consumable products, and we have commercialized a unique, starch-based bio-polymer formulation for recyclable packaging to compete against synthetic bio-polymers.

Seek external opportunities to accelerate shareholder value.  We intend to pursue strategic alliances, licensing arrangements and acquisitions of complementary technologies and businesses to create value for our shareholders. We believe that opportunities for expansion of our business through strategic alliances or industry acquisitions will arise as the bio-materials industry matures, and our production facilities are well-positioned to capitalize on developing trends and technologies in bio-refining and bio-processing. In bio-refining, we believe there is opportunity to develop bio-friendly solvents and chemicals from our ethanol platform. In bio-processing, we believe we are aligned with trends towards seed trait technology and the need to process the expected range of new varieties of corn. Additionally, we believe that advancements in bio-refining and bio-processing may be conducive to strategic alliances or partnerships.

Raw Materials

Corn

Our North American corn wet milling plant is located in Cedar Rapids, Iowa, the middle of the U.S. corn belt. Accordingly, the plant has truck-delivered corn available throughout the year from a number of suppliers at prices consistent with those available in the major U.S. grain markets.

Penford Australia’s corn wet milling facilities in Lane Cove, Australia, and Auckland, New Zealand are sourced through truck-delivered corn at contracted prices with regional independent farmers and merchants. The corn sourced in Australia and New Zealand is normally contracted prior to harvest (March — June). Corn used in Australia is purchased and stored for use in both the current and following year. The corn sourced in New Zealand is purchased in advance for future delivery. Corn is also purchased from Australia as necessary to supplement the corn sourced and processed in New Zealand.

Potato Starch

Our facilities in Idaho Falls, Idaho; Richland, Washington; and Plover, Wisconsin use starch recovered as by-products from potato processors as the primary raw material to manufacture modified potato starches. We enter into contracts typically having durations of one to three years with potato processors in the United States, Canada and Mexico to acquire potato-based raw materials.

Wheat Products

Penford Australia’s Tamworth facility uses wheat flour as the primary raw material for the production of its wheat products, including wheat starch, wheat gluten and glucose syrup. We are currently negotiating with various suppliers for the supply of wheat flour subsequent to the expiration of our current wheat supply contract at the end of calendar 2007.

Chemicals

The primary chemicals used in the manufacturing processes are readily available commodity chemicals. The prices for these chemicals are subject to price fluctuations due to market conditions.

Natural Gas

The primary energy source for most of Penford’s plants is natural gas. We contract our natural gas supply with regional suppliers, generally under short-term supply agreements, and at times use futures contracts to hedge the price of natural gas in North America.

Corn, potato starch, wheat flour, chemicals and natural gas are not currently subject to availability constraints, although drought conditions in Australia have periodically affected the prices of corn and wheat in that area and strong demand has substantially increased the prices of natural gas, chemicals and agricultural raw materials. Current forecasts for wheat production in Australia indicate that the existing drought will affect the future price for that raw material. Our current potato starch requirements constitute a material portion of the available North American supply. We estimate that we purchase approximately 50-55% of the recovered potato starch in North

America. It is possible that, in the long term, continued growth in demand for potato starch-based ingredients and new product development could result in capacity constraints.

Over half of our manufacturing costs consists of the costs of corn, potato starch, wheat flour, chemicals and natural gas. The remaining portion consists of the costs of labor, distribution, depreciation and maintenance of manufacturing plant and equipment, and other utilities. The prices of raw materials may fluctuate, and increases in prices may affect our business adversely. To mitigate this risk, we hedge a portion of corn and gas purchases with futures and options contracts in the United States and enter into short-term supply agreements for other production requirements in all locations.

Research and Development

Our research and development efforts cover a range of projects including technical service work focused on specific customer support projects which require coordination with customers’ research efforts to develop innovative solutions to specific customer requirements. These projects are supplemented with longer-term, new product development and commercialization initiatives. Research and development expenses were $6.8 million, $6.2 million and $5.8 million for fiscal years ended August 31, 2007, 2006 and 2005, respectively.

At the end of fiscal 2007, we had 39 scientists, including seven with PhDs with expert knowledge of carbohydrate characteristics and chemistry.

Patents, Trademarks and Tradenames

We own a number of patents, trademarks and tradenames.

We have approximately 200 current patents and pending patent applications, most of which are related to technologies in french fry coatings, coatings for the paper industry and animal and human nutrition. Our issued patents expire at various times between 2008 and 2025. The annual cost to renew all of our patents is approximately $0.2 million. However, most of our products are currently made with technology that is broadly available to companies that have the same level of scientific expertise and production capabilities that we do.

Specialty starch ingredient brand names for industrial applications include, among others, Penford® Gums, Pensize® binders, Penflex® sizing agent, Topcat® cationic additive and the Apollo® starch series. Product brand names for food ingredient applications include PenBind®, PenCling®, PenPlus®, CanTab®, MAPStm, Mazacatm and Fieldcleertm.

Quarterly Fluctuations

Our revenues and operating results vary from quarter to quarter. In particular, we experience seasonality in its Australian operations. We have lower sales volumes and gross margins in Australia and New Zealand’s summer months, which occur during our second fiscal quarter. This seasonal decline is caused by the closure of some customers’ plants for public holidays and maintenance during this period. Decreased consumption of some foods which use our products, such as packaged bread, also contributes to this seasonal trend. Sales volumes of the Food Ingredients — North America products used in french fry coatings are also generally lower during our second fiscal quarter due to decreased consumption of french fries during the post-holiday season. The cost of natural gas in North America is generally higher in the winter months than the summer months.

Working Capital

Our growth is funded through a combination of cash flows from operations and short- and long-term borrowings. For more information, see the “Liquidity and Capital Resources” section under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes included elsewhere in this prospectus supplement

We generally carry a one- to 45-day supply of materials required for production, depending on the lead time for specific items. We manufacture finished goods to customer orders or anticipated demand. We are therefore able to carry less than a 30-day supply of most products. Terms for trade receivables and trade payables are standard for the industry and region and generally do not exceed 30-day terms except for trade receivables for export sales.

Environmental Matters

Our operations are governed by various federal, state, local and foreign environmental laws and regulations. In the United States, these laws and regulations include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the EPA Oil Pollution Control Act, the Occupational Safety and Health Administration’s hazardous materials regulations, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, and the Superfund Amendments and Reauthorization Act. In Australia, we are subject to the environmental requirements of the Protection of the Environment Operations Act, the Dangerous Goods Act, the Ozone Protection Act, the Environmentally Hazardous Chemicals Act, and the Contaminated Land Management Act. In New Zealand, we are subject to the Resource Management Act, the Dangerous Goods Act, the Hazardous Substances and New Organisms Act and the Ozone Protection Act.

Permits are required by the various environmental agencies which regulate our operations. We believe that we have obtained all necessary material environmental permits required for our operations. We believe that our operations are in compliance with applicable environmental laws and regulations in all material aspects of our business. We estimate that annual compliance costs, excluding operational costs for emission control devices, wastewater treatment or disposal fees, are approximately $1.8 million.

We have adopted and implemented a comprehensive corporate-wide environmental management program. The program is managed by the Corporate Director of Environmental, Health and Safety and is designed to structure the conduct of our business in a safe and fiscally responsible manner that protects and preserves the health and safety of employees, the communities surrounding our plants, and the environment. We continuously monitor environmental legislation and regulations that may affect our operations.

During fiscal 2007, there have been no material effects on our operations that resulted from compliance with environmental regulations. No unusual expenditures for environmental facilities and programs are anticipated in fiscal 2008.

Principal Customers

We sell to a variety of customers and has several relatively large customers in each business segment. None of our customers constituted 10% of sales in fiscal years 2006 and 2005. However, for fiscal 2007, our largest customer, Domtar, Inc., represented approximately 12% of our consolidated net sales. Domtar, Inc. is a customer of the our Industrial Ingredients — North America business.

Competition

In our primary markets, we compete directly with approximately five other companies that manufacture specialty starches for the papermaking industry and approximately six other companies that manufacture specialty food ingredients. We compete indirectly with a larger number of companies that provide synthetic and natural-based ingredients to industrial and food customers. Some of these competitors are larger companies, and have greater financial and technical resources than we do. Application expertise, quality and service are the major competitive advantages for us.

Employees

At August 31, 2007, we had 596 total employees. In North America, we had 357 employees, of which approximately 40% are members of a trade union. The collective bargaining agreement covering the Cedar Rapids-based manufacturing workforce expires in August 2012. Penford Australia had 239 employees, of which 69% are members of trade unions in Australia and New Zealand. The union contracts for the Tamworth, Australia, and the New Zealand facilities have expiration dates of September 2008 and February 2008, respectively. The Lane Cove, Australia, union agreement expires in December 2007 and is currently being negotiated. We do not assure you that we will successfully renegotiate this agreement before expiration or at all.

Sales and Distribution

Sales are generated using a combination of direct sales and distributor agreements. In many cases, we support our sales efforts with technical and advisory assistance to customers. We generally ship our products upon receipt of purchase orders from our customers and, consequently, backlog is not significant.

Customers for industrial corn-based starch ingredients purchase products through fixed-price contracts or formula-priced contracts for periods covering three months to two years or on a spot basis. In fiscal 2007, approximately 63% of these sales were under fixed-price contracts, and the remaining 37% of the sales were under formula-priced contracts or sold on a spot basis.

Since our customers are generally other manufacturers and processors, most of our products are distributed via rail or truck to customer facilities in bulk, except in Australia and New Zealand where most dry product is packaged in 25 kilogram bags.

Foreign Operations and Export Sales

We expanded into foreign markets with our acquisition of Penford Australia in September 2000. Penford Australia is the sole domestic manufacturer of maize starch, high amylose starch and dextrin in Australia. Additionally, in New Zealand, Penford is the sole manufacturer of glucose. Penford Australia manufactures products used to enhance the quality and performance of packaged food products, generally through providing the texture and viscosity required by its customers for products such as sauces and gravies. Penford Australia’s starch products are also used in industrial applications including mining, paper, corrugating and building materials. Our operations in Australia and New Zealand include three manufacturing facilities for processing specialty corn starches and wheat-related products. Competition is mainly from imported products, except in wheat flour based starches where there is one other producer in Australia. Export sales from our businesses in the United States and Australia/New Zealand accounted for approximately 15%, 13% and 16% of total sales in fiscal 2007, 2006 and 2005, respectively.

Legal Proceedings

In October 2004, Penford Products Co., a wholly-owned subsidiary of Penford, was sued by Graphic Packaging International, Inc. in the Fourth Judicial District Court, Ouachita Parish, Louisiana. Graphic Packaging sought monetary damages for, among other things, Penford Products’ alleged breach of an agreement during the 2004 strike affecting its Cedar Rapids, Iowa plant to supply Graphic Packaging with certain starch products. Penford Products denied all liability and countersued for damages.

During October 2007, this case was tried before a judge of the above-noted court. As of November 26, 2007, no decision in the matter had been rendered by the judge and the judge had not advised Penford Products of the date upon which his decision would be issued.

At trial, Graphic Packaging argued that it was entitled to damages of approximately $3.27 million, plus interest. Penford Products argued that it was entitled to damages of approximately $550,000, plus interest.

We vigorously defended our position at trial. However, we, applying our best judgment of the likely outcome of the litigation, have established a loss contingency against this matter of $2.4 million. Depending upon the eventual outcome of this litigation, we may incur additional material charges in excess of the amount we have reserved, or we may incur lower charges, the amounts of which in each case management is unable to predict at this time.

We are involved from time to time in various other claims and litigation arising in the normal course of business. In the judgment of management, which relies in part on information from our outside legal counsel, the ultimate resolution of these matters will not materially affect our consolidated financial position, results of operations or liquidity.

Our Management

We believe that our management team is one of our competitive strengths. Our Board of Directors has eight members and is divided into three classes, with directors in each class serving a three-year term. The following table sets forth the names and ages of our executive officers and directors, as well as the positions held by those persons:

Name	Age	Position
Paul H. Hatfield	71	Chairman
Thomas D. Malkoski	51	Director, President and Chief Executive Officer
William E. Buchholz	65	Director
Jeffrey T. Cook	51	Director
R. Randolph Devening	65	Director
John C. Hunter III	60	Director
Sally G. Narodick	62	Director
James E. Warjone	64	Director
Steven O. Cordier	51	Senior Vice President, Chief Financial Officer and Assistant Secretary
Timothy M. Kortemeyer	41	Vice President and President, Penford Products Co.
John R. Randall	63	Vice President and President, Penford Food Products
Christopher L. Lawlor	57	Vice President – Human Resources, General Counsel and Secretary
Wallace H. Kunerth	59	Vice President and Chief Science Officer
Russell A. Allwell	43	Managing Director, Penford Australia and Penford New Zealand

Paul H. Hatfield has served as a director of Penford since October 1994 and as Chairman of the Board since January 2003. Mr. Hatfield has been Principal of the Hatfield Capital Group, a private investment company since 1997. He served as Chairman, President and Chief Executive Officer of Petrolite Corporation until July 1997. Previously, he worked for Ralston Purina Company from 1959 until his retirement in 1995. He served as a Vice President of Ralston as well as the President and Chief Executive officer of Protein Technologies International, Inc., then a wholly-owned subsidiary of Ralston. He serves as a board member and is lead director for Solutia Inc., and is a director of Bunge Limited, Maritz Inc. and Stout Industries.

Thomas D. Malkoski joined Penford Corporation as Chief Executive Officer and was appointed to the Board of Directors in January 2002. He was named President of Penford Corporation in January 2003. From 1997 to 2001, he served as President and Chief Executive Officer of Griffith Laboratories, North America, a formulator, manufacturer and marketer of ingredient systems to the food industry. Previously, he served in various senior management positions, including as Vice President/Managing Director of the Asia Pacific and South Pacific regions for Chiquita Brands International, an international marketer and distributor of bananas and other fresh produce. Mr. Malkoski began his career at the Procter and Gamble Company, a marketer of consumer brands, progressing through major product category management responsibilities.

William E. Buchholz joined Penford’s Board of Directors in January 2003. He has been a business consultant and private investor since 2002. From 2001 to 2002, Mr. Buchholz served as Senior Vice President of Finance and Administration, Chief Financial Officer, and Secretary at MessageMedia, a Colorado-based email messaging service and software company. Mr. Buchholz was Senior Vice President and Chief Financial Officer of Nalco Chemical Company, a specialty chemicals company, with responsibilities for all finance functions including audit, tax, financial systems, U.S. and international treasury, and investor relations from 1992 to 1999. Prior to that, he served as Vice President and Chief Financial Officer of Cincinnati Milacron, an industrial equipment supplier.

Mr. Buchholz is a certified public accountant and holds an M.B.A., Finance and a B.A., Accounting, both from Michigan State University.

Jeffrey T. Cook is the President and Chief Operating Officer of Stellar Holdings, Inc. a Seattle based private investment firm. Mr. Cook has been a member of the Board of Directors since 1998. He previously served Penford Corporation as President from January 2002 to January 2003, President and Chief Executive Officer from September 1998 to January 2002, Vice President, Finance and Chief Financial Officer from 1991 to August 1998, and was the Corporate Treasurer prior to that time. He joined Penford in 1983. He is a graduate of Stanford University with a B.A. in Economics. Mr. Cook serves as a board member of Port Blakely Company, a privately held natural resources and real estate development company headquartered in Seattle, Washington; Micro A.B., a retail auto parts publicly traded company based in Sweden; and Powerit Holdings, Inc., a leader in intelligent energy demand management also headquartered in Seattle.

R. Randolph Devening was appointed to the Board of Directors in August 2003. Until his retirement in 2001, Mr. Devening served for seven years as Chairman, President and Chief Executive Officer and as President and Chief Executive Officer of Foodbrands America, Inc., a company that produces, markets and distributes branded and processed food products for the food service and retail markets. Prior to that, he served as Vice Chairman, Chief Financial Officer, and Director from 1993 to 1994, and Executive Vice President, Chief Financial Officer and Director from 1989 to 1993 for Fleming Companies, Inc., a wholesale food distributor. Mr. Devening holds an undergraduate degree in International Relations from Stanford University and an MBA in Finance and Marketing from Harvard University Graduate School of Business. Mr. Devening serves as a director of 7 Eleven Inc., Gold Kist Inc., and Safety-Kleen Holdco, Inc., and as an advisor to Hall Brothers Capital Partners.

John C. Hunter III has served as a director of Penford since October 1998. From 1999 until his retirement in 2004, Mr. Hunter was the Chairman, President and Chief Executive Officer of Solutia, Inc., an international producer of high-performance, chemical-based materials used to make consumer, household, automotive and industrial products. Mr. Hunter also served as President and Chief Operating Officer of Solutia, Inc. from 1997 to 1999. On December 17, 2003, Solutia, Inc. and its domestic subsidiaries filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York in order to reorganize its business and to obtain relief from certain legacy liabilities which accrued under prior ownership and management. From 1992 to 1997, Mr. Hunter was President, Fibers for Monsanto Company. He graduated from the Georgia Institute of Technology with a B.S. in Chemical Engineering and an M.B.A. from the University of Houston at Clear Lake City. Mr. Hunter serves as a board member of Hercules, Inc. and Energizer Holdings, Inc.

Sally G. Narodick has served as a member of the Board of Directors of Penford since August 1993. Ms. Narodick was an educational technology and e-learning consultant until she retired in March 2004. From 1998 to 2000, she served as Chief Executive Officer of Apex Online Learning, an Internet educational software company. Previously, Ms. Narodick served as an education technology consultant, both independently and for the Consumer Division of IBM from 1996 to 1998. From 1989 to 1996, Ms. Narodick served as Chair and Chief Executive Officer of Edmark Corporation, an educational software company that was sold to IBM in 1996. A graduate of Boston University, Ms. Narodick earned an M.A. in Teaching from Columbia Teachers College and an M.B.A. from New York University. She serves as a board member of Puget Energy, Inc.; Solutia, Inc.; SumTotal Systems, Inc.; and Cray, Inc.

James E. Warjone has served as a director of Penford since January 2001. Mr. Warjone is Chairman and Chief Executive Officer of The Port Blakely Companies, a private company that owns and operates commercial forests in Washington, Oregon and New Zealand and also develops real estate in Washington State. Mr. Warjone has been with Port Blakely since 1978. He earned his B.S. in economics from Claremont Men’s College. Mr. Warjone also serves as a board member of The Joshua Green Corporation, Leisure Care, Inc., the Association of Washington Business, the Greater Seattle Chamber of Commerce and the American Forest and Paper Association.

Steven O. Cordier is Penford’s Senior Vice President, Chief Financial Officer and Assistant Secretary. He joined Penford in July 2002 as Vice President and Chief Financial Officer, and was promoted to Senior Vice President in November 2004. From September 2005 to April 2006, Mr. Cordier served as the interim Managing Director of Penford’s Australian and New Zealand operations. He came to Penford from Sensient Technologies Corporation, a manufacturer of specialty products for the food, beverage, pharmaceutical and technology industries, where he held a variety of senior financial management positions since 1995.

Timothy M. Kortemeyer has served as Vice President of Penford since October 2005 and President of Penford Products Co. since June 2006. He served as General Manager of Penford Products from August 2005 to June 2006. Mr. Kortemeyer joined Penford in 1999 and served as a Team Leader in the manufacturing operations of Penford Products until 2001. From 2001 until 2003, he was an Operations Manager and Quality Assurance Manager. From July 2003 to November 2004, Mr. Kortemeyer served as the business unit manager of Penford’s co-products business, and from November 2004 until August 2005, as the director of Penford’s specialty starches product lines, responsible for sales, marketing and business development.

John R. Randall is Vice President of Penford Corporation and President of Penford Food Ingredients. He joined Penford in February 2003 as Vice President and General Manager of Penford Food Ingredients and was promoted to President of the Food Ingredients division in June 2006. Prior to joining Penford, Mr. Randall was Vice President, Research & Development/Quality Assurance of Griffith Laboratories, USA, a specialty foods ingredients business, from 1998 to 2003. From 1993 to 1998, Mr. Randall served in various research and development positions with KFC Corporation, a quick-service restaurant business, most recently as Vice President, New Product Development. Prior to 1993, Mr. Randall served in research and development leadership positions at Romanoff International, Inc., a manufacturer and marketer of gourmet specialty food products, and at Kraft/General Foods.

Christopher L. Lawlor joined Penford in April 2005 as Vice President-Human Resources, General Counsel and Secretary. From 2002 to April 2005, Mr. Lawlor served as Vice President-Human Resources for Sensient Technologies Corporation, a manufacturer of specialty chemicals and food products. From 2000 to 2002, he was Assistant General Counsel for Sensient. Mr. Lawlor was Vice President-Administration, General Counsel and Secretary for Kelley Company, Inc., a manufacturer of material handling and safety equipment from 1997 to 2000. Prior to joining Kelley Company, Mr. Lawlor was employed as an attorney at a manufacturer of paper and packaging products and in private practice with two national law firms.

Dr. Wallace H. Kunerth has served as Penford’s Vice President and Chief Science Officer since 2000. From 1997 to 2000, he served in food applications research management positions in the Consumer and Nutrition Sector at Monsanto Company, a provider of hydrocolloids, high intensity sweeteners, agricultural products and integrated solutions for industrial, food and agricultural customers. Before Monsanto, he was the Vice President of Technology at Penford’s food ingredients business from 1993 to 1997.

Russell A. Allwell joined Penford as Managing Director of its Australian and New Zealand operations in April 2006. Prior to joining Penford, Mr. Allwell had been the General Manager Retail Sales for George Weston Foods, a manufacturer of baked goods and other foods, since 2003. From 1996 to 2003, Mr. Allwell served in various senior management roles with Berri Ltd., a beverage manufacturer, including as Director of Strategy from 2000 to 2003, as Marketing Director from 1997 to 2003, and as General Manager — New Ventures from 1996 to 1997. Prior to that, Mr. Allwell served in various management, sales and marketing positions with Simplot Australia, Kraft Foods, Calbecks Ltd. and Humes ARC Ltd.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement dated     , 2007, the underwriters named below, for whom Jefferies & Company, Inc. is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, the number of shares indicated below:

Name	Number of Shares
Jefferies & Company, Inc.
BMO Capital Markets Corp.

2,000,000

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

Over-Allotment Option

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 300,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus supplement. If the underwriters exercise this option, each underwriter will be obligated, subject to some conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $ per share. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $ per share of common stock to certain brokers and dealers. After the offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representative. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement. The shares of common stock are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the public offering price, the underwriting discounts and commissions payable to the underwriters by us and the proceeds, before expenses, to us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

	Per Share		Total
	Without	With	Without	With
	Overallotment	Overallotment	Overallotment	Overallotment
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

We estimate expenses payable by us in connection with the offering of shares of common stock, other than the underwriting discounts and commissions referred to above, will be approximately $500,000.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-up Agreements

We and our executive officers and directors have agreed, subject to specified exceptions, not to directly or indirectly:

•	sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act, or

•	otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially, or

•	publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus supplement without the prior written consent of Jefferies & Company, Inc.

This restriction terminates after the close of trading of the shares of common stock on and including the 90 days after the date of this prospectus supplement. However, subject to certain exceptions, in the event that either (i) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, then in either case the expiration of the 90-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable, unless Jefferies & Company, Inc. waives, in writing, such an extension.

Jefferies & Company, Inc may, in its sole discretion and at any time or from time to time before the termination of the 90-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our executive officers and directors who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Listing

Our common stock is listed on the NASDAQ Global Market under the trading symbol “PENX.”

Electronic Distribution

A prospectus supplement in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters of the offering, or by their affiliates. Other than the prospectus supplement in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of the prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares of common stock is completed, SEC rules may limit underwriters from bidding for and purchasing shares. However, the representative may engage in transactions that stabilize the market price of the shares, such as bids or purchases to peg, fix or maintain that price so long as stabilizing transactions do not exceed a specified maximum.

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise make short sales of shares of our common stock and may purchase shares of our common stock on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. A “stabilizing bid” is a bid for or the purchase of shares of common stock on behalf of the underwriters in the open market prior to the completion of this offering for the purpose of fixing or maintaining the price of the shares of common stock. A “syndicate covering transaction” is the bid for or purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our stock or preventing or retarding a decline in the market price of our stock. As a result, the price of our stock may be higher than the price that might otherwise exist in the open market.

The representative may also impose a “penalty bid” on underwriters. A “penalty bid” is an arrangement permitting the representative to reclaim the selling concession otherwise accruing to the underwriters in connection with this offering if the shares of common stock originally sold by the underwriters are purchased by the underwriters in a syndicate covering transaction and have therefore not been effectively placed by the underwriters. The imposition of a penalty bid may also affect the price of the shares of common stock in that it discourages resales of those shares of common stock.

In connection with this offering, the underwriters may also engage in passive market making transactions in our common stock on the NASDAQ Global Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Neither we, nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of shares of our common stock. In addition, neither we nor any of the underwriters makes any representation that the representative will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

The underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans.

BMO Capital Markets Corp. acted as the sole book runner and sole lead arranger, and its affiliate, Harris N.A., has acted as the administrative agent and a lender, under our credit facility. BMO Capital Markets Corp. and Harris N.A. have received, and Harris N.A. will continue to receive, customary fees for their services in such capacities. The net proceeds from this offering will be used to repay a portion of the borrowings under our credit facility. Because Harris N.A. may receive more than 10% of the net proceeds from this offering, this offering is being conducted in accordance with NASD Rule 2710(h). Pursuant to that rule, a qualified independent underwriter is not necessary in connection with this offering because a “bona fide independent market” (as defined by the NASD) exists in our common stock.

Legal Matters

The validity of the issuance of our common stock to be sold in this offering will be passed upon for us by Perkins Coie LLP, Seattle, Washington. Certain legal matters in connection with the offering will be passed upon for the underwriters by Jones Day.

Experts

The consolidated financial statements of Penford Corporation included herein have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included herein. The effectiveness of internal control over financial reporting of Penford Corporation as of August 31, 2007 also has been audited by Ernst & Young LLP as set forth in their report thereon, appearing in Penford Corporation’s Annual Report (Form 10-K) for the year ended August 31, 2007, and incorporated herein by reference. Such financial statements have been included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the sale of all the common stock covered by this prospectus supplement; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 or any exhibit furnished under Item 9.01(d) of any Current Report on Form 8-K unless, and except to the extent, specified in any such Current Report on Form 8-K:

1.	Our Annual Report on Form 10-K for the fiscal year ended August 31, 2007 filed on November 8, 2007.

2.	The description of our common stock contained in our Registration Statement on Form 10 filed with the SEC on January 24, 1984, including any amendment or report filed for the purpose of updating such description.

3.	The description of our common stock purchase rights contained in our Registration Statement on Form 8-A filed with the SEC on June 7, 1988, including any amendment or report filed for the purpose of updating such description.

We have also filed a registration statement on Form S-3 with the SEC, of which this prospectus supplement and the accompanying prospectus form a part. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and about our common stock.

Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement.

We will provide to you, without charge, upon your written or oral request, a copy of any or all of the documents that we incorporate by reference, including exhibits. Please direct requests to: Steven O. Cordier, Senior Vice President and Chief Financial Officer, Penford Corporation, 7094 South Revere Parkway, Centennial, Colorado 80112-3932, telephone (303) 649-1900.

Where You Can Find More Information

We are a reporting company and file annual, quarterly, and special reports and proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available on the SEC’s web site at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our web site at http://www.penx.com. Our website is not part of this prospectus supplement.

Consolidated Balance Sheets

	August 31,
	2007	2006

ASSETS
Current assets:
Cash	$—	$939
Trade accounts receivable, net	54,333	44,593
Inventories	39,537	34,953
Prepaid expenses	5,025	4,649
Other	6,384	4,782

Total current assets	105,279	89,916
Property, plant and equipment, net	146,663	124,829
Restricted cash value of life insurance	10,366	10,278
Other assets	1,725	989
Other intangible assets, net	878	2,785
Goodwill, net	23,477	21,871

Total assets	$288,388	$250,668

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft, net	$5,468	$961
Current portion of long-term debt and capital lease obligations	4,056	4,295
Short-term borrowings	7,218	9,541
Accounts payable	32,410	31,686
Accrued liabilities	17,094	11,360

Total current liabilities	66,246	57,843
Long-term debt and capital lease obligations	63,403	53,171
Other postretirement benefits	12,814	13,606
Deferred income taxes	3,140	5,924
Other liabilities	17,109	12,672

Total liabilities	162,712	143,216
Commitments and contingencies (Notes 8 and 17)
Shareholders’ equity:
Preferred stock, par value $1.00 per share, authorized 1,000,000 shares, none issued	—	—
Common stock, par value $1.00 per share, authorized 29,000,000 shares, issued 11,098,739 shares in 2007 and 10,909,153 shares , including treasury shares	11,099	10,909
Additional paid-in capital	43,902	39,427
Retained earnings	89,486	78,131
Treasury stock, at cost, 1,981,016 shares	(32,757)	(32,757)
Accumulated other comprehensive income	13,946	11,742

Total shareholders’ equity	125,676	107,452

Total liabilities and shareholders’ equity	$288,388	$250,668

(Dollars in thousands)

The accompanying notes are an integral part of these statements.

Consolidated Statements of Operations

	Year Ended August 31,
	2007	2006	2005

Sales	$362,364	$318,419	$296,763
Cost of sales	298,203	273,476	263,542

Gross margin	64,161	44,943	33,221
Operating expenses	31,391	29,477	26,413
Research and development expenses	6,812	6,198	5,796
Other costs	2,400	—	—

Income from operations	23,558	9,268	1,012
Interest expense	5,711	5,902	5,574
Other non-operating income, net	1,645	1,896	2,209

Income (loss) before income taxes	19,492	5,262	(2,353)
Income tax expense (benefit)	5,975	1,034	(4,927)

Net income	$13,517	$4,228	$2,574

Weighted average common shares and equivalents outstanding, assuming dilution	9,283,125	9,004,190	8,946,195

Earnings per common share:
Basic	$1.50	$0.48	$0.29

Diluted	$1.46	$0.47	$0.29

Dividends declared per common share	$0.24	$0.24	$0.24

(Dollars in thousands, except per share data)

Consolidated Statements of Comprehensive Income

	Year Ended August 31,
	2007	2006	2005

Net income	$13,517	$4,228	$2,574

Other comprehensive income (loss):
Change in fair value of derivatives, net of tax benefit (expense) of $1,619, $(271) and $156	(2,641)	492	(303)
Loss (gain) from derivative transactions reclassified into earnings from other comprehensive income, net of tax benefit (expense) of $950, $(152) and $350	1,550	(294)	679
Foreign currency translation adjustments	4,690	536	3,271
(Increase) decrease in post retirement liabilities, net of applicable income tax benefit (expense) of $(864), $(1,530) and $365	1,409	2,842	(677)

Other comprehensive income	5,008	3,576	2,970

Total comprehensive income	$18,525	$7,804	$5,544

(Dollars in thousands)

The accompanying notes are an integral part of these statements.

Consolidated Statements of Cash Flows

	Year Ended August 31,
	2007	2006	2005

Operating activities:
Net income	$13,517	$4,228	$2,574
Adjustments to reconcile net income to net cash from operations:
Depreciation and amortization	15,696	15,583	17,025
Stock-based compensation	1,092	1,150	91
Loss (gain) on sale of assets	325	(85)	(64)
Loss on early extinguishment of debt	—	—	1,051
Gain on sale of investment	—	—	(736)
Gain on sale of land	(60)	(78)	(1,166)
Deferred income tax benefit	(1,771)	(293)	(5,410)
Loss (gain) on derivative transactions	(946)	40	(300)
Excess tax benefit from stock-based compensation	(1,001)	(102)	—
Other	95	38	(67)
Change in operating assets and liabilities:
Trade receivables	(8,537)	(4,836)	(122)
Inventories	(3,136)	(692)	(1,177)
Prepaid expenses	(339)	449	(914)
Accounts payable and accrued liabilities	3,148	(4,944)	12,102
Taxes payable	3,334	(215)	(2,594)
Other	1,112	1,142	763

Net cash flow from operating activities	22,529	11,385	21,056

Investing activities:
Acquisitions of property, plant and equipment, net	(34,734)	(14,905)	(9,413)
Proceeds from investments	—	—	3,525
Proceeds from sale of land	—	612	1,870
Other	(44)	(80)	(150)

Net cash used by investing activities	(34,778)	(14,373)	(4,168)

Financing activities:
Proceeds from short-term borrowings	4,625	13,916	—
Payments on short-term borrowings	(7,548)	(4,744)	—
Proceeds from revolving line of credit	54,454	22,920	57,830
Payments on revolving line of credit	(45,255)	(27,907)	(48,177)
Proceeds from long-term debt	4,200	—	22,396
Payments on long-term debt	(4,249)	(3,980)	(47,867)
Exercise of stock options	2,572	508	682
Payment of loan fees	(836)	(224)	(905)
Excess tax benefit from stock-based compensation	1,001	102	—
Increase in cash overdraft.	4,507	184	776
Payment of dividends	(2,163)	(2,132)	(2,117)
Other	(59)	(32)	(8)

Net cash from (used by) financing activities	11,249	(1,389)	(17,390)

Effect of exchange rate changes on cash and cash equivalents	61	(51)	(46)

Net decrease in cash and cash equivalents	(939)	(4,428)	(548)
Cash and cash equivalents, beginning of year	939	5,367	5,915

Cash and cash equivalents, end of year	$—	$939	$5,367

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest	$5,645	$5,240	$4,754
Income taxes, net	$5,257	$1,342	$563
Noncash investing and financing activities:
Capital lease obligations incurred for certain equipment leases	$72	$102	$85

(Dollars in thousands)

The accompanying notes are an integral part of these statements.

Consolidated Statements of Shareholders’ Equity

	Year Ended August 31,
	2007	2006	2005

Common stock
Balance, beginning of year	$10,909	$10,849	$10,784
Exercise of stock options	190	51	65
Issuance of restricted stock, net	—	9	—

Balance, end of year	11,099	10,909	10,849

Additional paid-in capital
Balance, beginning of year	39,427	37,728	36,911
Exercise of stock options	2,382	457	617
Tax benefit of stock option exercises	1,001	101	109
Stock based compensation	1,050	1,150	91
Issuance of restricted stock, net	42	(9)	—

Balance, end of year	43,902	39,427	37,728

Retained earnings
Balance, beginning of year	78,131	76,040	75,585
Net income	13,517	4,228	2,574
Dividends declared	(2,162)	(2,137)	(2,119)

Balance, end of year	89,486	78,131	76,040

Treasury stock	(32,757)	(32,757)	(32,757)

Accumulated other comprehensive income (loss):
Balance, beginning of year	11,742	8,166	5,196
Change in fair value of derivatives, net of tax	(2,641)	492	(303)
Loss (gain) from derivative transactions reclassified into earnings from other comprehensive income, net of tax	1,550	(294)	679
Foreign currency translation adjustments	4,690	536	3,271
(Increase) decrease in postretirement liabilities, net of tax	1,409	2,842	(677)
Adoption of SFAS No. 158 recognition provision, net of tax	(2,804)	—	—

Balance, end of year	13,946	11,742	8,166

Total shareholders’ equity	$125,676	$107,452	$100,026

(Dollars in thousands)

The accompanying notes are an integral part of these statements.

Notes to Consolidated Financial Statements

Note 1 —	Summary of Significant Accounting Policies

Business

Penford Corporation (“Penford” or the “Company”) is a developer, manufacturer and marketer of specialty natural-based ingredient systems for industrial and food ingredient applications. The Company operates manufacturing facilities in the United States, Australia and New Zealand. Penford’s products provide convenient and cost-effective solutions derived from renewable sources. Sales of the Company’s products are generated using a combination of direct sales and distributor agreements.

The Company has extensive research and development capabilities, which are used in understanding the complex chemistry of carbohydrate-based materials and in developing applications to address customer needs. In addition, the Company has specialty processing capabilities for a variety of modified starches.

Penford manages its business in three segments. The first two, Industrial Ingredients and Food Ingredients are broad categories of end-market users, primarily served by the U.S. operations. The third segment is the geographically separate operations in Australia and New Zealand. The Australian and New Zealand operations are engaged primarily in the food ingredients business.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Penford and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated. Certain reclassifications have been made to prior years’ financial statements in order to conform to the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates are used in accounting for, among other things, the allowance for doubtful accounts, accruals, the determination of assumptions for pension and postretirement employee benefit costs, and the useful lives of property and equipment. Actual results may differ from previously estimated amounts.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and temporary investments with maturities of less than three months when purchased. Amounts are reported in the balance sheets at cost, which approximates fair value.

Allowance for Doubtful Accounts and Concentration of Credit Risk

The allowance for doubtful accounts reflects the Company’s best estimate of probable losses in the accounts receivable balances. Penford estimates the allowance for uncollectible accounts based on historical experience, known troubled accounts, industry trends, economic conditions, how recently payments have been received, and

Notes to Consolidated Financial Statements — (Continued)

ongoing credit evaluations of its customers. Activity in the allowance for doubtful accounts for fiscal 2007, 2006 and 2005 is as follows (dollars in thousands):

	Balance	Charged to
	Beginning of	Costs and	Deductions	Balance
	Year	Expenses	and Other	End of Year

Year ended August 31:
2007	$851	$379	$475	$755
2006	$401	$359	$(91)	$851
2005	$364	$196	$159	$401

In fiscal 2006, the increase in the allowance for doubtful accounts reflects an additional reserve of approximately $0.5 million for a bankrupt customer in the industrial ingredients segment.

In fiscal 2007, approximately $0.5 million was wrote-off from allowance for doubtful accounts related to an uncollectible receivable of bankrupt customer in the industrial ingredients segment.

Approximately half of the Company’s sales in fiscal 2007, 2006 and 2005 were made to customers who operate in the North American paper industry. This industry has suffered an economic downturn, which has resulted in the closure of a number of smaller mills.

Financial Instruments

The carrying value of financial instruments including cash and cash equivalents, receivables, payables and accrued liabilities approximates fair value because of their short maturities. The Company’s bank debt re-prices with changes in market interest rates and, accordingly, the carrying amount of such debt approximates fair value.

Inventories

Inventory is stated at the lower of cost or market. Inventory is valued using the first-in, first-out (“FIFO”) method, which approximates actual cost. Capitalized costs include materials, labor and manufacturing overhead related to the purchase and production of inventories.

Goodwill and Other Intangible Assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized, but instead is tested for impairment at least annually or more frequently if there is an indication of impairment.

Patents are amortized using the straight-line method over their estimated period of benefit. At August 31, 2007, the weighted average remaining amortization period for patents is seven years. Penford has no intangible assets with indefinite lives.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures for maintenance and repairs are expensed as incurred. The Company uses the straight-line method to compute depreciation expense assuming average useful lives of three to forty years for financial reporting purposes. Depreciation of $15,376,000, $15,527,000 and $16,326,000 was recorded in fiscal years 2007, 2006 and 2005, respectively. For income tax purposes, the Company generally uses accelerated depreciation methods.

Interest is capitalized on major construction projects while in progress. In fiscal 2007, the Company capitalized $0.4 million in interest costs related to the ethanol facility construction. No interest was capitalized in fiscal 2006 and 2005.

Notes to Consolidated Financial Statements — (Continued)

Income Taxes

The provision for income taxes includes federal, state, and foreign taxes currently payable and deferred income taxes arising from temporary differences between financial and income tax reporting methods. Deferred taxes are recorded using the liability method in recognition of these temporary differences. Deferred taxes are not recognized on temporary differences from undistributed earnings of foreign subsidiaries, as these earnings are deemed to be permanently reinvested.

Revenue Recognition

Revenue from sales of products and shipping and handling revenue are recognized at the time goods are shipped, and title transfers to the customer. Costs associated with shipping and handling are included in cost of sales.

Research and Development

Research and development costs are expensed as incurred, except for costs of patents, which are capitalized and amortized over the lives of the patents. Research and development costs expensed were $6.8 million, $6.2 million and $5.8 million in fiscal 2007, 2006 and 2005, respectively. Patent costs of $48,000, $134,000 and $19,000 were capitalized in fiscal years 2007, 2006 and 2005, respectively.

Foreign Currency

Assets and liabilities of subsidiaries whose functional currency is deemed to be other than the U.S. dollar are translated at year end rates of exchange. Resulting translation adjustments are accumulated in the currency translation adjustments component of other comprehensive income. Income statement amounts are translated at average exchange rates prevailing during the year. For fiscal years 2007 and 2006, the net foreign currency transaction gain (loss) recognized in earnings was not material.

Derivatives

Penford uses derivative instruments to manage the exposures associated with commodity prices, interest rates and energy costs. The derivative instruments are marked-to-market and any resulting unrealized gains and losses, representing the fair value of the derivative instruments, are recorded in other current assets or accounts payable in the consolidated balance sheets. The fair value of derivative instruments included in other current assets at August 31, 2007 was $(0.6) million.

For derivative instruments designated as fair value hedges, the gain or loss on the derivative instruments as well as the offsetting loss or gain on the hedged firm commitments are recognized in current earnings as a component of cost of goods sold. At August 31, 2007, derivative instruments designated as fair value hedges are not material. For derivative instruments designated as cash flow hedges, the effective portion of the gain or loss on the derivative instruments is reported as a component of other comprehensive income, net of applicable income taxes, and recognized in earnings when the hedged exposure affects earnings. The Company recognizes the gain or loss on the derivative instrument as a component of cost of goods sold in the period when the finished goods produced from the hedged item are sold or, for interest rate swaps, as a component of interest expense in the period the forecasted transaction is reported in earnings. If it is determined that the derivative instruments used are no longer effective at offsetting changes in the price of the hedged item, then the changes in market value would be recognized in current earnings as a component of cost of good sold or interest expense. There was no ineffectiveness related to the Company’s hedging activities related to interest rate swaps. At August 31, 2007, the amount in other comprehensive income related to derivative transactions which the Company expects to recognize in earnings in fiscal 2008 is not material.

Notes to Consolidated Financial Statements — (Continued)

Significant Customer and Export Sales

The Company has several relatively large customers in each business segment. None of the Company’s customers constituted 10% of sales in fiscal 2006 and 2005. However, for fiscal 2007, the Company’s largest customer, Domtar, Inc., represented approximately 12% of the Company’s consolidated net sales. Domtar, Inc. is a customer of the Company’s Industrial Ingredients — North America business. Export sales accounted for approximately 15%, 13% and 16% of consolidated sales in fiscal 2007, 2006 and 2005, respectively.

Stock-Based Compensation

Beginning September 1, 2005, the Company began to recognize stock-based compensation in accordance with SFAS No. 123R, “Share-Based Payment.” The Company utilizes the Black-Scholes option-pricing model to determine the fair value of stock options on the date of grant. This model derives the fair value of stock options based on certain assumptions related to expected stock price volatility, expected option life, risk-free interest rate and dividend yield. See Note 9 for further detail.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) ratified the Emerging Issues Task Force (“EITF”) consensus on EITF Issue No. 06-2, “Accounting for Sabbatical Leave and Other Similar Benefits Pursuant to FASB Statement No. 43.” EITF Issue No. 06-2 requires companies to accrue the costs of compensated absences under a sabbatical or similar benefit arrangement over the requisite service period. EITF Issue No. 06-2 is effective for years beginning after December 15, 2006. The Company is evaluating the impact that the adoption of EITF Issue No. 06-2 will have on its consolidated financial statements and currently does not believe adoption will have a material impact on its consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for the uncertainty in income taxes recognized by prescribing a recognition threshold that a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, interim period accounting and disclosure. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is evaluating the impact that the adoption of FIN 48 will have on its consolidated financial statements and currently does not believe adoption will have a material impact on its consolidated financial statements

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007 (fiscal 2009). The Company is currently evaluating the impact that the adoption of SFAS 157 may have on its consolidated financial statements.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB No. 115” (“SFAS 159”). SFAS 159 allows companies the option to measure financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007 (fiscal 2009). The Company is currently evaluating the impact that the adoption of SFAS 159 may have on its consolidated financial statements.

Notes to Consolidated Financial Statements — (Continued)

Note 2 —	Inventories

Components of inventory are as follows:

	August 31,
	2007	2006

Raw materials	$17,438	$18,531
Work in progress	720	449
Finished goods	21,379	15,973

Total inventories	$39,537	$34,953

(Dollars in thousands)

To reduce the price volatility of corn used in fulfilling some of its starch sales contracts, Penford, from time to time, uses readily marketable exchange-traded futures as well as forward cash corn purchases. The exchange-traded futures are not purchased or sold for trading or speculative purposes and are designated as hedges. As of August 31, 2007, Penford had purchased corn positions of 6.4 million bushels, of which 6.1 million bushels represented equivalent firm priced starch sales contract volume, resulting in an open position of 0.3 million bushels. The changes in market value of such contracts have historically been, and are expected to continue to be, effective in offsetting the price changes of the hedged commodity. Penford also at times uses exchange-traded futures to hedge corn inventories. Hedges are designated as cash flow hedges at the time the transaction is established and are recognized in earnings in the time period for which the hedge was established. Hedged transactions are within 12 months of the time the hedge is established. The amount of ineffectiveness related to the Company’s hedging activities was not material.

Note 3 —	Property and equipment

Components of property and equipment are as follows:

	August 31,
	2007	2006

Land	$17,694	$16,659
Plant and equipment	338,496	322,169
Construction in progress	27,433	7,078

	383,623	345,906
Accumulated depreciation	(236,960)	(221,077)

Net property and equipment	$146,663	$124,829

(Dollars in thousands)

The above table includes approximately $0.2 million and $0.1 million of equipment under capital leases for fiscal years 2007 and 2006, respectively. Changes in Australian and New Zealand currency exchange rates have increased net property, plant and equipment in fiscal 2007 by approximately $2.9 million.

For fiscal 2007, the Company had $19.3 million of capital expenditures related to construction of the ethanol facility. As of August 31, 2007, the Company had a total of $20.0 million in capital expenditures related to the ethanol facility which includes $0.4 million in related capitalized interest costs.

Notes to Consolidated Financial Statements — (Continued)

Note 4 —	Goodwill and other intangible assets

Goodwill represents the excess of acquisition costs over the fair value of the net assets of Penford Australia, which was acquired on September 29, 2000. The Company evaluates annually, or more frequently if certain indicators are present, the carrying value of its goodwill under provisions of SFAS No. 142.

In accordance with this standard, Penford does not amortize goodwill. The Company completed the annual update as of June 1, 2007 and determined there was no impairment to the recorded value of goodwill. In order to identify potential impairments, Penford compared the fair value of each of its reporting units with its carrying amount, including goodwill. Penford then compared the implied fair value of its reporting units’ goodwill with the carrying amount of that goodwill. The implied fair value of the reporting units was determined using primarily discounted cash flows. This testing was performed on Penford’s Food Ingredients — North America and the Australia/New Zealand operations reporting units, which are the same as two of the Company’s business segments. Since there was no indication of impairment, Penford was not required to complete the second step of the process which would measure the amount of any impairment. On a prospective basis, the Company is required to continue to test its goodwill for impairment on an annual basis, or more frequently if certain indicators arise.

The Company’s goodwill of $23.5 million and $21.9 million at August 31, 2007 and 2006, respectively, represents the excess of acquisition costs over the fair value of the net assets of Penford Australia. The increase in the carrying value of goodwill since August 31, 2006 reflects the impact of exchange rate fluctuations between the Australian and U.S. dollar on the translation of this asset.

Penford’s intangible assets consist of patents which are being amortized over the weighted average remaining amortization period of seven years as of August 31, 2007. There is no residual value associated with patents. The carrying amount and accumulated amortization of intangible assets are as follows (dollars in thousands):

	August 31, 2007		August 31, 2006
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Intangible assets:
Patents	$2,239	$1,361	$2,162	$1,217
Intangible pension asset(1)	—	—	1,840	—

	$2,239	$1,361	$4,002	$1,217

(1)	Not covered by the scope of SFAS No. 142

Amortization expense related to intangible assets was $0.1 million in each of fiscal years 2007, 2006 and 2005. The estimated aggregate annual amortization expense for patents is approximately $0.1 million for each of the next five fiscal years, 2008 through 2012.

Notes to Consolidated Financial Statements — (Continued)

Note 5 —	Debt

	August 31,
	2007	2006

Secured credit agreements — revolving loans, 7.37% weighted average interest rate at August 31, 2007	$15,800	$11,188
Secured credit agreements — term loans, 6.97% weighted average interest rate at August 31, 2007	37,000	46,133
Secured credit agreements — capital expansion loans, 6.82% weighted average interest rate at August 31, 2007	14,500	—
Grain inventory financing facility — revolving loan, 8.19% weighted average interest rate at August 31, 2007	7,218	9,541
Capital lease obligations	159	145

	74,677	67,007
Less: current portion and short-term borrowings	11,274	13,836

Long-term debt	$63,403	$53,171

(Dollars in thousands)

On October 5, 2006, Penford entered into a $145 million Second Amended and Restated Credit Agreement (the “2007 Agreement”) among the Company; Harris N.A.; LaSalle Bank National Association; Cooperative Centrale Raiffeisen-Boorleenbank B.A., “Rabobank Nederland” (New York Branch); U.S. Bank National Association; and the Australia and New Zealand Banking Group Limited.

The 2007 Agreement refinances the Company’s previous $105 million secured term and revolving credit facilities. Under the 2007 Agreement, the Company may borrow $40 million in term loans and $60 million in revolving lines of credit. The lenders’ revolving credit loan commitment may be increased under certain conditions. In addition, the 2007 Agreement provides the Company with $45 million in new capital expansion funds which may be used by the Company to finance the construction of its planned ethanol production facility in Cedar Rapids, Iowa. The capital expansion funds may be borrowed as term loans from time to time prior to October 5, 2008.

The final maturity date for the term and revolving loans under the 2007 Agreement is December 31, 2011. Beginning on December 31, 2006, the Company must repay the term loans in twenty equal quarterly installments of $1 million, with the remaining amount due at final maturity. The final maturity date for the capital expansion loans is December 31, 2012. Beginning on December 31, 2008, the Company must repay the capital expansion loans in equal quarterly installments of $1.25 million through September 30, 2009 and $2.5 million thereafter, with the remaining amount due at final maturity. Interest rates under the 2007 Agreement are based on either the London Interbank Offering Rates (“LIBOR”) in Australia or the United States, or the prime rate, depending on the selection of available borrowing options under the 2007 Agreement.

The Agreement provides that the Total Funded Debt Ratio, which is computed as funded debt divided by earnings before interest, taxes, depreciation and amortization (as defined in the 2007 Agreement) shall not exceed 3.25 through November 30, 2006. Subsequent to November 30, 2006, the maximum Total Funded Debt Ratio varies between 3.00 and 4.50. In addition, the Company must maintain a minimum tangible net worth of $65 million, and a Fixed Charge Coverage Ratio, as defined in the 2007 Agreement, of not more than 1.50 in fiscal 2007, 1.25 in fiscal 2008 and 1.50 in fiscal 2009 and thereafter. Annual capital expenditures, exclusive of capital expenditures incurred in connection with the Company’s ethanol production facility, are limited to $20 million, unless the Company can maintain a Total Funded Debt Ratio below 2.00 for each fiscal quarter during any fiscal year, which would result in the annual capital expenditure limit to increase to $25 million for such fiscal year. The Company’s obligations under the 2007 Agreement are secured by substantially all of the Company’s U.S. assets.

Notes to Consolidated Financial Statements — (Continued)

At August 31, 2007, the Company had $15.8 million and $37.0 million outstanding, respectively, under the revolving credit and term loan portions of its credit facility. In addition, the Company has borrowed $14.5 million of the $45 million in capital expansion loans available under the credit facility for the construction of the ethanol facility. Pursuant to the terms of the 2007 Agreement, Penford’s additional borrowing ability as of August 31, 2007 was $30.5 million under the capital expansion facility and $44.2 million under the revolving credit facility. The Company was in compliance with the covenants in the Agreement as of August 31, 2007 and expects to be in compliance during fiscal 2008.

The Company’s short-term borrowings consist of an Australian revolving line of credit. On March 1, 2006, the Company’s Australian subsidiary entered into a variable-rate revolving grain inventory financing facility with an Australian bank for a maximum of $32.7 million U.S. dollars at the exchange rate at August 31, 2007. This facility expires on March 15, 2008 and carries an effective interest rate equal to the Australian one-month bank bill rate (“BBSY”) plus approximately 2%. Payments on this facility are due as the grain financed is withdrawn from storage. The amount outstanding under this arrangement, which is classified as a current liability on the balance sheet, was $7.2 million at August 31, 2007.

As of August 31, 2007, all of the Company’s outstanding debt, including amounts outstanding under the Australian grain inventory financing facility, is subject to variable interest rates. Under interest rate swap agreements with several banks, the Company has fixed its interest rates on U.S. dollar denominated term debt of $32.8 million at 4.18% and $4.2 million at 5.08%, plus the applicable margin under the 2007 Agreement.

As of August 31, 2007, Penford borrowed $37.0 million in term loans and $30.3 million under its revolving lines of credit, of which $8.1 million U.S. dollar equivalent was denominated in Australian dollars. The maturities of debt existing at August 31, 2007 for the fiscal years beginning with fiscal 2008 are as follows (dollars in thousands):

2008	$11,274
2009	7,821
2010	12,776
2011	6,006
2012	36,800

$74,677

Included in the Company’s long-term debt at August 31, 2007 is $159,000 of capital lease obligations, of which $56,000 is considered current portion of long-term debt. See Note 8.

Note 6 —	Stockholders’ Equity

Common Stock

	Year Ended August 31,
	2007	2006	2005

Common shares outstanding
Balance, beginning of year	10,909,153	10,849,487	10,784,200
Exercise of stock options	189,586	50,972	65,287
Issuance of restricted stock, net	—	8,694	—

Balance, end of year	11,098,739	10,909,153	10,849,487

Notes to Consolidated Financial Statements — (Continued)

Common Stock Purchase Rights

On June 16, 1988, Penford distributed a dividend of one right (“Right”) for each outstanding share of Penford common stock. The Rights will become exercisable if a purchaser acquires 15% of Penford’s common stock or makes an offer to acquire common stock. In the event that a purchaser acquires 15% of the common stock of Penford, each Right shall entitle the holder, other than the acquirer, to purchase one share of common stock of Penford at a price of $100. In the event that Penford is acquired in a merger or transfers 50% or more of its assets or earnings to any one entity, each Right entitles the holder to purchase common stock of the surviving or purchasing company having a market value of twice the exercise price of the Right. The Rights may be redeemed by Penford at a price of $0.01 per Right and expire on June 16, 2008.

Note 7 —	Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss) are as follows:

	August 31,
	2007	2006

Net unrealized gain (loss) on derivatives, net of tax	$(611)	$480
Foreign currency translation adjustments	18,083	13,393
Minimum pension liability, net of tax	(722)	(2,131)
Impact of adoption of SFAS No. 158, net of tax	(2,804)	NA

	$13,946	$11,742

(Dollars in thousands)

The earnings associated with the Company’s investment in Penford Australia are considered to be permanently invested and no provision for U.S. income taxes on the related translation adjustment has been provided.

Note 8 —	Leases

Certain of the Company’s property, plant and equipment is leased under operating leases generally ranging from one to twenty years with renewal options. Rental expense under operating leases was $6.6 million, $6.3 million and $5.4 million in fiscal years 2007, 2006 and 2005, respectively. Future minimum lease payments for fiscal years beginning with fiscal year 2008 for noncancelable operating and capital leases having initial lease terms of more than one year are as follows (dollars in thousands):

	Capital	Operating
	Leases	Leases

2008	$69	$6,602
2009	77	6,138
2010	28	4,819
2011	6	2,983
2012	—	2,279
Thereafter	—	4,408

Total minimum lease payments	180	$27,229

Less: amounts representing interest	(21)

Net minimum lease payments	$159

Notes to Consolidated Financial Statements — (Continued)

Note 9 —	Stock-based Compensation Plans

Penford maintains the 2006 Long-Term Incentive Plan (the “2006 Incentive Plan”) pursuant to which various stock-based awards may be granted to employees, directors and consultants. Prior to the 2006 Incentive Plan, the Company awarded stock options to employees and officers through the Penford Corporation 1994 Stock Option Plan (the “1994 Plan”) and to members of its Board under the Stock Option Plan for Non-Employee Directors (the “Directors’ Plan”). The 1994 Plan was suspended when the 2006 Plan became effective in the second quarter of fiscal 2006. The Directors’ Plan expired in August 2005. As of August 31, 2007, the aggregate number of shares of the Company’s common stock that are available to be issued as awards under the 2006 Incentive Plan is 736,976. In addition, any shares previously granted under the 1994 Plan which are subsequently forfeited or not exercised will be available for future grants under the 2006 Incentive Plan.

Non-qualified stock options granted under the 1994 Plan generally vest ratably over four years and expire ten years from the date of grant. Non-qualified stock options granted under the 2006 Incentive Plan generally vest ratably over four years and expire seven years from the date of grant. Non-qualified options granted under the Directors’ Plan were granted at 75% of the fair market value of the Company’s common stock on the date of grant. Options granted under the Directors’ Plan vested six months after the grant date and expire at the earlier of ten years after the date of grant or three years after the date the non-employee director ceases to be a member of the Board.

General Option Information

A summary of the stock option activity for the three years ended are as follows:

			Weighted	Weighted
			Average	Average	Aggregate
	Number of	Option Price	Exercise	Remaining Term	Intrinsic
	Shares	Range	Price	(In Years)	Value

Outstanding Balance, August 31, 2004	972,663	$5.77-17.69	$13.31
Granted	224,235	12.75-16.34	15.69
Exercised	(62,378)	5.77-14.50	10.45
Cancelled	(26,985)	12.75-14.50	12.99

Outstanding Balance, August 31, 2005	1,107,535	6.02-17.69	13.96
Granted	248,500	13.32-16.03	14.81
Exercised	(50,972)	6.02-13.92	15.35
Cancelled	(134,000)	12.79-17.69	16.75

Outstanding Balance, August 31, 2006	1,171,063	6.18-17.69	13.98

Granted	75,000	16.25-19.77	16.72
Exercised	(189,586)	6.18-17.69	13.57
Cancelled	(22,500)	12.14-16.34	14.10

Outstanding Balance, August 31, 2007	1,033,977	7.59-19.77	14.25	5.62	$21,760,168

Options Exercisable at August 31,
2005	689,735	6.02-17.69	13.57
2006	721,938	6.18-17.69	13.38
2007	696,352	$7.59-17.69	$13.60	5.12	$15,108,798

The aggregate intrinsic value disclosed in the table above represents the total pretax intrinsic value, based on the Company’s closing stock price of $35.30 as of August 31, 2007 that would have been received by the option

Notes to Consolidated Financial Statements — (Continued)

holders had all option holders exercised on that date. The intrinsic value of options exercised during fiscal years 2007, 2006 and 2005 was $2,761,400, $274,700 and $327,400, respectively.

The following table summarizes information concerning outstanding and exercisable options as of August 31, 2007:

	Options Outstanding
		Wtd. Avg.		Options Exercisable
		Remaining	Wtd. Avg.		Wtd. Avg.
	Number of	Contractual	Exercise	Number of	Exercise
Range of Exercise Prices	Options	Life (Years)	Price	Options	Price

$ 7.59-13.00	397,307	4.83	$12.01	397,307	$12.01
13.01-16.00	341,170	6.20	14.71	157,795	14.55
16.01-19.77	295,500	6.03	16.75	141,250	17.02

	1,033,977			696,352

Adoption of SFAS No. 123R

On September 1, 2005, the Company adopted SFAS No. 123R which requires the measurement and recognition of compensation cost for all share-based payment awards made to employees and directors based on estimated fair values.

Prior to the adoption of SFAS No. 123R, the Company accounted for its stock-based employee compensation related to stock options under the intrinsic value recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and the disclosure alternative prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” Accordingly, the Company presented pro forma information for the periods prior to the adoption of SFAS No. 123R and no compensation cost was recognized for the stock-based compensation plans other than the grant date intrinsic value for the options granted under the Directors’ Plan and restricted stock awards prior to September 1, 2005.

The Company elected to use the modified prospective transition method for adopting SFAS No. 123R which requires the recognition of stock-based compensation cost on a prospective basis; therefore, prior period financial statements have not been restated. Under this method, the provisions of SFAS No. 123R are applied to all awards granted after the adoption date and to awards not yet vested with unrecognized expense at the adoption date based on the estimated fair value at grant date as determined under the original provisions of SFAS No. 123. Pursuant to the requirements of SFAS No. 123R, the Company will continue to present the pro forma information for periods prior to the adoption date.

Valuation and Expense Under SFAS No. 123R

The Company utilizes the Black-Scholes option-pricing model to determine the fair value of stock options on the date of grant. This model derives the fair value of stock options based on certain assumptions related to expected stock price volatility, expected option life, risk-free interest rate and dividend yield. The Company’s expected volatility is based on the historical volatility of the Company’s stock price over the most recent period commensurate with the expected term of the stock option award. The estimated expected option life is based primarily on historical employee exercise patterns and considers whether and the extent to which the options are in-the-money. The risk-free interest rate assumption is based upon the U.S. Treasury yield curve appropriate for the term of the Company’s stock options awards and the selected dividend yield assumption was determined in view of the Company’s historical and estimated dividend payout. The Company has no reason to believe that the

Notes to Consolidated Financial Statements — (Continued)

expected volatility of its stock price or its option exercise patterns would differ significantly from historical volatility or option exercises.

Under the 2006 Incentive Plan, the Company estimated the fair value of stock options using the following assumptions and resulting in the following weighted-average grant date fair values:

	2007	2006	2005

Expected volatility	45%	51%	—
Expected life (years)	5.5	5.5	—
Interest rate (percent)	4.5-4.9	4.9-5.1	—
Dividend yield	1.5%	1.6%	—
Weighted-average fair values	$6.88	$7.18	—

Under the 1994 Plan, the Company estimated the fair value of stock options using the following assumptions and resulting in the following weighted-average grant date fair values:

	2007	2006	2005

Expected volatility	—	52%	58%
Expected life (years)	—	5.0	4.1
Interest rate (percent)	—	4.4-4.5	3.7-4.0
Dividend yield	—	1.7%	1.6%
Weighted-average fair values	—	$6.01	$6.95

There were no stock options granted under the Directors’ Plan in fiscal years 2007 and 2006 and options granted to directors in fiscal 2005 were cancelled in exchange for cash because of changes in the tax laws.

As of August 31, 2007, the Company had $1.1 million of unrecognized compensation costs related to non-vested stock option awards that are expected to be recognized over a weighted average period of 1.5 years.

The Company recognizes stock-based compensation expense utilizing the accelerated multiple option approach over the requisite service period, which equals the vesting period. For each of fiscal years 2007 and 2006, the Company recognized $1.1 million in stock-based compensation costs. In fiscal years 2007, 2006 and 2005, the Company recognized $42,000 per year of stock-based compensation cost related to directors’ restricted stock awards. The following table summarizes the stock-based compensation cost under SFAS No. 123R for fiscal years 2007 and 2006 and the effect on the Company’s consolidated statements of operations (in thousands):

	2007	2006

Cost of sales	$104	$70
Operating expenses	926	999
Research and development expenses	20	38

Total stock-based compensation expense	$1,050	$1,107
Tax benefit	399	410

Total stock-based compensation expense, net of tax	$651	$697

See Note 15 for stock-based compensation costs recognized in the financial statements of each business segment.

Notes to Consolidated Financial Statements — (Continued)

Pro-forma Information under SFAS No. 123 for Periods Prior to Fiscal 2006

If the fair value recognition provisions of SFAS 123 had been applied to stock-based compensation for fiscal 2005, the Company’s pro forma net income and basic and diluted earnings per share would have been as follows:

2005

Net income, as reported	$2,574
Add: Stock-based employee compensation expense included in reported net income, net of tax	36
Less: Stock-based employee compensation expense determined under the fair value method for all awards, net of tax	(898)

Net income, pro forma	$1,712

Earnings per share:
Basic — as reported	$0.29

Basic — pro forma	$0.19

Diluted — as reported	$0.29

Diluted — pro forma	$0.19

(In thousands, except per share data)

Restricted Stock

Non-employee directors receive restricted stock under the 1993 Non-Employee Director Restricted Stock Plan, which provides that beginning September 1, 1993 and every three years thereafter, each non-employee director shall receive $18,000 worth of common stock of the Company, based on the last reported sale price of the stock on the preceding trading day. One-third of the shares vest on each anniversary of the date of the award. The Company recognizes compensation cost for restricted stock ratably over the vesting period. On September 1, 2005, 8,694 shares of restricted common stock of the Company were granted to the non-employee directors. As of October 30, 2007, this plan has been terminated and no additional restricted stock will be granted under this plan.

Note 10 —	Pensions and Other Postretirement Benefits

Penford maintains two noncontributory defined benefit pension plans that cover substantially all North American employees and retirees.

The Company also maintains a postretirement health care benefit plan covering its North American bargaining unit hourly retirees.

Notes to Consolidated Financial Statements — (Continued)

Adoption of SFAS No. 158

In September 2006, the FASB issued Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132R” (“SFAS No. 158”). SFAS 158 requires companies to recognize the funded status of defined benefit pension and other postretirement plans as an asset or liability in the statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income in shareholders’ equity. In addition, a company is required to measure plan assets and benefit obligations as of the date of its fiscal year-end statement of financial position. The Company currently measures its plan assets and benefit obligations as of the end of its fiscal year. The incremental effects of adopting SFAS No. 158 on the Company’s consolidated balance sheet as of August 31, 2007 are presented in the following table. The adoption of SFAS No. 158 had no effect on the Company’s consolidated results of operations for the fiscal year ended August 31, 2007, or for any prior period presented, and it will not affect the Company’s consolidated results of operation in future periods. Prior to the adoption of SFAS No. 158 on August 31, 2007, the Company recognized an additional minimum pension liability pursuant to the provisions of SFAS Nos. 87 and 106, which is reflected in the “Balance Before SFAS No. 158 Adoption” column in the following table.

		As of August 31,
		2007
		SFAS No. 158
	Balance Before SFAS	Adoption	Balance After SFAS
	No. 158 Adoption	Adjustments	No. 158 Adoption

Intangible Asset	$2,522	$(2,522)	$—
Current accrued benefit liability	1,776	(1,180)	596
Non-current accrued benefit liability — pensions	1,316	4,298	5,614
Other postretirement benefits	13,932	(1,118)	12,814
Accumulated other comprehensive loss, net of tax	722	2,804	3,526
Deferred income tax liability	7,095	1,719	8,814

(Dollars in thousands)

Obligations and Funded Status

The following represents information summarizing the Company’s pension and other postretirement benefit plans. A measurement date of August 31, 2007 was used for all plans.

Notes to Consolidated Financial Statements — (Continued)

	Year Ended August 31,
	Pension Benefits		Other Benefits
	2007	2006	2007	2006

Change in benefit obligation:
Benefit obligation at September 1	$36,735	$39,132	$13,621	$15,041
Service cost	1,467	1,673	309	391
Interest cost	2,207	2,102	818	785
Plan participants’ contributions	—	—	151	148
Amendments	873	—	—	—
Actuarial (gain) loss	(387)	(1,052)	(1,218)	(840)
Change in assumptions	175	(3,312)	529	(1,104)
Benefits paid	(1,829)	(1,808)	(800)	(800)

Benefit obligation at August 31	$39,241	$36,735	$13,410	$13,621

Change in plan assets:
Fair value of plan assets at September 1	$30,521	$26,759	$—	$—
Actual return on plan assets	3,945	2,262	—	—
Company contributions	990	3,308	649	652
Plan participants’ contributions	—	—	151	148
Benefits paid	(1,829)	(1,808)	(800)	(800)

Fair value of the plan assets at August 31	$33,627	$30,521	$—	$—

Funded status:
Plan assets less than projected benefit obligation	$(5,614)	$(6,214)	$(13,410)	$(13,621)
Unrecognized net actuarial loss	NA	5,655	NA	1,234
Unrecognized prior service cost	NA	1,840	NA	(1,219)

Net asset (liability)	$(5,614)	$1,281	$(13,410)	$(13,606)

Recognized as:
Intangible asset	$—	$1,840	$—	$—
Current accrued benefit liability	—	(1,090)	(596)	—
Non-current accrued benefit liability	(5,614)	(2,748)	(12,814)	(13,606)
Other comprehensive income	NA	3,279	NA	—

Net Amount Recognized	$(5,614)	$1,281	$(13,410)	$(13,606)

(Dollars in thousands)

Accumulated other comprehensive loss as of August 31, 2007 consists of the following amounts that have not yet been recognized as components of net benefit cost (dollars in thousands):

	Pension Benefits	Other Benefits

Unrecognized prior service cost (credit)	$2,522	$(1,067)
Unrecognized net actuarial loss	3,687	545
Total	$6,209	$(522)

Notes to Consolidated Financial Statements — (Continued)

Selected information related to the Company’s defined benefit pension plans that have benefit obligations in excess of fair value of plan assets is presented below (dollars in thousands):

	August 31,
	2007	2006

Projected benefit obligation	$39,241	$36,735
Accumulated benefit obligation	$36,719	$34,359
Fair value of plan assets	$33,627	$30,521

Effective August 1, 2004, the Company’s postretirement health care benefit plan covering bargaining unit hourly employees was closed to new entrants and to any current employee who did not meet minimum requirements as to age plus years of service.

The defined benefit pension plans for salary and hourly employees were closed to new participants effective January 1, 2005 and August 1, 2004, respectively.

Net Periodic Benefit Cost

	Year Ended August 31,
	Pension Benefits			Other Benefits
	2007	2006	2005	2007	2006	2005

Components of net periodic benefit cost
Service cost	$1,467	$1,673	$1,066	$309	$391	$352
Interest cost	2,207	2,102	2,065	818	785	775
Expected return on plan assets	(2,379)	(2,150)	(1,868)	—	—	—
Amortization of transition obligation	—	—	—	—	—	—
Amortization of prior service cost	191	187	194	(152)	(152)	(152)
Amortization of actuarial loss	190	602	480	—	143	38

Benefit cost	$1,676	$2,414	$1,937	$975	$1,167	$1,013

(Dollars in thousands)

Assumptions

The Company assesses its benefit plan assumptions on a regular basis. Assumptions used in determining plan information are as follows:

	August 31,
	Pension Benefits			Other Benefits
	2007	2006	2005	2007	2006	2005

Weighted-average assumptions used to calculate net periodic expense:
Discount rate	6.15%	5.50%	6.25%	6.15%	5.50%	6.25%
Expected return on plan assets	8.00%	8.00%	8.00%
Rate of compensation increase	4.00%	4.00%	4.00%

Weighted-average assumptions used to calculate benefit obligations at August 31:
Discount rate	6.51%	6.15%	5.50%	6.51%	6.15%	5.50%
Expected return on plan assets	8.00%	8.00%	8.00%
Rate of compensation increase	4.00%	4.00%	4.00%

Notes to Consolidated Financial Statements — (Continued)

The expected long-term return on assets assumption for the pension plans represents the average rate of return to be earned on plan assets over the period the benefits included in the benefit obligation are to be paid. In developing the expected rate of return, the Company considers long-term historical market rates of return as well as actual returns on the Company’s plan assets, and adjusts this information to reflect expected capital market trends. Penford also considers forward looking return expectations by asset class, the contribution of active management and management fees paid by the plans. The plan assets are held in qualified trusts and anticipated rates of return are not reduced for income taxes. The expected long-term return on assets assumption used to calculate net periodic pension expense was 8.0% for fiscal 2007. A decrease (increase) of 50 basis points in the expected return on assets assumptions would increase (decrease) pension expense by approximately $0.2 million based on the assets of the plans at August 31, 2007. The expected return on plan assets to be used in calculating fiscal 2008 pension expense is 8%.

The discount rate used by the Company in determining pension expense and pension obligations reflects the yield of high quality (AA or better rating by a recognized rating agency) corporate bonds whose cash flows are expected to match the timing and amounts of projected future benefit payments. The discount rates to determine net periodic expense used in 2005 (6.25%), 2006 (5.50%) and 2007 (6.15%) reflect the change in bond yields over the last several years. During fiscal 2007, bond yields rose and Penford has increased the discount rate for calculating its benefit obligations at August 31, 2007, as well as net periodic expense for fiscal 2008, to 6.51%. Lowering the discount rate by 25 basis points would increase pension expense by approximately $0.1 million and other postretirement benefit expense by $0.01 million.

Unrecognized net loss amounts reflect the difference between expected and actual returns on pension plan assets as well as the effects of changes in actuarial assumptions. Unrecognized net losses in excess of certain thresholds are amortized into net periodic pension and postretirement benefit expense over the average remaining service life of active employees. Amortization of unrecognized net loss amounts is expected to increase net pension expense by approximately $0.05 million in fiscal 2008. Amortization of unrecognized net losses is not expected to impact the net postretirement health care expense in fiscal 2008.

	2007	2006	2005

Assumed health care cost trend rates:
Current health care trend assumption	9.00%	10.00%	10.00%
Ultimate health care trend rate	4.75%	4.75%	4.75%
Year ultimate health care trend is reached	2015	2015	2014

The assumed health care cost trend rate could have a significant effect on the amounts reported. A one-percentage-point change in the assumed health care cost trend rate would have the following effects:

	1-Percentage-	1-Percentage-
	Point Increase	Point Decrease

Effect on total of service and interest cost components in fiscal 2007	$190	$(154)
Effect on postretirement accumulated benefit obligation as of August 31, 2007	$1,984	$(1,629)

(Dollars in thousands)

Notes to Consolidated Financial Statements — (Continued)

Plan Assets

The weighted average asset allocations of the investment portfolio for the pension plans at August 31 are as follows:

	Target	August 31,
	Allocation	2007	2006

U.S. equities	60%	55%	55%
International equities	10%	15%	15%
Fixed income investments	25%	25%	25%
Real estate	5%	5%	5%

The assets of the pension plans are invested in units of common trust funds actively managed by Russell Trust Company, a professional fund investment manager. The investment strategy for the defined benefit pension assets is to maintain a diversified asset allocation in order to minimize the risk of large losses and maximize the long-term risk-adjusted rate of return. No plan assets are invested in Penford shares. There are no plan assets for the Company’s postretirement health care plans.

Contributions and Benefit Payments

The Company’s funding policy for the defined benefit pension plans is to contribute amounts sufficient to meet the statutory funding requirements of the Employee Retirement Income Security Act of 1974. The Company contributed $1.0 million, $3.3 million and $3.6 million in fiscal 2007, 2006 and 2005, respectively. The Company expects to contribute $1.6 million to its defined benefit pension plans during fiscal 2008. Penford funds the benefit payments of its postretirement health care plans on a cash basis; therefore, the Company’s contributions to these plans in fiscal 2008 will approximate the benefit payments below.

Expected benefit payments are based on the same assumptions used to measure the benefit obligations and include benefits attributable to estimate future employee service.

		Other
	Pension	Postretirement

2008	$2.0	$0.6
2009	2.0	0.7
2010	2.0	0.7
2011	2.1	0.7
2012	2.2	0.8
2013-2017	$12.6	$4.6

(Dollars in millions)

Note 11 —	Other Employee Benefits

Savings and Stock Ownership Plan

The Company has a defined contribution savings plan by which eligible North American-based employees can elect a maximum salary deferral of 16%. The plan provides a 100% match on the first 3% of salary contributions and a 50% match on the next 3% per employee. The Company’s matching contributions were $920,000, $882,000 and $750,000 for fiscal years 2007, 2006 and 2005, respectively.

Notes to Consolidated Financial Statements — (Continued)

Deferred Compensation Plan

The Company provides its directors and certain employees the opportunity to defer a portion of their salary, bonus and fees. The deferrals earn interest based on Moody’s current Corporate Bond Yield. Deferred compensation interest of $180,000, $184,000 and $188,000 was accrued in fiscal years 2007, 2006 and 2005, respectively.

Supplemental Executive Retirement Plan

The Company sponsors a supplemental executive retirement plan, a non-qualified plan, which covers certain employees. No current executive officers participate in this plan. For fiscal 2007, 2006 and 2005, the net periodic pension expense accrued for this plan was $320,000, $305,000 and $302,000, respectively. The accrued obligation related to the plan was $4.0 million and $3.9 million for fiscal years 2007 and 2006, respectively.

Health Care and Life Insurance Benefits

The Company offers health care and life insurance benefits to most active North American employees. Costs incurred to provide these benefits are charged to expense as incurred. Health care and life insurance expense, net of employee contributions, was $4.4 million, $4.3 million and $4.7 million in fiscal years 2007, 2006 and 2005, respectively.

Superannuation Fund

The Company contributes to superannuation funds on behalf of the employees of Penford Australia. Australian law requires the Company to contribute at least 9% of each employee’s eligible pay. In New Zealand, the Company sponsors a superannuation benefit plan whereby it contributes 7.5% and 5% of eligible pay for salaried and hourly employees, respectively. The Company contributions to superannuation funds were $1.1 million, in each of fiscal years 2007, 2006 and 2005.

Note 12 —	Other Non-operating Income

Other non-operating income consists of the following:

	Year Ended August 31,
	2007	2006	2005

Royalty and licensing income	$1,902	$1,827	$1,386
Gain (loss) on sale of assets	(325)	85	64
Loss on extinguishment of debt	—	—	(1,051)
Gain on sale of Tamworth farm	60	78	1,166
Gain on sale of investment	—	—	736
Other	8	(94)	(92)

	$1,645	$1,896	$2,209

(Dollars in thousands)

In fiscal 2003, the Company exclusively licensed to National Starch and Chemical Investment Holdings Corporation (“National Starch”) certain rights to its resistant starch patent portfolio (the “RS Patents”) for applications in human nutrition. Under the terms of the licensing agreement, the Company received an initial licensing fee of $2.25 million ($1.6 million net of transaction expenses) which is being amortized over the life of the royalty agreement. The Company recognized $1.9 million, $1.8 million and $1.4 million in income during fiscal 2007, 2006 and 2005, respectively, related to the licensing fee and royalties. The Company has recognized $8.5 million in royalty income from the inception of the agreement through August 31, 2007.

In the first quarter of fiscal 2007, in connection with the settlement of litigation in which Penford’s Australian subsidiary companies were plaintiffs, Penford received a one-time payment of $625,000 and granted a license to

Notes to Consolidated Financial Statements — (Continued)

one of the defendants in this litigation under Penford’s RS Patents in certain non-human nutrition applications. In addition, Penford became entitled to receive additional royalties under a license of rights under the RS Patents in human nutrition applications granted to one of the defendants. As part of the settlement agreement, Penford is entitled to receive certain other benefits, including an acceleration and extension of certain royalties under its license with National Starch. The Company is deferring and recognizing license income of $625,000 ratably over the remaining life of the patent license, which is estimated to be seven years.

In 2005, the Company refinanced its secured term and revolving credit facilities and wrote off $1.1 million of unamortized debt issuance costs related to these credit agreements.

In fiscal 2005, Penford sold a parcel of land near its wheat starch plant in Tamworth, New South Wales, Australia, that was used for disposal of effluent from the Tamworth manufacturing process for $1.9 million, and recognized a gain on the sale of $1.2 million.

In fiscal 2006, the Company sold a parcel of land suitable only for agricultural purposes in Tamworth, New South Wales, Australia to a third-party purchaser for $0.7 million. The Company leases back the property from the purchaser under two lease terms and arrangements: i) a small parcel of land will be leased for 25 years beginning August 2006 with annual rent of approximately $0.016 million converted to U.S. dollars at the Australian dollar exchange rate at August 31, 2007 and ii) the majority of land sold was leased for one year beginning August 2006 with annual rental of approximately $0.09 million converted to U.S. dollars at the Australian dollar exchange rate at August 31, 2007. The total gain on the sale was $0.3 million. The gain of $0.1 million in excess of the present value of the lease payments was recognized during the second quarter of fiscal 2006. The remaining gain of $0.2 million is being recognized proportionally over the terms of the leases discussed above.

In fiscal 2005, the Company sold a majority of its investment in a small Australian start-up company and recognized a $0.7 million pre-tax gain on the transaction.

Note 13 —	Income Taxes

Income (loss) before income taxes is as follows:

	Year Ended August 31,
	2007	2006	2005

Domestic	$16,335	$3,502	$(4,635)
Foreign	3,157	1,760	2,282

Total	$19,492	$5,262	$(2,353)

(Dollars in thousands)

Notes to Consolidated Financial Statements — (Continued)

Income tax expense (benefit) consists of the following:

	Year Ended August 31,
	2007	2006	2005

Current:
Federal	$4,630	$68	$(353)
State	1,051	709	170
Foreign	2,065	550	666

	7,746	1,327	483
Deferred:
Federal	78	529	(4,579)
State	(644)	(536)	(573)
Foreign	(1,205)	(286)	(258)

	(1,771)	(293)	(5,410)

Total	$5,975	$1,034	$(4,927)

(Dollars in thousands)

	Year Ended August 31,
	2007	2006	2005

Comprehensive tax expense (benefit) allocable to:
Income (loss) before taxes	$5,975	$1,034	$(4,927)
Comprehensive income (loss)	(195)	1,649	(871)

	$5,780	$2,683	$(5,798)

(Dollars in thousands)

A reconciliation of the statutory federal tax to the actual provision (benefit) for taxes is as follows:

	Year Ended August 31,
	2007	2006	2005

Statutory tax rate	35%	34%	34%
Statutory tax on income	$6,822	$1,789	$(800)
State taxes, net of federal benefit	79	114	(245)
Domestic production exclusion benefit	(202)	(14)	—
Tax credits, including research and development credits	(382)	(136)	(247)
Extraterritorial income exclusion benefit	(5)	(546)	(2,970)
Lower statutory rate on foreign earnings	(66)	(82)	(449)
Other	(271)	(91)	(216)

Total provision (benefit)	$5,975	$1,034	$(4,927)

(Dollars in thousands)

Notes to Consolidated Financial Statements — (Continued)

The significant components of deferred tax assets and liabilities are as follows:

	August 31,
	2007	2006

Deferred tax assets:
Alternative minimum tax credit	$—	$466
Postretirement benefits	8,814	7,957
Provisions for accrued expenses	2,902	1,988
Stock-based compensation	735	389
Other	2,627	1,274

Total deferred tax assets	15,078	12,074

Deferred tax liabilities:
Depreciation	15,502	16,513
Other	434	393

Total deferred tax liabilities	15,936	16,906

Net deferred tax liabilities	$858	$4,832

Recognized as:
Other current assets	$1,985	$1,092
Other assets	297	—
Long-term deferred income tax liability	(3,140)	(5,924)

Total net deferred tax liabilities	$858	$4,832

(Dollars in thousands)

At August 31, 2007, the Company had no federal alternative minimum tax credit or research and development carry forwards.

Deferred taxes are not recognized on temporary differences from undistributed earnings of foreign subsidiaries of approximately $16.9 million, as these earnings are deemed to be permanently reinvested. The amount of unrecognized deferred tax liability associated with these temporary differences is approximately $6.4 million.

The Company has not provided for U.S. federal income and foreign withholding taxes on undistributed earnings from non-U.S. operations as of August 31, 2007 because the Company intends to reinvest such earnings indefinitely outside of the United States.

In August 2005, the Company received a report from the Internal Revenue Service (“IRS”) regarding the audit of the Company’s U.S. federal income tax returns for fiscal years ended August 31, 2001 and 2002. In May 2007, the Company settled the outstanding IRS audits of the Company’s U.S. federal income tax returns for the fiscal years ended August 31, 2001 and 2002. Under the settlement the Company received a cash refund of $0.3 million. In addition, in connection with the settlement of these audits in the third quarter of fiscal 2007, the Company reversed a current tax liability in the amount of $0.7 million, which represented its estimate of the probable loss on certain tax positions being examined.

In December 2006, the Tax Relief Healthcare Act of 2006 was enacted in the U.S., which retroactively reinstated and extended the research and development tax credit from January 1, 2006 through December 31, 2007. The Company recorded the tax effect of $0.2 million of U.S. research and development tax credits in 2007 related to fiscal 2006.

Notes to Consolidated Financial Statements — (Continued)

In 2004, the Company filed amended U.S. federal income tax returns for fiscal years ended August 31, 2001 and 2002, increasing the extraterritorial income exclusion (“EIE”) deduction. The methodology that was used to determine the incremental EIE deduction for those years was also utilized for the federal income tax returns for fiscal years ended August 31, 2003, 2004 and 2005. Penford had not recognized the tax benefit associated with the incremental EIE deduction for fiscal years 2001 through 2004 because the Company had concluded that it was not probable, as defined in FASB Statement No. 5, “Accounting for Contingencies,” that the deduction would be sustained. In its tax audits of the fiscal 2001 and 2002 federal income tax returns, the IRS did not challenge the Company’s EIE deduction for those years. Accordingly, in 2005, the Company recognized the incremental tax benefit of this deduction for fiscal years 2001 through 2004. The amount of tax benefit recognized for years prior to 2005 was $2.5 million.

In evaluating the exposures connected with the various tax filing positions, the Company establishes an accrual, when, despite management’s belief that the Company’s tax return positions are supportable, management believes that certain positions may be successfully challenged and a loss is probable. When facts and circumstances change, these accruals are adjusted. Beginning in fiscal 2008, the Company will adopt FIN 48, which will change the accounting for tax positions. See discussion in Note 1.

Note 14 —	Earnings Per Common Share

The following table presents the computation of basic and diluted earnings per share:

	Year Ended August 31,
	2007	2006	2005

Net income	$13,517	$4,228	$2,574

Weighted average common shares outstanding	8,986,413	8,899,999	8,826,916
Net effect of dilutive stock options	296,712	104,191	119,279

Weighted average common shares and equivalents outstanding, assuming dilution	9,283,125	9,004,190	8,946,195

Earnings per common share:
Basic	$1.50	$0.48	$0.29

Diluted	$1.46	$0.47	$0.29

(Amounts in thousands, except share and per share data)

Weighted-average stock options omitted from the denominator of the earnings per share calculation because they were antidilutive were 57,159, 536,775 and 346,388 for 2007, 2006 and 2005, respectively.

Note 15 —	Segment Reporting

Financial information for the Company’s three segments is presented below. The first two segments, Industrial Ingredients — North America and Food Ingredients — North America, are broad categories of end-market users served by the Company’s U.S. operations. The Industrial Ingredients segment provides carbohydrate-based starches for industrial applications, primarily in the paper and packaging products industries. The Food Ingredients segment produces specialty starches for food applications. The third segment is the geographically separate operations in Australia and New Zealand. The Australian and New Zealand operations produce specialty starches used primarily in the food ingredients business. See Part 1, Item 1, “Business,” for a description of the products for each segment. A fourth item for “corporate and other” activity has been presented to provide reconciliation to amounts reported in the consolidated financial statements. Corporate and other represents the activities related to the corporate headquarters such as public company reporting, personnel costs of the executive management team, corporate-wide professional services and consolidation entries. The elimination of intercompany sales between

Notes to Consolidated Financial Statements — (Continued)

Australia/New Zealand operations and Food Ingredients — North America is presented separately since the chief operating decision maker views segment results prior to intercompany eliminations. The accounting policies of the reportable segments are the same as those described in Note 1.

	Year Ended August 31,
	2007	2006	2005

Sales
• Industrial ingredients — North America	$194,957	$165,850	$147,782
• Food ingredients — North America	62,987	57,156	53,661
• Australia/New Zealand operations	105,244	96,121	96,231
• Corporate and other	(824)	(708)	(911)

	$362,364	$318,419	$296,763

Depreciation and amortization
• Industrial ingredients — North America	$7,830	$7,812	$8,832
• Food ingredients — North America	2,944	3,301	3,311
• Australia/New Zealand operations	4,605	4,199	4,306
• Corporate and other	317	271	576

	$15,696	$15,583	$17,025

Income (loss) from operations
• Industrial ingredients — North America	$19,251	$9,121	$(147)
• Food ingredients — North America	10,684	7,819	7,404
• Australia/New Zealand operations	3,269	1,735	1,331
• Corporate and other	(9,646)	(9,407)	(7,576)

	$23,558	$9,268	$1,012

Capital expenditures, net
• Industrial ingredients — North America	$30,492	$8,858	$4,211
• Food ingredients — North America	2,477	1,651	1,742
• Australia/New Zealand operations	1,952	4,323	3,319
• Corporate and other	(187)	73	141

	$34,734	$14,905	$9,413

(Dollars in thousands)

Notes to Consolidated Financial Statements — (Continued)

	August 31,
	2007	2006

Total assets
• Industrial ingredients — North America	$133,187	$98,733
• Food ingredients — North America	33,684	31,714
• Australia/New Zealand operations	108,084	104,491
• Corporate and other	13,433	15,730

	$288,388	$250,668

Total goodwill — Australia/New Zealand	$23,477	$21,871

(Dollars in thousands)

Reconciliation of total income from operations for the Company’s segments to income before income taxes as reported in the consolidated financial statements follows:

	Year Ended August 31,
	2007	2006	2005

Income from operations	$23,558	$9,268	$1,012
Other non-operating income	1,645	1,896	2,209
Interest expense	(5,711)	(5,902)	(5,574)

Income (loss) before income taxes	$19,492	$5,262	$(2,353)

(Dollars in thousands)

Sales, attributed to the point of origin, are as follows:

	Year Ended August 31,
	2007	2006	2005

Sales
• United States	$257,120	$222,298	$200,532
• Australia/New Zealand	105,244	96,121	96,231

	$362,364	$318,419	$296,763

(Dollars in thousands)

Sales, attributed to the area to which the product was shipped, are as follows:

	Year Ended August 31,
	2007	2006	2005

United States	$227,438	$198,439	$175,741

Australia/New Zealand	79,647	79,919	74,222
Japan	18,636	18,334	19,343
Canada	12,654	11,718	13,063
Mexico	10,358	5,761	2,268
Other	13,631	4,248	12,126

Non-U.S.	134,926	119,980	121,022
Total	$362,364	$318,419	$296,763

(Dollars in thousands)

Notes to Consolidated Financial Statements — (Continued)

	August 31,
	2007	2006

Long-lived assets, net
• United States	$103,942	$82,556
• Australia/New Zealand	66,198	64,144

	$170,140	$146,700

(Dollars in thousands)

With the adoption of SFAS No. 123R on September 1, 2005, the Company recognized $1.1 million in stock-based compensation expense for each of fiscal years 2007 and 2006. The following table summarizes the stock-based compensation expense related to stock option awards by segment for fiscal years 2007 and 2006.

	2007	2006

Industrial Ingredients — North America	$264	$217
Food Ingredients — North America	170	123
Australia/New Zealand operations	52	49
Corporate	564	718

	$1,050	$1,107

(Dollars in thousands)

Prior to September 1, 2005, the Company presented pro forma information for the periods prior to the adoption of SFAS No. 123R and no compensation expense was recognized for the stock-based compensation plans other than for the Directors’ Plan and restricted stock awards. See Note 9.

Note 16 —	Quarterly Financial Data (Unaudited)

	First	Second	Third	Fourth
Fiscal 2007	Quarter	Quarter	Quarter	Quarter	Total

Sales	$85,500	$85,241	$95,406	$96,217	$362,364
Cost of sales	72,306	72,839	76,838	76,220	298,203

Gross margin	13,194	12,402	18,568	19,997	64,161
Net income	2,573	1,706	4,955	4,283	13,517
Earnings per common share:
Basic	$0.29	$0.19	$0.55	$0.47	$1.50
Diluted	$0.28	$0.19	$0.54	$0.45	$1.46
Dividends declared	$0.06	$0.06	$0.06	$0.06	$0.24

(Dollars in thousands, except per share data)

Notes to Consolidated Financial Statements — (Continued)

	First	Second	Third	Fourth
Fiscal 2006	Quarter	Quarter	Quarter	Quarter	Total

Sales	$77,903	$77,078	$79,130	$84,308	$318,419
Cost of sales	67,503	68,534	67,070	70,369	273,476

Gross margin	10,400	8,544	12,060	13,939	44,943
Net income (loss)	196	(511)	1,991	2,552	4,228
Earnings (loss) per common share:
Basic	$0.02	$(0.06)	$0.22	$0.29	$0.48
Diluted	$0.02	$(0.06)	$0.22	$0.28	$0.47
Dividends declared	$0.06	$0.06	$0.06	$0.06	$0.24

(Dollars in thousands, except per share data)

In the fourth quarter of fiscal 2007, the Company recorded a $2.4 million pretax charge for an estimated loss contingency related to litigation. See Note 17.

Note 17 —	Legal Proceedings

In October 2004, Penford Products Co. (“Penford Products”), a wholly-owned subsidiary of the Company, was sued by Graphic Packaging International, Inc. (“Graphic”) in the Fourth Judicial District Court, Ouachita Parish, State of Louisiana. Graphic sought monetary damages for, among other things, Penford Products’ alleged breach of an agreement during the 2004 strike affecting its Cedar Rapids, Iowa plant to supply Graphic with certain starch products. Penford Products denied all liability and countersued for damages.

During October 2007, this case was tried before a judge of the above-noted court. As of November 7, 2007, no decision in the matter had been rendered by the judge and the judge had not advised Penford Products of the date upon which his decision would be issued. At trial, Graphic argued that it was entitled to damages in the amount of approximately $3.27 million, plus interest. Penford Products argued that it was entitled to damages of approximately $550,000, plus interest.

The Company vigorously defended its position at trial. However, the Company, applying its best judgment of the likely outcome of the litigation, has established a loss contingency against this matter of $2.4 million. Depending upon the eventual outcome of this litigation, the Company may incur additional material charges in excess of the amount it has reserved, or it may incur lower charges, the amounts of which in each case management is unable to predict at this time.

The Company is involved from time to time in various other claims and litigation arising in the normal course of business. In the judgment of management, which relies in part on information from the Company’s outside legal counsel, the ultimate resolution of these matters will not materially affect the consolidated financial position, results of operations or liquidity of the Company.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Penford Corporation

We have audited the accompanying consolidated balance sheets of Penford Corporation as of August 31, 2007 and 2006, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended August 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Penford Corporation at August 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended August 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Notes 1 and 9 to the consolidated financial statements, effective September, 1, 2005, the Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.”

As discussed in Notes 1 and 10 to the consolidated financial statements, effective August 31, 2007, the Company changed its method for accounting for postretirement benefit plans in accordance with Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).”

/s/  Ernst & Young LLP

Denver, Colorado
November 6, 2007

PROSPECTUS

$100,000,000

OFFERED BY

PENFORD CORPORATION

Common Stock
Preferred Stock
Senior or Subordinated Debt Securities
Convertible Debt Securities

We may use this prospectus to offer from time to time

•	shares of our common stock

•	shares of our preferred stock, or

•	debt securities, consisting of notes, debentures or other evidences of indebtedness, including senior debt securities, subordinated debt securities and indebtedness convertible into equity securities, in one or more series.

In addition, certain selling securityholders may use this prospectus to offer securities for their own accounts.

We refer to the common stock, the preferred stock and the debt securities in this prospectus collectively as the “securities.” We, or the selling securityholders, will offer the securities at an aggregate initial offering price of up to $100,000,000 at prices and on terms that we will determine in light of market conditions at the time of sale. We, or the selling securityholders, will provide specific information on the number of securities offered and the price and terms of the offered securities in one or more prospectus supplements.

This prospectus describes some of the general terms that may apply to these securities. We, or the selling securityholders, will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision.

THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We, or the selling securityholders, may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers or shareholders. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.

Our common stock is quoted on the Nasdaq Global Market under the symbol “PENX.” On July 30, 2007, the last sale price of the shares as reported on the Nasdaq Global Market was $34.58 per share.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. RISKS ASSOCIATED WITH AN INVESTMENT IN OUR SECURITIES WILL BE DESCRIBED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND CERTAIN OF OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, AS DESCRIBED IN ”RISK FACTORS” ON PAGE 4. YOU SHOULD CAREFULLY CONSIDER THOSE RISK FACTORS BEFORE INVESTING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is September 28, 2007.

About this Prospectus

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission (the “Commission” or the “SEC”) using the “shelf” registration process. By using a shelf registration statement, we or our selling securityholders may offer and sell, from time to time, in one or more offerings the securities described in this prospectus up to an aggregate amount of $100,000,000 or the equivalent in foreign denominated currencies.

This prospectus provides you with a general description of the securities we may offer. The general description contained in this prospectus is not meant to be complete. Each time we or our selling securityholders offer to sell securities under this prospectus, we or our selling securityholders, as applicable, will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Copies of the registration statement together with its exhibits may be inspected or obtained as described in the section entitled “Where You Can Find More Information.” Statements contained in this prospectus concerning the provisions of documents are not necessarily complete, and in each instance, reference is made to the copy of the document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by reference to the registration statement.

You should rely only on the information contained or incorporated by reference in this prospectus, the registration statement and any accompanying prospectus supplement or amendment to the registration statement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

Neither we nor our selling securityholders are making an offer to sell securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities.

Where You can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at no charge from the SEC’s website at www.sec.gov and under the “Investor Relations” section of our website at www.penx.com. Information on our website is not incorporated into this prospectus or other securities filings and is not a part of these filings.

Incorporation by Reference

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about us:

•	Our Annual Report on Form 10-K for the fiscal year ended August 31, 2006 filed on November 14, 2006;

•	Our Quarterly Report on Form 10-Q for the fiscal quarters ended November 30, 2006 filed on January 9, 2007; February 28, 2007 filed on April 9, 2007; and May 31, 2007 filed on July 10, 2007.

•	Our Current Reports on Form 8-K filed on September 29, 2006, October 10, 2006, November 3, 2006, November 13, 2006, January 10, 2007, April 10, 2007, and July 2, 2007 (other than information furnished pursuant to Item 2.02 and Item 9.01); and

•	The description of our common stock contained in our Registration Statement on Form 10, filed with the SEC on March 5, 1984, and Form 8-A/A filed on May 5, 1997, including any amendment or report filed for the purpose of updating such description.

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 on Form 8-K or other information “furnished” to the SEC) from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding any exhibit to those documents unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Requests should be directed to Penford Corporation, Attention: Corporate Secretary, 7094 S. Revere Parkway, Centennial, CO 80112-3932 and our telephone number is (303) 649-1900.

Forward-looking Statements

This prospectus and the documents incorporated by reference in this prospectus contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and information that is based on management’s belief as well as assumptions made by and information available to management. The Act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this prospectus or in any document incorporated by reference are forward-looking. Words such as “anticipate,” “estimate,” “project,” “forecast,” “intend,” “plan,” “believe,” “expect” and similar expressions reflect forward-looking statements, but the absence of these words does not mean the statement is not forward- looking. Although we believe that the expectations reflected in our forward-looking statements are reasonable, our expectations may not prove correct. Our forward-looking statements are subject to risks, uncertainties and assumptions. Actual results may differ materially from those we forecast in forward-looking statements due to a variety of factors, including those set forth in the section entitled “Risk Factors” below and in the documents we have incorporated by reference. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected, forecasted or expected. We do not intend to update any forward-looking statements as a result of new information, future events or otherwise. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect to other forward-looking statements.

Our Business

You should read the following summary together with the more detailed information regarding our company, our common stock and our financial statements and notes to those statements appearing elsewhere in this prospectus, in the prospectus supplements or incorporated herein or therein by reference.

Penford Corporation (which, together with its subsidiary companies, we refer to as “Penford,” “we,” “us“or “our”) is a developer, manufacturer and marketer of specialty natural-based ingredient systems for industrial and food applications. Penford is a Washington corporation originally incorporated in September 1983. We commenced operations as a publicly-traded company on March 1, 1984. We operate manufacturing facilities in the United States, Australia and New Zealand.

We use our carbohydrate chemistry expertise to develop ingredients with starch as a base for value-added applications in several markets, including papermaking and food products. We manage our business in three segments. The first two, industrial ingredients and food ingredients, are broad categories of end-market users, primarily served by our U.S. operations. The third segment consists of geographically separate operations in Australia and New Zealand. The Australian and New Zealand operations are engaged primarily in the food ingredients business.

Our family of products provides functional characteristics to customers’ products. Carbohydrate-based specialty starches possess binding and film-forming attributes that provide convenient and cost-effective solutions that make customers’ products perform better. We have extensive research and development capabilities, which are used in understanding the complex chemistry of carbohydrate-based materials and their application.

In June 2006, we announced plans to invest $42 million for up to 40 million gallons of ethanol production capacity per year at our Cedar Rapids, Iowa facility. Construction of the facility is on schedule and we expect the facility to be producing ethanol by the end of calendar year 2007. The designed capacity has been expanded to 45 million gallons with construction cost estimates maintained at $1.00 to $1.05 per gallon. Approximately 70% of the total construction expenses have been committed as of May 31, 2007. We refinanced our credit facility in October 2006 and obtained a $45 million capital expansion loan commitment maturing December 2012 to finance construction of the ethanol plant.

Our Corporate Information

Our principal executive offices are located at 7094 S. Revere Parkway, Centennial, CO 80112-3932 and our telephone number is (303) 649-1900. Our website is located at www.penx.com. Information contained on our website does not constitute, and shall not be deemed to constitute, part of this prospectus and shall not be deemed to be incorporated by reference into the registration statement of which this prospectus is a part.

Risk Factors

Before making an investment decision, you should carefully consider the risks described under ”Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Use of Proceeds

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities for working capital and other general corporate purposes, which may include the repayment or refinancing of outstanding indebtedness, the financing of capital expenditures, future acquisitions or share repurchases. We will have significant discretion in the use of any net proceeds. The net proceeds may be invested temporarily in interest-bearing accounts and short-term interest-bearing securities until they are used for their stated purpose. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement relating to the offered securities.

We will not receive any proceeds from the sale of securities by any selling security holders.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Nine Months
	Ended
	May 31,		Years Ended August 31,
	2007		2006		2005	2004		2003		2002

Ratio of earnings to fixed charges	2.96	x	1.66	x	n/a	1.81	x	2.59	x	1.62	x
Deficiency of earnings to fixed charges (000’s)	n/a		n/a		$2,353	n/a		n/a		n/a

For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes, plus fixed charges, less interest capitalized. Fixed charges consist of interest expensed and capitalized, including the amortization of debt issuance costs, and the portion of rental expense representative of the interest factor. We do not have any outstanding preferred stock so our ratios of earnings to fixed charges and preferred share dividends would be the same as the ratios included in the table above. The deficiency of earnings to fixed charges represents the amount by which our earnings would need to increase to create a one-to-one ratio of earnings to fixed charges. The information in the table above should be read in conjunction with our consolidated financial statements, including the notes thereto, and other information set forth in the reports filed by us with the SEC. Please refer to Exhibit 12.1 filed with the registration statement of which this prospectus constitutes a part for additional information regarding the ratio of earnings to fixed charges.

Description of Capital Stock

The following description discusses the general terms of the common stock and preferred stock that we may issue. The prospectus supplement relating to a particular series of preferred stock will describe various other terms of such series of preferred stock. If so indicated in the prospectus supplement relating to a particular series of preferred stock, the terms of the series of preferred stock may differ from the terms set forth below. The description of preferred stock set forth below and the description of the terms of a particular series of preferred stock set forth in the applicable prospectus supplement are not complete and are qualified in their entirety by reference to our charter.

General

As of the date of this prospectus, our authorized capital stock consists of:

•	29,000,000 shares of common stock, par value $1.00 per share, of which 9,108,317 shares were outstanding as of July 27, 2007; and

•	1,000,000 shares of preferred stock, par value $1.00 per share, none of which have been issued.

Set forth below is a summary description of all the material terms of our capital stock. This description is qualified in its entirety by reference to our articles of incorporation and bylaws, a copy of each of which is incorporated as an exhibit to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

Common Stock

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive right to vote for the election of directors and for all other purposes. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors. No shares of our common stock are subject to redemption or have preemptive rights.

Subject to any preference rights of holders of our preferred stock, the holders of our common stock are entitled to receive dividends, if any, declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, our holders of common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of our holders of preferred stock to prior distribution.

Preferred Stock

Our board of directors may authorize, without action by our shareholders, the issuance of preferred stock in one or more series and may fix the designations and powers, preferences and relative, participating, optional or other rights, if any, and qualifications, limitations and restrictions thereof, including, without limitation:

•	dividend rights and preferences over dividends on our common stock or any series of preferred stock;

•	the dividend rate (and whether dividends are cumulative);

•	conversion rights, if any;

•	voting rights, subject to the limitation, with specified exceptions, that our preferred stock may not have more than one vote per share;

•	rights and terms of redemption (including sinking fund provisions, if any);

•	redemption price and liquidation preferences of any wholly unissued series of any preferred stock and the designation thereof of any of them; and

•	to increase or decrease the number of shares of any series subsequent to the issue of shares of that series but not below the number of shares then outstanding.

You should refer to the prospectus supplement relating to the series of preferred stock being offered for the specific terms of that series, including:

•	the title of the series and the number of shares in the series;

•	the price at which the preferred stock will be offered;

•	the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered, including any restrictions on the foregoing as a result of arrearage in the payment of dividends or sinking fund installments;

•	the liquidation preference per share;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

•	any listing of the preferred stock being offered on any securities exchange;

•	a discussion of any material federal income tax considerations applicable to the preferred stock being offered;

•	any preemptive rights;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the series.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds.

Shareholders Rights Plan

On June 3, 1988, we declared a dividend of one right for each outstanding share of our common stock. Effective April 30, 1997, we amended the original rights in their entirety. The rights will become exercisable if a purchaser acquires, or makes an offer to acquire, 15% of our common stock. In that event, the holder of each share of our common stock, other than the acquirer, is entitled to purchase, for each share held, one share of our common stock at a price of $100 per share. If we are acquired in a merger or transfer 50% or more of our assets or earnings to any one entity, each right entitles the holder to purchase common stock of the surviving or purchasing company having a market value of twice the exercise price of the right. The rights may be redeemed by us at a price of $0.01 per right and expire on June 16, 2008.

Anti-takeover Provisions

Washington Anti-takeover Law

Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act generally prohibits a “target corporation” from engaging in certain significant business transactions with an “acquiring person,” which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after the date the acquiring person first became a 10% beneficial owner of the voting securities of the target corporation, unless the business transaction or the acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time the acquiring person first became a 10% beneficial owner of the target corporation’s voting securities. Such prohibited transactions include, among other things:

•	a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

•	termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares; or

•	receipt by the acquiring person of any disproportionate benefit as a shareholder.

After the five-year period, a “significant business transaction” may occur if it complies with “fair price” provisions specified in the statute. A corporation may not “opt out” of this statute. We expect the existence of this provision to have an antitakeover effect with respect to transactions that our board of directors does not approve in advance and may discourage takeover attempts that might result in the payment of a premium over the market price for common stock held by shareholders or otherwise might benefit shareholders.

Anti-takeover Effects of Provisions of Our Articles of Incorporation and Bylaws

Provisions of our amended and restated certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of our company. In particular, our articles of incorporation provide that, subject to specified exceptions, any “major transaction” requires the affirmative vote of the holders of not less than 80% of our outstanding voting stock, which must include the affirmative vote of at least 50% of the outstanding voting stock held by shareholders other than the “related person” involved in the transaction. A “related person” is any person or entity who is the beneficial owner of 20% or more of the outstanding shares of our voting stock. A “major transaction” is any merger or consolidation into a related person, any sale or transfer of a substantial part of our assets to the related person, any issuance of our securities to the related person, and any various other transactions specified in our articles of incorporation.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services.

Description of Debt Securities

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. We may also issue convertible debt securities. The debt securities will be issued under an indenture entered into between us and a trustee to be named in the indenture.

The indenture or form of indentures will be filed as exhibits to the registration statement of which this prospectus is a part. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indenture and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture (and any amendments or supplements we may enter into from time to time which are permitted under the indenture) and the debt securities, including the definitions in the indenture of certain terms.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of Penford. The senior debt securities will rank equally with any of our other unsecured senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness.

The indenture does not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the indenture and will be equal in ranking.

The senior indebtedness issued pursuant to the indenture will effectively be subordinate to any of our secured indebtedness. In the event of a bankruptcy or other liquidation event involving a distribution of assets to satisfy our outstanding indebtedness or an event of default under a loan agreement relating to secured indebtedness, the holders of our secured indebtedness would be entitled to receive payment of principal and interest prior to payments on the senior indebtedness issued under the indenture.

Additionally, the senior indebtedness will effectively be subordinate to any indebtedness of any subsidiaries. In the event of a bankruptcy, receivership, state-ordered rehabilitation, liquidation or similar event involving a subsidiary, the assets of that subsidiary would be used to satisfy claims of creditors of the subsidiary rather than our creditors. As a result of the application of the subsidiary’s assets to satisfy claims of creditors, the value of the stock of the subsidiary would be diminished and perhaps rendered worthless. Any such diminution in the value of the shares of any subsidiaries would adversely impact our financial condition and possibly impair our ability to meet our obligations on the debt securities. In addition, any liquidation of the assets of any subsidiaries to satisfy claims of the subsidiary’s creditors might make it impossible for such subsidiary to pay dividends to us. This inability to pay dividends would further impair our ability to satisfy our obligations under the debt securities.

Prospectus Supplement

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of debt securities and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of debt securities of the series;

•	the percentage of the principal amount at which the debt securities of any series will be issued;

•	the ability to issue additional debt securities of the same series;

•	the purchase price for the debt securities and the denominations of the debt securities;

•	the specific designation of the series of debt securities being offered;

•	the maturity date or dates of the debt securities and the date or dates upon which the debt securities are payable and the rate or rates at which the debt securities of the series shall bear interest, if any, which may be fixed or variable, or the method by which the rate shall be determined;

•	the basis for calculating interest if other than 360-day year or twelve 30-day months;

•	the date or dates from which any interest will accrue or the method by which the date or dates will be determined;

•	the duration of any deferral period, including the maximum consecutive period during which interest payment periods may be extended;

•	whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of the payments;

•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the indenture;

•	the rate or rates of amortization of the debt securities;

•	if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•	our obligation or discretion, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to the obligation, and the other terms and conditions of the obligation;

•	the terms and conditions, if any, regarding the mandatory conversion or exchange of debt securities;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part at our option and, if other than by a board resolution, the manner in which any election by us to redeem the debt securities shall be evidenced;

•	any restriction or condition on the transferability of the debt securities of a particular series;

•	the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an event of default , if other than the full principal amount;

•	the currency or currencies in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable or a description of any units based on or relating to a currency or currencies in which the debt securities will be denominated;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•	any deletions from, modifications of or additions to the events of default or our covenants with respect to the applicable series of debt securities, and whether or not the events of default or covenants are consistent with those contained in the indenture;

•	any limitation on our ability to incur debt, redeem stock, sell our assets or other restrictions;

•	the application, if any, of the terms of the indenture relating to defeasance and covenant defeasance to the debt securities;

•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock, preferred stock or other securities or property;

•	whether the debt securities will be issued in registered form, in bearer form or in both registered and bearer form. In general, ownership of registered debt securities is evidenced by the records of the issuing entity. Accordingly, a holder of registered debt securities may transfer the debt securities only on the records of the issuer. By contrast, ownership of bearer debt securities generally is evidenced by physical possession of the securities. Accordingly, the holder of a bearer debt security can transfer ownership merely by transferring possession of the security;

•	any changes necessary to issue the debt securities of any particular series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•	any restrictions or special procedures applicable to (1) the place of payment of the principal, any premium and any interest on bearer debt securities, (2) the exchange of bearer debt securities for registered debt securities or (3) the sale and delivery of bearer debt securities. A holder of debt securities will not be able to exchange registered debt securities into bearer debt securities except in limited circumstances;

•	whether we are issuing the debt securities in whole or in part in global form;

•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount of the debt securities due and payable because of an event of default;

•	the depositary for global or certificated debt securities;

•	any federal income tax consequences applicable to the debt securities, including any debt securities denominated and made payable, as described in the prospectus supplements, in foreign currencies, or units based on or related to foreign currencies;

•	any right we may have to satisfy, discharge and defease our obligations under the debt securities, or terminate or eliminate restrictive covenants or events of default in the indenture, by depositing money or U.S. government obligations with the trustee of the indenture;

•	the names of any trustees, depositaries, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;

•	any other specific terms of the debt securities, including any modifications to the Events of Default under the debt securities and any other terms which may be required by or advisable under applicable laws or regulations;

•	to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the indenture;

•	if the principal of or any premium or interest on any debt securities of the series is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which an election is to be made and the amounts payable (or the manner in which the amount shall be determined);

•	the portion of the principal amount of any debt securities of the series which shall be payable upon declaration of acceleration of the maturity of the debt securities pursuant to the indenture if other than the entire principal amount; and

•	if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of the debt securities as of any such date for any purpose, including the principal amount of the debt securities, which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any case, the manner in which the amount deemed to be the principal amount shall be determined).

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

Holders of the debt securities may present their securities for exchange and may present registered debt securities for transfer in the manner described in the applicable prospectus supplement. Except as limited by the indenture, we will provide these services without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer.

Debt securities may bear interest at a fixed rate or a variable rate as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in the applicable prospectus supplement any special federal income tax considerations applicable to these discounted debt securities.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by referring to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of these debt securities may receive a principal amount on any principal payment date, or interest payments on any interest payment date, that are greater or less than the amount of principal or interest otherwise payable on those dates, depending upon the value on those dates of applicable currency, commodity, equity index or other factors. The applicable prospectus supplement will contain information as to how we will determine the amount of principal or interest payable on any date, as well as the currencies, commodities, equity indices or other factors to which the amount payable on that date relates and various additional tax considerations.

Plan of Distribution

We, or any selling securityholders, may distribute the offered securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies. We, or any selling securityholders, may sell the offered securities to one or more underwriters for public offering and sale by them or may sell the offered securities to investors directly or through agents. We, or any selling securityholders, will name any underwriter or agent involved in the offer and sale of the offered securities in a prospectus supplement.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed. Underwriters may also offer and sell the securities at market prices, at prices related to market prices or at negotiated prices. We, or any selling securityholders, also may authorize underwriters acting as our respective agents to offer and sell the securities upon the terms and conditions set forth in any prospectus supplement. In connection with the sale of the securities, we, or any selling securityholders, may be deemed to have paid compensation to the underwriters in the form of underwriting discounts or commissions. Underwriters may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities offered in the prospectus supplement may be listed.

Under the Securities Act, underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on resale of the securities may be deemed to be underwriting discounts and commissions. We or any selling securityholders, as applicable, may enter into agreements with underwriters, dealers and agents providing them indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and reimbursement for certain expenses.

We or any selling securityholders, as applicable, will indicate the extent to which we anticipate that a secondary market for the securities will be available in a prospectus supplement. Our common stock is listed on the Nasdaq Global Market. Except as indicated in the applicable prospectus supplement, securities other than common stock are not expected to be listed on any securities exchange.

This prospectus may be amended or supplemented from time to time, if required, to describe a specific plan of distribution.

Selling Securityholders

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the Commission under the Exchange Act that are incorporated by reference into this prospectus.

Legal Matters

Unless otherwise indicated in the applicable prospectus supplement, the validity of any securities issued under this prospectus will be passed upon by Perkins Coie LLP, Portland, Oregon. Any underwriters will be represented by their own legal counsel, which will be named in the applicable prospectus supplement.

Experts

The consolidated financial statements of Penford Corporation appearing in Penford Corporation’s Annual Report (Form 10-K) for the year ended August 31, 2006, and Penford Corporation management’s assessment of the effectiveness of internal control over financial reporting as of August 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

2,000,000 Shares

Common Stock

Prospectus Supplement

Jefferies & Company

BMO Capital Markets

          , 2007